As filed with the Securities and Exchange Commission on August 14, 2012

Registration No. 333-169968

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA ELECTRONICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0273	98-0550385
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 3, Binhe District, Longhe East Road, Lu’an City
 Anhui Province, PRC 237000
011-86-564-3224888
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Hailong Liu
President and Chief Executive Officer
Building 3, Binhe District, Longhe East Road, Lu’an City
 Anhui Province, PRC 237000
011-86-564-3224888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
China Financial Services, Inc.
 87 Dennis Street
Garden City Park, NY 11040
(212) 240-0707

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐  __________

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐ _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐  __________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee (2)

Common Stock, par value $.0001 per share	2,767,246		$3.80	(3)	$10,515,535	$750
Common Stock, par value $.0001 per share, underlying Series A Warrants	314,285	(4)	$2.19		$688,286	$49
Common Stock, par value $.0001 per share, underlying Series B Warrants	314,285	(5)	$2.63		$826,572	$59
Common Stock, par value $.0001 per share, underlying Series C Warrants	497,303	(6)	$3.70		$1,840,021	$131
Common Stock, par value $.0001 per share, underlying Series D Warrants	497,303	(7)	$4.75		$2,362,189	$168
Common Stock, par value $.0001 per share, underlying Series E Warrants	1,000,000	(8)	$0.25		$250,000	$18

Total	5,394,622					$1,175

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The registration fee is calculated pursuant to Rule 457(g).

(3)
The registration fee is calculated pursuant to Rule 457(c). As of the date of this prospectus, our Common Stock is quoted under the symbol "CEHD.OB" on the Over-the-Counter Bulletin Board (the “OTCBB”). The last reported sale price of our Common Stock as of October 14, 2010 was $3.80.

(4)	Consists of shares of Common Stock underlying three year Series A warrants to purchase an aggregate of 314,285 shares of Common Stock with an exercise price of $2.19 per share.

(5)	Consists of shares of Common Stock underlying three year Series B warrants to purchase an aggregate of 314,285 shares of Common Stock with an exercise price of $2.63 per share.

(6)	Consists of shares of Common Stock underlying three year Series C warrants to purchase an aggregate of 497,303 shares of Common Stock with an exercise price of $3.70 per share.

(7)	Consists of shares of Common Stock underlying three year Series D warrants to purchase an aggregate of 497,303 shares of Common Stock with an exercise price of $4.75 per share.

(8)	Consists of shares of Common Stock underlying five year Series E warrants to purchase an aggregate of 1,000,000 shares of Common Stock with an exercise price of $0.25 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

5,394,622 Shares of Common Stock

CHINA ELECTRONICS HOLDINGS, INC.

Common Stock

PROSPECTUS

__________, 2012

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2012

PRELIMINARY PROSPECTUS

5,394,622 Shares

China Electronics Holdings, Inc.

Common Stock

This prospectus relates to the resale by the Selling Stockholders of up to 5,394,622 shares of our Common Stock, $.0001 par value (“Common Stock”), including an aggregate of  778,035 shares issued to 5  Selling Stockholders pursuant to or in connection with a Share Exchange Agreement dated as of July  9, 2010 (the “Share Exchange Agreement”), an aggregate of 1,628,570 shares of common stock issuable to 5 Selling Stockholders upon exercise of warrants to purchase our Common Stock issued pursuant to the Share Exchange Agreement,  an aggregate of 1,989,211 shares of our Common Stock issued  to 105  Selling Stockholders issued in a series of private placements (the “Private Placements”) pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”) and an aggregate of  998,806 shares of common stock issuable to 105  Selling Stockholders upon exercise of warrants to purchase our Common Stock issued in the Private Placements.

All of such shares may be sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution”). We will not receive any proceeds from the sales by the Selling Stockholders.  Under the terms of the warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the warrants, but will receive the exercise price of warrants exercised on a cash basis. If all of the warrants covered by this prospectus are exercised for cash, the Company would receive aggregate gross proceeds of $ $5,967,069.  We will pay all of the registration expenses incurred in connection with this offering, but the Selling Stockholders will pay any selling commissions, brokerage fees and related expenses.

There is a limited market for our Common Stock. The shares are being offered by the Selling Stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market for our Common Stock will develop, or if an active market does develop, that it will continue.

Our Common Stock is quoted on OTCQB and trades under the symbol CEHD.QB.  On March 31, 2012, the closing sale price of our Common Stock was $0.20 per share.

We are an "emerging growth company" under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the underwriter, and neither we nor the underwriter accept any liability in relation thereto.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.  Unless the context otherwise requires, the "Company", "we," "us," and "our," refer collectively  to (i) China Electronics Holdings, Inc., a Nevada corporation (“China Electronics”), (ii) China Electronic Holdings, Inc., a Delaware corporation (“CEH Delaware”), and (iii) Lu’an Guoying Electronic Sales Co., Ltd., a wholly foreign enterprise (“WOFE”), under the laws of the People’s Republic of China (“Guoying”).

Overview

We are a significant retailer of consumer electronics and appliances in certain rural markets in the People’s Republic of China (the “PRC” or “China”).  Our retail stores operate under the Guoying brand name. Such stores include locations that are owned and operated by us as well as locations that we exclusively franchise pursuant to cooperation agreements that franchisees sign with us.  Both our Company-owned stores and our exclusive franchise stores only sell merchandise that we provide to them as their exclusive wholesaler, and such merchandise includes Guoying branded products as well as products from major wholesalers such as Sony, Samsung and LG.  In addition to our Company-owned stores and our exclusive franchise stores, we provide Guoying branded merchandise as a wholesaler or distributor to other stores to which we are a non-exclusive wholesaler of consumer electronics and appliances.

As of June 30, 2012:

☐	We were the exclusive wholesaler to 276 exclusive franchise stores operating under the Guoying brand name and provide merchandise to 474 stores in total located in Anhui province;

☐	We provided Guoying branded merchandise as well as merchandise from well known companies including Sony, Samsung and LG to 196 non-exclusive stores; and

☐	We owned 2 stores both of which operate in Lu’An City, Anhui Province, that operate under the Guoying brand name and to which we are the exclusive wholesaler and distributor.

We are the exclusive distributor for Guoying branded refrigerators.  We are also a wholesaler in the Lu’an area for products under the brand names, Sony, LG, Samsung, Tsinghua Tongfang, Haier, Shanghai Shangling, Chigo, Huayang and Huangming.  Guoying is a general sales agency of Sino-Japan Sanyo electronic products, such as Sanyo televisions, air conditioners, washing machines and micro-wave ovens.  Currently, our products are supplied to us by large distributors, including the brand names Sony, Samsung, LG, Tsinghua Tongfang, Haier. Guoying has partnered with Huangming and Huayang, the two largest manufacturers of solar thermal products in China, to be their exclusive retail outlet in Lu’an. Some of their energy efficient, “green” products include solar thermal water heaters, solar panels (photovoltaic) and energy saving glass.

In the periods ended December 31, 2011 and 2010, we generated net revenues of approximately $104 million and approximately $114 million, respectively, and net income attributable to us of approximately $16.1 million and approximately $13.2 million, respectively.  In the periods ended December 31, 2011 and 2010, we generated net revenues derived from sales to our exclusive franchise business of approximately $47.2 million and approximately $41.1 million respectively, representing 45.3% and 36% of our total net revenues; net revenues derived from sales to our non-exclusive stores of approximately $47.2 million and approximately $48.6 million, representing 45.3% and 42.5%, respectively, of our total revenues; and net revenues derived from sales by our company-owned stores of approximately $9.8 million and approximately $24.5 million, representing 9.42% and 21.4%, respectively, of our total revenues.

Our sales market currently mainly targets customers in county, township and villages (the third, fourth and fifth tiers of markets) in Anhui Province of China. Our distribution and sales network currently covers twelve districts and counties in Anhui province, namely Shou County, Shu City, Jin An, Yu An, Huo Shan, Jinn Sai, Huo Qiu, Gu Shi , Ye Ji, Fei West, Fei East, and Huai Nan Districts.

In August, 2011, our Board decided to terminate our exclusive and non-exclusive franchise agreements with a number of carriers in order to strengthen and grow the Company’s business in the long term after concluding that the rapid growth of the company’s number of stores and aggressive business expansion had caused deficiencies in the company’s internal control and management.  The following criteria has been used to determine which stores (“Disqualified Exclusive Stores” and “Disqualified Non-Exclusive Stores”) to close (i) exclusive franchise stores that sold merchandise supplied by other wholesalers in breach of the exclusive franchise agreement; (ii) exclusive and non-exclusive franchise stores that failed to obey the Company’s pricing and resulting in lower profit margins; (iii) stores located remotely Lu An City that result in higher transportation and  logistics expenses to us; (iv) stores that sold brand of merchandise that not supplied by us and therefore terminate its franchise agreement with us. During the year ended December 31, 2011 and the quarter ended March 31, 2012, we have closed 1 company-owned store, terminated our contracts with 288 exclusive franchise stores, and terminated our contracts with 490 non-exclusive franchise stores. We do not expect to terminate our franchise contracts with more significant number of exclusive or non-exclusive stores in 2012.

Industry

According to the 2010 PRC Census, more than 50% of China’s population resides in rural areas of China and rural purchasers are the largest consumer group in China. After many years of economic reforms, the average income of people living in China’s rural areas has gradually increased, and according to the National Bureau of Statistics of China, the per capita net income of rural residents increased 10.9% in 2010. Based on this increase in average income, we believe that such area has significant growth potential, and it does not appear that many of the urban chains have expanded into the rural communities.

First, according to information published by China Economic News dated December 9, 2010, the central government has increased the income of the rural population by reducing the amount of taxes paid by farmers.  As a result of this increase in income, such people have more disposable income for discretionary spending.

Second, the Chinese government has initiated a rural home appliance and electronics rebate program, called the “Rural Consumer Electronics” plan. This plan (a) provides that the maximum sales price of electronics is fixed at a price which is usually equal to the market price of the same products in urban areas and (b) grants rural consumers a 13% rebate from the government on their purchases of electronics.

Third, the current consumer electronics and appliances markets in big PRC cities like Beijing, Shanghai, and Shenzhen are already saturated by electronics stores, which results in limited margins. While we have some competitors in the rural markets, we believe that the retail chains that exist in larger cities have not established any significant name recognition in the rural markets.  Therefore, we believe that such stores’ success in larger cities will not necessarily result in success in the rural areas where we operate.  We believe that significant opportunity remains due to the increased per capita income of rural residents.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors and enable us to maintain a leading position as a rural retailer and wholesale distributor of electronics and consumer appliances in China:

☐	We are a wholesaler in the Lu’an area for products under the brand name Sony, LG, Samsung, Tsinghua Tongfang, Haier, Shanghai Shangling;

☐	We are a rural based business and we understand the preferences of a rural customers; and

☐	We are the exclusive retail seller in the Lu’an area for Huangming and Huayang, each are well-regarded PRC companies that manufacture solar-powered products for consumer usage.

Our Strategy

Our goal is to become the dominant rural retailer and wholesale distributor of electronics and consumer appliances with nationwide distribution and sales network in China.  The principal components of the business strategy we plan to implement to attain our goals include the following:

☐	Open new company-owned stores and develop growth of business of Company-Owned Stores;
☐	Establish logistic centers in Lu An City to provide transportation and delivery services of merchandises to Anhui , Hubei and Henan provinces;
☐
Close disqualified Exclusive Franchise Stores in Anhui province; open new Exclusive Franchise Stores in Anhui, Hunan and Hubei provinces; maintain and grow business with existing profitable Exclusive Franchise Stores;

☐
Close disqualified Non-Exclusive Franchise stores in Anhui province; open new Non-Exclusive Franchise Stores in Anhui, Hunan and Hubei provinces; maintain and grow business with existing profitable Non-Exclusive Franchise stores;

☐	Be the Exclusive Rural Distributor for Well-Known Electronic and Consumer Appliance Manufactures; and

Risks and Challenges

We believe that the following are some of the major risks and uncertainties that may materially and adversely affect our business, financial condition, results of operations and prospects:

☐	Poor performance or sales by our exclusive franchise stores or non-exclusive stores;

☐	Our dependence on a limited number of suppliers for our wholesale business;

☐	Our ability to manage the growth and expansion of our operations;

☐	Demand for electronics and consumer appliances in China may not continue to grow;

☐	Our ability to develop new exclusive franchise stores; and

☐	Adverse changes in the Chinese economy.

See “Risk Factors” beginning on page 8 and other information contained in this prospectus for a detailed discussion of these risks and uncertainties.

Our Corporate Structure

Our current structure is set forth in the diagram below:

Company Information

Our principal executive offices are located at Building G-08, Guangcai Market, Foziling West Road, Lu’an City, Anhui Province, PRC 237001, and our telephone number is 011-86-564-3224888.

THE OFFERING

Between three months and 2 ½ years prior to the consummation of the Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”), CEH Delaware sold shares of common stock and warrants to investors in transactions pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.  On July 15, 2010 we consummated the Share Exchange Agreement with certain Selling Stockholders. Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 former stockholders of our subsidiary, CEH Delaware, transferred to us 100% of the outstanding shares of common stock and preferred stock of CEH Delaware and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock (including 13,665,902 shares of common stock issued pursuant to the Share Exchange Agreement dated July 22, 2010, and 120,000 shares of common stock issued to consultants related to their professional services) and warrants to purchase an aggregate of 1,628,570 shares of our Common Stock.  CEH Delaware’s outstanding Series A warrants were exchanged on a one-for-one basis for Series A warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.19 per share.  CEH Delaware’s outstanding Series B warrants were exchanged on a one-for-one basis for Series B warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.63 per share.  CEH Delaware’s outstanding $1.00 warrants were exchanged on a one-for-one basis for Series E warrants of the Company to purchase an aggregate of 1,000,000 shares of Common Stock, with an exercise price of $0.25 per share.  Pursuant to the terms of the Series A, B and E warrants, the Company is required to register as many shares as permitted of Common Stock issuable upon the exercise of the warrants.

On July 15, 2010 we also consummated a Private Placement made pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”) with certain of the Selling Stockholders, pursuant to which we sold units (the “Units”) to such Selling Stockholders.  Each Unit consists of four shares of our Common Stock, a warrant to purchase one share of Common Stock at an exercise price of $3.70 per share (a “Series C Warrant”) and a warrant  to purchase one share of Common Stock at an exercise price of $4.75 per share (a “Series D Warrant”).  Additional Private Placements were consummated on July 26, 2010 and August 17, 2010. The aggregate gross proceeds from the sale of the Units was $5,251,548 and in such Private Placements, an aggregate of (a) 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 497,303 shares of our Common Stock and (c) Series D Warrants to purchase an aggregate of 497,303 shares of our Common Stock was sold.  Pursuant to Section 9(d) of the Purchase Agreement, the Company is required to register all of the shares of Common Stock and shares of Common Stock underlying the warrants that were issued in the Private Placement.  Under Section 8 of the warrants issued by the Company, as many shares as permitted of Common Stock issuable upon exercise of the warrants are required to be registered pursuant to Section 9(d) of the Purchase Agreement.

The below table sets forth gross proceeds paid to the Company in the Private Placements, fees paid by the Company in connection with the Private Placements and the resulting net proceeds to the Company:

Gross Proceeds	Fees		Net Proceeds

$5,251,548	$525,155	(1)	$4,726,393

(1) Represents an aggregate of success fees paid to Hunter Wise Securities, LLC and American Capital Partners, LLC in connection with the offering.  As additional consideration, Hunter Wise Securities, LLC received a Series F(i) warrant to purchase 31,429 shares of Common Stock at an exercise price of $1.75 per share, a Series F(ii) warrant to purchase 94,329 shares of Common Stock at an exercise price of $2.64 per share and 180,000 shares of Common Stock.  American Capital Partners, LLC received a Series F(iii) warrant to purchase 104,592 shares of Common Stock at an exercise price of $2.64 per share.

This prospectus relates to the resale of the 5,394,622 shares of our Common Stock issued to the Selling Stockholders and issuable to the Selling Stockholders upon exercise of all of the warrants referred to in the preceding paragraphs.

Issuer	China Electronics Holdings, Inc.

Common Stock outstanding prior to the Offering	16,775,113 shares

Common Stock offered by the Selling Stockholders	5,394,622 shares

Total shares of Common Stock to be outstanding after the Offering assuming exercise of all outstanding warrants	19,402,489 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock.

Our OTCQB Trading Symbol	CEHD.QB

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock that will be outstanding after this offering is based on 16,775,113 shares of our Common Stock outstanding as of April 18, 2012, and gives effect to the issuance of an aggregate of 2,627,376 shares of Common Stock to the Selling Stockholders upon exercise of all warrants outstanding to purchase our Common Stock.  We are not required to register the shares of Common Stock issuable upon exercise of our Series F and Series G warrants at this time and we cannot estimate when or whether we will be required to register such shares.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our sales revenues are derived primarily from our exclusive franchise stores and non-exclusive stores, and should any of them perform poorly or cease purchasing wholesale merchandise from us, our sales results, revenues, net income, reputation and competitive position would suffer.

We sell most of our products through exclusive franchise stores and non-exclusive stores.  Though our sales persons visit the stores regularly, third party store managers make decisions about order quantities and are responsible for the daily operations of the stores. If factors either in or out of a store manager’s control cause harm to a store’s business, the store’s income could decrease, which would negatively impact our sales.  If an exclusive franchise store bearing our brand name performs poorly or is run improperly by such third party store managers, our reputation could be adversely affected.  Additionally, if a large number of exclusive franchise stores and non-exclusive franchise stores choose to cease purchasing products from us, we could experience a material decrease in revenues and net income.  There is no termination provision in, or expiration of the term of, the exclusive franchise agreements.

We depend heavily on large suppliers and if any of our largest suppliers cease to provide products to us, our business could be adversely affected.

All of the products purchased by the Company during the fiscal year ended December 31, 2011 were provided by twelve vendors with three major vendors, Shandong Huangming, Haier Hefei Ririshun Sales Co., and Shenzhen Tongfang Multi-Media Technology Co., Ltd.,  accounting for 45%, 10% and 9% of our total purchases, respectively. All of the products purchased by the Company during the fiscal year ended December 31, 2010 were provided by twelve vendors, with three major vendors, Shandong Huangming, Jiangsu Huayang Solar Power Sales Co. and Ynagzhou Huiyin Co.,Ltd. accounting for 43.5%, 16.5% and 12.6% of our total purchases, respectively. If any of these vendors cease doing business with us, we will experience significant reductions in our sales and income.

We may not be able to effectively control and manage our growth, and a failure to do so could adversely affect our operations and financial condition.

We also plan to expand our company-owned stores and develop manufacturing capabilities for our new LED business. Planned expenditures for the stores and manufacturing capabilities are $8-10 million.  Even if we are able to secure the funds necessary to implement our growth strategies (of which there can be no assurance), we will face management, resource and other challenges in expanding our current facilities, integrating acquired assets or businesses with our own, and managing expanding product offerings. Failure to effectively deal with increased demands on our resources could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies. Other challenges involved with expansion, acquisitions and operation include:

☐	unanticipated costs;

☐	the diversion of management’s attention for unanticipated business concerns;

☐	potential adverse effects on existing business relationships with suppliers and customers;

☐	obtaining sufficient working capital to support expansion;

☐	expanding our product offerings and maintaining the high quality of our products;

☐	maintaining adequate control of our expenses and accounting systems;

☐	successfully integrating any future acquisitions;

☐
anticipating and adapting to changing conditions in the electronics retail industry, whether from changes in government regulations, mergers and acquisitions involving our competitors, technological developments or other economic, competitive or market dynamics; and

☐	outsourcing the manufacture and production of our refrigerators to OEM manufacturers may not give us sufficient control over the quality of those products.

Even if we do experience increased sales due to expansion, there may be a lag between the time when the expenses associated with an expansion or acquisition are incurred and the time when we recognize such benefits, which would affect our earnings.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to do so, our ability to implement our business objectives could be limited. Difficulties with hiring, employee training and other labor issues could disrupt our operations.

Our operations depend on the work of our sales persons and other employees. We may not be able to retain those employees, successfully hire and train new employees or integrate new employees into the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations, and could harm our overall financial condition.

Our operations also depend in significant part upon the continued contributions of our key technical and senior management personnel, including Mr. Hailong Liu, and upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them within a reasonable time, which could result in disruption of our business and an adverse effect on our financial condition and results of operations. None of our senior management personnel have signed employment agreements.  Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, which could be harmed by turnover in the future.  Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could limit our future growth and reduce the value of our common stock.

The consumer electronics and appliances retail industry in the PRC is competitive and, unless we are able to compete effectively with competitor retailers, our profits could suffer.

The consumer electronics and appliances retail industry in the PRC has become highly and increasingly competitive. Large national retailers such as Suning Appliance and Guomei Appliance have expanded, and local and regional competition has increased. Some of these companies have substantially greater financial, marketing, personnel and other resources than we do.

Our competitors could adapt more quickly to evolving consumer preferences or market trends, have greater success in their marketing efforts, control supply costs and operating expenses more effectively, or do a better job in formulating and executing expansion plans. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margins. Existing or new competitors could receive contracts for which we compete due to events and factors beyond our control, and expansion of large retailers into new locations may limit the locations into which we may profitably expand. To the extent that our competitors are able to take advantage of any of these factors, our competitive position and operating results may suffer.

Because we face intense competition, we must anticipate and quickly respond to changing consumer demands more effectively than our competitors. In order to succeed in implementing our business plan, we must achieve and maintain favorable recognition of our private label brands (i.e. our Guoying branded products, company-owned stores and exclusive franchise stores operating under our brand name), effectively market our products to consumers, competitively price our products, and maintain and enhance a perception of value for consumers. We must also source and distribute our merchandise efficiently. Failure to accomplish these objectives could impair our ability to compete with larger retailers and could adversely affect our growth and profitability.

We do not maintain product liability insurance or business interruption insurance, and our property and equipment insurance does not cover the full value of our property and equipment.

We currently do not carry any product liability or other similar insurance or business interruption insurance. If product liability litigation becomes more commonplace in the PRC, we could be exposed to additional liability. Moreover, we may have increased product liability exposure as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We may be required from time to time to recall products entirely or from specific markets or batches.  We do not maintain recall insurance. Additionally, our property and equipment insurance does not cover the full value of our property and equipment.  In the event we do experience product liability claims or a product recall, or suffer from a natural or other unexpected disaster, business or government litigation, or any uncovered risks of operation, our financial condition and business operations could be materially adversely affected.

As all of our operations and personnel are in the PRC, we may have difficulty establishing adequate western style management, legal and financial controls.

The PRC has not adopted a Western style of management and financial reporting concepts and practices. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result, we may experience difficulty in establishing accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books and records and instituting business practices that meet Western standards.

We currently do not have in house accounting personnel that have adequate knowledge of U.S. generally accepted accounting principles.  Instead, we rely on the expertise and knowledge of external financial advisors in US GAAP conversion who help us prepare and review the consolidated financial statements. Our lack of familiarity with Western practices generally and Section 404 specifically may unduly divert management’s time and resources, which could have a material adverse effect on our operating results. As a result of our lack of U.S. GAAP trained personnel and our lack of familiarity with U.S. GAAP, our internal control over financial reporting may be deficient. If material weaknesses in our internal controls over financial reporting are identified, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

We do not presently have a Chief Financial Officer with U.S. public company experience.

We do not presently have a Chief Financial Officer that is familiar with the accounting and reporting requirements of a U.S. publicly-listed company.  Currently we do not have sufficient in-house expertise in US GAAP reporting.  Instead, we rely on the expertise and knowledge of external financial advisors in US GAAP conversion who help us prepare and review the consolidated financial statements. Thus no assurance can be given that there are no material errors or weaknesses existing with our financial reporting or internal controls. In addition, we do not believe we have sufficient documentation with our existing financial process, risk assessment and internal controls. The position of Chief Financial Officer of a U.S. publicly-listed company is critical to the operations of such a company, and our failure to fill this position in a timely and effective manner will negatively impact our business.

We recently closed significant number of exclusive and non-exclusive stores, mainly during the fourth quarter of 2011 and first quarter of 2012

Our success depends in part upon retaining our contracts with exclusive and non-exclusive franchise stores. We face the risk of losing customers as a result of the expiration or termination of their contracts with us, or selection by our customers of other distributors and wholesalers of electronic consumer products of other brands. We generate a significant portion of our revenues from contracted exclusive and non-exclusive stores. Although we do not expect to terminate our contracts with a more significant number of stores in 2012, we cannot assure you that we will be able to retain contracts with all or a substantial portion of our long-term stores or develop relationships with new significant number of stores in the future.

We may not possess all the licenses required to operate our business, or may fail to maintain the licenses we currently hold. This could subject us to fines and other penalties, which could have a material adverse effect on our results of operations.

We are required to hold a variety of permits, licenses and certificates to conduct our business in China and we may not possess all of the permits, licenses and certificates required for our business.  We entered into a Land Use Right Agreement with the government of Pingqiao Industrial Park, Lu An City, under which the Pingqiao Committee will grant us a land use right covering the land of 164,983 square meters (approximately 300 Chinese acres).  Although we have received a land use right certificate issued by Pingqiao Industrial Park on April 16, 2012 with a validation term of 50 years until 2062 for 38,449 square meters, including 19,200 square meters where our four warehouses are built on, and have obtained construction permit issued by Housing and Urban-Rural Development Bureau of Yu An District, Lu An City on October 28, 2011 to build LED manufactures on Pingqiao Land, due to burdensome and repetitive approval procedures, we have not been granted land use right certificate for the rest of land.  Therefore, pursuant to applicable PRC law, we are not permitted to operate our manufacturing facility without such certificate and as a result, there is a risk that the PRC government may declare our Land Use Right Agreement invalid.

We are currently negotiating with the local government to obtain a Land Use Right Certificate for rest of the land. Until we obtain the Land Use Right Certificate, the PRC government may evict our personnel from the premises and remove our manufacturing facilities that we built on the premises.  Such action would have a very significant and negative impact on our operations and business. Further, we are obligated to pay the Pingqiao Committee an additional $3.7 million if the local government transfers to us the land use right certificate by end of 2012. We may not have sufficient cash to pay for the remaining balance of land purchase price in a immediate short term of time if we cannot generate sufficient cash from our operations in 2012.

In addition, there may be other circumstances under which the approvals, permits, licenses or certificates granted by the governmental agencies are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals, permits, licenses or certificates that are required to expand our business as we intend.  If we fail to obtain or to maintain such permits, licenses or certificates, or renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we would be able to offer.  As a result, our business, result of operations and financial condition could be materially and adversely affected.

RISKS RELATED TO DOING BUSINESS IN CHINA

The Company faces the risk that changes in the policies of the PRC government could have a significant impact upon the business that the Company may be able to conduct in the PRC and the profitability of such business.

The PRC economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy, but there can be no assurance that this will be the case.  A change in policies by the PRC government could adversely affect the Company’s interests due to factors such as changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. There can be no assurance that the government will continue to pursue economic reform policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC political, economic and social life.

The PRC laws and regulations governing the Company’s business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

New labor laws in the PRC may adversely affect our results of operations.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law.  The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce.  Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect the Company’s customers, demand for the Company’s products and the Company’s business.

All of the Company’s operations are conducted in the PRC and all of its revenue is generated from sales in the PRC and we cannot assure you that our historic growth will continue.  In addition, the PRC government exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the PRC government to slow the pace of growth of the PRC economy could result in reduced demand for our products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, reduce demand, materially increase our costs, and harm the market for our products and our Company.

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

At the present time, the Renminbi, the currency of the PRC, is not a freely convertible currency.  We receive all of our revenue in Renminbi, which may need to be converted to other currencies, primarily U.S. dollars, in order to be remitted outside of the PRC.  The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.

Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE,” formerly, “State Administration of Exchange Control”), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”).  “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services.  Distributions to joint venture parties also are considered “current account transactions.”  Non-current account items, including direct investments and loans, known as “capital account” items, remain subject to SAFE approval and companies are required to open and maintain separate foreign exchange accounts for capital account items.  There are other significant restrictions on the convertibility of Renminbi, including that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. Under current regulations, we can obtain foreign currency in exchange for Renminbi from swap centers authorized by the government.  While we do not anticipate problems in obtaining foreign currency to satisfy our requirements, we cannot be certain that foreign currency shortages or changes in currency exchange laws and regulations by the PRC government will not restrict us from freely converting Renminbi in a timely manner.

The fluctuation of the Renminbi may materially and adversely affect investments in the Company and the value of our securities.

As the Company relies principally on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect the Company’s cash flows, revenues and financial condition, and the price of our common stock may be harmed.  The value of the Renminbi depends to a large extent on PRC government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  However, on July 21, 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar.  Under the new policy, Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the PRC government could adopt a more flexible currency policy, which could result in more significant fluctuation of Renminbi against the U.S. dollar.  We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

For example, to the extent that the Company needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on the Company’s business, financial condition and results of operations. Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that the Company converts would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to the Company’s income statement and a reduction in the value of these assets.

The application of Chinese regulations relating to the overseas listing of Chinese domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the Chinese authorities prior to listing our shares in the U.S.

On August 8, 2006, six Chinese government agencies, namely, the Ministry of Commerce, or MOFCOM, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, the State Administration of Foreign Exchange, or SAFE, the State Assets Supervision and Administration Commission, or SASAC, and the State Administration for Taxation, or SAT, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which we refer to as the “New M&A Rules”, which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles,” that are (1) formed for the purpose of overseas listing of the equity interests of Chinese companies via acquisition and (2) are controlled directly or indirectly by Chinese companies and/or Chinese individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  The Company has not sought any approvals under the New M&A Rules.

There are substantial uncertainties regarding the interpretation, application and enforcement of the New M&A Rules and CSRC has yet to promulgate any written provisions or formally declare or state whether the overseas listing of a China-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The new mergers and acquisitions regulations also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses. Complying with the requirements of the new mergers and acquisitions regulations in completing this type of transactions could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders or our PRC subsidiary to penalties, limit our ability to distribute capital to our PRC subsidiary, limit our Chinese subsidiary’s ability to distribute funds to us, or otherwise adversely affect us.

The PRC State Administration of Foreign Exchange (“SAFE”) issued a public notice in October 2005, or the SAFE Circular No. 75, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the SAFE Circular No. 75 as special purpose vehicles, or SPVs. PRC residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before June 30, 2006. Further, PRC residents are required to file amendments to their registrations with the local SAFE branch if their SPVs undergo a material event involving changes in capital, such as changes in share capital, mergers and acquisitions, share transfers or exchanges, spin-off transactions or long-term equity or debt investments.

Our current shareholders and/or beneficial owners may fall within the ambit of the SAFE notice and be required to register with the local SAFE branch as required under the SAFE notice. If so required, and if such shareholders and/or beneficial owners fail to timely register their SAFE registrations pursuant to the SAFE notice, or if future shareholders and/or beneficial owners of our company who are PRC residents fail to comply with the registration procedures set forth in the SAFE notice, this may subject such shareholders, beneficial owners and/or our PRC subsidiary to fines and legal sanctions and may also limit our ability to contribute additional capital to our PRC subsidiary, limit our PRC subsidiary’s ability to distribute dividends to our company, or otherwise adversely affect our business.  To date, our current shareholders and beneficial owners have not made any filings with the applicable SAFE branch.

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Share Transfer, or Circular 698, released in December 2009 by China’s State Administration of Taxation, or the SAT, effective as of January 1, 2010.

Pursuant to the Circular 698, where a foreign investor transfers the equity interests of a Chinese resident enterprise indirectly via disposing of the equity interests of an overseas holding company, which we refer to as an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report such Indirect Transfer to the competent tax authority of the Chinese resident enterprise. The Chinese tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid Chinese tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to Chinese withholding tax at the rate of up to 10%. Circular 698 also provides that, where a non-Chinese resident enterprise transfers its equity interests in a Chinese resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Since Circular 698 became effective on January 1, 2010, we cannot assure you that our reorganization will not be subject to examination by Chinese tax authorities or that any direct or indirect transfer of our equity interests in our Chinese subsidiary via our overseas holding companies will not be subject to a withholding tax of 10%.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could harm our business.

Although we are currently not subject to these regulations, we anticipate that we will be subject to the United States Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove ineffective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could adversely impact our business, operating results and financial condition.

Because the Company’s principal assets are located outside of the United States and the Company’s officers and directors reside outside of the United States, it may be difficult for investors to enforce their rights in the U.S. based on U.S. federal securities laws against the Company and the Company’s officers and directors or to enforce U.S. court judgments against the Company or them in the PRC.

The Company is located in the PRC and substantially all of its assets are located outside of the United States.  The PRC does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations governing the validity and legality of  call options which are held by our Chairman and others and there can be no assurance that the call options are not in breach of such laws and regulations.

Under a call option agreement with our Chairman Hailong Liu, Sherry Li, the holder of 11,556,288 shares of our Common Stock, has granted to Mr. Liu an option to purchase all of her shares over the course of two years in installments upon achievement of certain performance milestones by the Company. While we believe that this arrangement is not governed by PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including regulations governing the validity and legality of call options. Accordingly, we cannot assure you that PRC government authorities will not determine that the call option agreement is subject to PRC laws and regulations. If the call option agreement is deemed to be governed by PRC laws and regulations, our Chairman may be required to register with the local SAFE branch for his overseas direct investment in the Company. Failure to make such SAFE registration may subject our Chairman to fines and legal sanctions, and may also limit his ability to receive dividends from our PRC subsidiary and remit his proceeds from their overseas investment into the PRC as a result of foreign exchange control under PRC laws and regulations.

The cessation of tax exemptions and deductions by the Chinese government may affect our profitability.

On March 16, 2007, the National People’s Congress of China enacted a new tax law, or the New Tax Law, whereby both foreign investment enterprises, or FIEs, and domestic companies will be subject to a uniform income tax rate of 25%. On November 28 2007,  the State Council of China promulgated the Implementation Rules of the New Tax Law, the “Implementation Rules”. Both the New Tax Law and the Implementation Rules have become effective on January 1, 2008. Both the New Tax Law and the Implementation Rules provide that companies not entitled to tax exemption or relevant preferential tax treatment shall be subject to 17% value added tax. The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at a fixed annual amount. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and VATs. This is approved by the PRC tax department. In the future, if the relevant tax authorities determine that the Company is not eligible for preferential treatment of VAT, loss of such preferential treatment may materially and adversely affect our profits, business and financial performance.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Our common stock is quoted on the OTCQB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB.  The OTCQB is a significantly more limited market than the New York Stock Exchange or NASDAQ.  The quotation of our shares on the OTCQB may result in a less liquid market for our common stock, could depress the trading price of our common stock, could cause high volatility and price fluctuations, and could have a long-term adverse impact on our ability to raise capital in the future.

There is a limited trading market for our common stock.

There is currently a limited trading market on the OTCQB for our common stock, and there can be no assurance that more active limited trading market will develop or be sustained.

Certain of our existing stockholders will control the outcome of matters requiring stockholder approval, and their interests may not be aligned with the interests of our other stockholders.

Sherry Li is our majority stockholder, holding 11,556,288 shares of our Common Stock (approximately 68.9 % of the outstanding shares of Common Stock as of August 16, 2012. As more particularly described in footnote (3) and (4) to the table contained in “Security Ownership of Certain Beneficial Owners and Management,” Ms. Li has entered into a voting trust agreement with, and granted options to, our Chairman, Hailong Liu, to vote or purchase all 11,556,288 of her shares. As a result, Mr. Liu will have the ability  to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as changes to our articles of incorporation and by-laws and a merger or a sale of our company or a sale of all or substantially all of our assets. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those of our officers, directors and affiliates. Additionally, this significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

The elimination of monetary liability of the Company’s directors and officers under Nevada law and the existence of indemnification rights of the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors and officers.

Under Nevada law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended (the “Securities Act”). In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.  We do not currently maintain such insurance.

These provisions may eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

As of April 16, 2012, there were issued and outstanding (i) 16,775,113 shares of our Common Stock, and (ii) immediately exercisable warrants to purchase an aggregate of 2,903,528 shares of our Common Stock. We currently have obligation to register the resale of an aggregate of 2,623,178 shares of our Common Stock, including shares issuable upon exercise of warrants. Future sales of substantial amounts of our Common Stock in the trading market could adversely affect the market price of our Common Stock.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide to do so in the future, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries may be subject to restrictions on their ability to make distributions to us, including restrictions resulting from restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

 The Wholly-Foreign Owned Enterprise Law (1986), as amended, the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of China (2006) contain the principal regulations governing dividend distributions by wholly foreign-owned enterprises. Under these regulations, wholly foreign-owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our subsidiary in China is also required to set aside a certain amount of its accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of our subsidiary in China.

Furthermore, if our subsidiary in China incur debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.  If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.  In addition, under current PRC law, we must retain a reserve equal to 10 percent of net income after taxes each year, with the total amount of the reserve not to exceed 50 percent of registered capital.  Accordingly, this reserve will not be available to be distributed as dividends to our shareholders.

Provisions in our Articles of Incorporation could prevent or delay stockholders’ attempts to replace or remove current management or otherwise adversely affect the rights of the holders of our Common Stock.

Under our Articles of Incorporation, our Board of Directors is authorized to issue “blank check” preferred stock, with any designations, rights and preferences they may determine. Any shares of preferred stock that are issued are likely to have priority over our common stock with respect to dividend or liquidation rights.  If issued, preferred stock could be used under certain circumstances as a method of discouraging, delaying or preventing a change in control, which could have discourage bids to acquire us and thereby prevent shareholders from receiving the maximum value for their shares.  Though we have no present intention to issue any additional shares of preferred stock, there can be no assurance that preferred stock will not be issued at some time in the future.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Protection Act. These rules and regulations will require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition and establish and maintain effective disclosure and financial controls and corporate governance practices. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly, particularly after we are no longer an "emerging growth company" as defined in the recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives.

If we take advantage of specified reduced disclosure requirements applicable to an "emerging growth company" under the JOBS Act, the information that we provide to stockholders may be different than they might receive from other public companies.

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•
Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure.

•	Reduced disclosure about our executive compensation arrangements.
•	No non-binding advisory votes on executive compensation or golden parachute arrangements.
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of any of these reduced reporting burdens in this prospectus, although we may choose to do so in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits "emerging growth companies" like us to rely on some of the reduced disclosure requirements that are already available to companies having a public float of less than $75 million, for as long as we qualify as an emerging growth company or smaller reporting company. As long as we are qualified as “emerging growth company” or “smaller reporting company”, we are permitted to omit the auditor's attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act. Companies with a public float of $75 million or more must otherwise procure such an attestation beginning with their second annual report after their initial public offering. For as long as we qualify as an emerging growth company, we are also excluded from the requirement to submit "say-on-pay", "say-on-pay frequency" and "say-on-parachute" votes to our stockholders and may avail ourselves of reduced executive compensation disclosure compared to larger companies.

In addition, Section 107 of the JOBS Act also provides that, as an emerging growth company, we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates" for further discussion of the extended transition period for complying with new or revised accounting standards.

We will cease to be an emerging growth company as described in the following risk factor.  Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

While we currently qualify as an "emerging growth company" under the JOBS Act, we will lose that status at the latest by the end of 2017, which will increase the costs and demands placed upon management.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million.  Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our management and our interpretation of what we believe to be significant factors affecting our business, including many assumptions about future events.  Such forward-looking statements include statements regarding, among other things:

☐	our ability to produce, market and generate sales of our private label products;

☐	our ability to market and generate sales of the products that we sell as a wholesaler;

☐	our ability to develop, acquire and/or introduce new products;

☐	our projected future sales, profitability and other financial metrics;

☐	our future financing plans;

☐	our plans for expansion of our stores and manufacturing facilities;

☐	our anticipated needs for working capital;

☐	the anticipated trends in our industry;

☐	our ability to expand our sales and marketing capability;

☐	acquisitions of other companies or assets that we might undertake in the future;

☐	our operations in China and the regulatory, economic and political conditions in China;

☐	our ability as a U.S. company to operate our business in China through our subsidiary, Guoying; and

☐	competition existing today or that will likely arise in the future.

Forward-looking statements are generally identifiable by use of the words “may,” “should,” “will,” “plan,” “could,” “target,” “contemplate,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these or similar words.  Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially from those expressed in, or implied by, forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations.  These statements may be found under the sections of this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as elsewhere in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  Such statements are presented only as a guide about future possibilities and do not represent assured events, and we anticipate that subsequent events and developments will cause our views to change.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus.

 This prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and potential investors are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

Potential investors should not make an investment decision based solely on our projections, estimates or expectations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock. To the extent the warrants are exercised for cash, if they are exercised at all, the Company will receive the exercise price for those warrants. Under the terms of the warrants, cashless exercise is permitted in certain circumstances. The Company intends to use any proceeds received from the exercise of warrants for working capital and other general corporate purposes. The Company cannot make assurances that any of the warrants will ever be exercised for cash or at all. If all of the warrants covered by this prospectus are exercised for cash, the Company would receive aggregate gross proceeds of $ $5,967,069.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCQB under the symbol “CEHD.QB.”

The following table sets forth the high and low sales prices, without retail mark-up, mark-down or commission, of our Common Stock during each calendar quarter in the fiscal year ending December 31, 2010, the four quarters of the fiscal year ending December 31, 2011, the two quarters ending June 2012, and may not represent actual transactions.

Fiscal Year 2010	High	Low
First quarter	$2.00	$2.00
Second quarter	$—	$—
Third quarter	$3.60	$2.00
Fourth quarter	$6.40	$2.85

Fiscal Year 2011
First quarter	$4.95	$1.46
Second quarter	$2.75	$0.6
Third quarter	$1.32	$0.25
Fourth quarter	$0.51	$0.17

Fiscal Year 2012
First quarter	$0.07	$0.06
Second quarter	0.11	0.06

As of August 14, 2012, there were 16,775,113 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 108 stockholders of record. The number of record holders was determined based on the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Dividend Policy

There are no restrictions in our Articles of Incorporation or By-laws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or

2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Because we are a holding company, we rely entirely on dividend payments from our direct wholly owned subsidiary, CEH Delaware, and in turn, the various direct and indirect subsidiaries of CEH Delaware, who may, from time to time, be subject to certain additional restrictions on its ability to make distributions to us. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which must be set aside to fund certain reserve funds. Our inability to receive all of the revenues from our subsidiaries’ operations may create an additional obstacle to our ability to pay dividends on our Common Stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2011 and 2010, and should be read in conjunction with such consolidated financial statements and related notes included in this annual report. Those statements in the following discussion that are not historical in nature should be considered to be forward looking statements that are inherently uncertain. Actual results and the timing of the events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the “Cautionary Note on Forward Looking Statements” set forth elsewhere in this annual report.

Overview

China Electronics Holdings, Inc (the “Company”, “We”, “Our”, “Us”), formerly named Buyonate, Inc., was incorporated in the State of Nevada on July 9, 2007 to engage in developing user-friendly/child friendly interactive digital software for children. The Company was in the development stage through December 31, 2008. The year 2009 is the first year during which the Company is considered an operating company and is no longer in the development stage.

China Electronic Holdings, Inc. (“CEH Delaware”) was organized on November 15, 2007, as a Delaware corporation. Prior to February 10, 2010, CEH Delaware was a development stage company attempting to manufacture and sell carbon and graphite electrodes and planning to manufacture and sell electronic products in the People’s Republic of China through its own stores and franchise stores.

Lu’an Guoying Electronic Sales Co., Ltd., a PRC corporation, (“Guoying”) was established on January 4, 2002. Guoying sells electronic products in the PRC through its company-owned stores, exclusive franchise stores and non-exclusive stores.

Pursuant to a Share Transfer Agreement between Mr. Hailong Liu (the “Guoying Shareholder”) and CEH Delaware on May 30, 2009, Mr. Hailong Liu (the “Guoying Shareholder”) transferred 100% of shares of Guoying Electronic Group Co, Ltd. to CEH Delaware in exchange for an aggregate of 11,566,288 CEH Delaware Shares held by Mr. Liu, constituting 84.6% of issued and outstanding shares of CEH Delaware and for a consideration of RMB 1,000,000 (the “Purchase Price”). . The Guoying Shareholder contributed the cash portion of the price for their shares to Guoying for working capital and general corporate purpose and as a result of the 2009 Share Transfers, Guoying became a wholly foreign-owned subsidiary (“WFOE”) of CEH Delaware.

On July 9, 2010 we consummated the Share Exchange Agreement with certain Selling Stockholders. Pursuant to the Share Exchange Agreement, 10 former stockholders of our subsidiary, CEH Delaware, transferred to us 100% of the outstanding shares of common stock and preferred stock of CEH Delaware and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,570 shares of our Common Stock.  CEH Delaware’s outstanding Series A warrants were exchanged on a one-for-one basis for Series A warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.19 per share.  CEH Delaware’s outstanding Series B warrants were exchanged on a one-for-one basis for Series B warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.63 per share.  CEH Delaware’s outstanding $1.00 warrants were exchanged on a one-for-one basis for Series E warrants of the Company to purchase an aggregate of 1,000,000 shares of Common Stock, with an exercise price of $0.25 per share.  In connection with the Share Exchange and pursuant to the Articles of Merger filed with the Nevada Secretary of State, Buyonate, Inc. changed its name to China Electronics Holdings, Inc. The merger and name change were approved by the Financial Industry Regulatory Authority (“FINRA”) and the Common Stock began trading under the symbol “CEHD.OB” on August 23, 2010.

Results of Operations

Wholesale and Retail of Consumer Electronics Appliances

We operated 2 company owned stores as of June 30, 2012. We opened our headquarter company-owned store located in Guangcai Big Market in the second quarter of 2011.

As of June 30, 2012, we have franchise agreements with 276 exclusive franchise stores operate under Guoying brand name (the “Exclusive Franchise Stores”). We entered into franchise agreements with 247, 61, 93 and 5 new exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012. We terminated our exclusive franchise agreement with 47, 0 and 233, 75 exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012, respectively. Both our Company-owned stores and our exclusive franchise stores only sell merchandise that we provide to them as their exclusive wholesaler, and such merchandise includes Guoying branded products as well as products from major wholesalers such as Sony, Samsung and LG.

As of June 30, 2012, we have non-exclusive franchise agreements with 196 stores (the “Non-Exclusive Franchise Stores”) to which we provide Guoying branded merchandise on a non-exclusive wholesale basis. We entered into franchise agreements with 111, 557, 1, and 0  non-exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012. We terminated our non-exclusive franchise agreements with 15, 18, 362 and 158 non-exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012, respectively.

Our sales market currently mainly targets customers in county, township and villages (the third, fourth and fifth tiers of markets) in rural areas in Anhui Province of China. Our distribution and sales network currently covers twelve districts and counties in Anhui province, namely Shou County, Shu City, Jin An, Yu An, Huo Shan, Jinn Sai, Huo Qiu, Gu Shi , Ye Ji, Fei West, Fei East, and Huai Nan Districts.

In August, 2011, our Board decided to terminate our exclusive and non-exclusive franchise agreements with a number of carriers in order to strengthen and grow the Company’s business in the long term after concluding that the rapid growth of the company’s number of stores and aggressive business expansion had caused deficiencies in the company’s internal control and management.  The following criteria has been used to determine which stores (“Disqualified Exclusive Stores” and “Disqualified Non-Exclusive Stores”) to close (i) exclusive franchise stores that sold merchandise supplied by other wholesalers in breach of the exclusive franchise agreement; (ii) exclusive and non-exclusive franchise stores that failed to obey the Company’s pricing and resulting in lower profit margins; (iii) stores located remotely Lu An City that result in higher transportation and  logistics expenses to us; (iv) stores that sold brand of merchandise that not supplied by us and therefore terminate its franchise agreement with us. During the year ended December 31, 2011 and the quarter ended March 31, 2012, we have closed 1 company-owned store, terminated our contracts with 288 exclusive franchise stores, and terminated our contracts with 490 non-exclusive franchise stores. We do not expect to terminate our franchise contracts with more significant number of exclusive or non-exclusive stores in 2012.

When we use the terms "open" or "opened" in referring to an exclusive or non exclusive franchise store, we mean that we had entered into a franchise agreement with such store and that it was in operation.  When we use the terms "close," "closed" or "terminated" in reference to an exclusive or non-exclusive franchise store we mean that we had terminated our agreement with such store.

Logistics and Transportations

We entered into a land use right agreement for 164,983 square meters (approximately 300 Chinese acres) land with Pingqiao Industrial Park, portion of which will be used to build our logistics centers located in Lu An City to establish distribution channels and logistics transportation services to deliver merchandise and Guoying branded products to counties, townships and villages in Hubei, Henan and Anhui provinces. We have started construction of four warehouses located on Pingqiao land since October 2011. Each logistics center is 4,800 square meters and total is 19,200 square meters. We anticipate the phase I construction of four logistics centers to be completed by December 2012.

LED Manufacturing and Wholesale Business

We filed a proposal to obtain permission to enter into LED manufacturing business with the Reform and Development Commission of Yu An District, Lu An City on May 13, 2011. We obtained construction permit issued by Housing and Urban-Rural Development Bureau of Yu An District, Lu An City on October 28, 2011 to build LED manufactures on Pingqiao Land. We reserved the company name Lu An Guoying Opto-Electronics Technology Co., Ltd. with the Lu An Administration of Industry and Commerce on September 5, 2011 valid until September 5, 2012.

The Company will continue focusing on becoming a significant retailer and wholesaler of consumer electronics and appliances to rural markets with a goal of having a national distribution network throughout China. The Company’s working capital will continue to be used to develop wholesale and retail business and the Company does not have sufficient capital to build an LED manufacturing and wholesale business at this time. Thus the Company will continue its electronics distribution business while it moves slowly on the development of its LED business by seeking business opportunities, partners and financing.

Three months ended March 31, 2012 Compared with Three months ended March 31, 2011

Revenues

Our net revenue for the three months ended March 31, 2012 was $13,498,496, a decrease of 35.3%, or $7,354,556, from $20,853,052 for the three months ended March 31, 2011.

For the three months ended March 31, 2012, net revenue from exclusive franchise stores was $9,780,970, a decrease of 17.2%, or $2,025,420, from $11,806,390 for the three months ended March 31, 2011. There were 276 exclusive franchise stores as of March 31, 2012, 70 stores or 20% fewer than the 346 exclusive franchise stores as of December 31, 2011. The decrease of revenue from exclusive franchise stores is mainly due to our termination of business with 75 exclusive stores in the first quarter of 2012 and decreased selling price. .

For the three months ended March 31, 2012, net revenue from non-exclusive stores was $3,057,228, a decrease of 60.8%, or $4,731,085, from $7,788,313 for the three months ended March 31, 2011. We continued our franchise agreements with 196 non-exclusive stores as of March 31, 2012, 158 stores or 45% fewer than the 354 non-exclusive stores as of December 31, 2011. The decrease of revenue from non-exclusive franchise stores is mainly due to our termination of business with 158 non-exclusive stores and we have not entered into new non-exclusive franchise agreement in the first quarter of 2012. .

For the three months ended March 31, 2012, net revenue from company owned stores was $660,298, a decrease of 47.5%, or $598,051, from $1,258,349 for the three months ended March 31, 2011. The decreased revenue from company-owned stores was mainly due to the fact that we closed two company-owned stores in the second and fourth quarter of 2011, respectively, and decreased the selling price of many products resulting in lower markups.

Revenue Classified by Store Type

Our disaggregation of revenue and cost of sales by each store type in the three months ended March 31, 2012 and 2011 are as follows:

Quarter-Ended 3/31/2011	Non-Exclusive Franchise Stores	Exclusive Franchise Stores	Company-Owned Stores	Total
Revenue	$7,788,313	$11,806,390	$1,258,349	$20,853,052
Cost of Sales	$6,549,382	$9,934,301	$1,052,616	$17,536,299
Gross Profit	$1,238,931	$1,872,089	$205,733	$3,316,753

Quarter-Ended 3/31/2012	Non-Exclusive Franchise Stores	Exclusive Franchise Stores	Company-Owned Stores	Total
Revenue	$3,057,228	$9,780,970	$660,298	$13,498,496
Cost of Sales	$2,854,158	$9,130,330	$605,830	$12,590,318
Gross Profit	$203,070	$650,640	$54,468	$908,178

Sales and Average Per Store Sales of Same Stores

Same Stores are defined as stores that we opened or entered into franchise agreements with prior to 2011 and that have been in continuous operation as of March 31, 2012 and excludes stores that were newly opened or closed or with which we entered into or terminated franchise agreements in 2011 and 2012. Same Store Sales are defined as sales from the Same Stores.

Same Stores Sales in the three months ended March 31, 2012 and 2011, and the increase or decrease experienced as a percentage of Same Store Sales are as follows:

Same Store Sales	Number of Stores as of 3/31/2012	Quarterly-Ended 3/31/2012 Sales	Quarterly-Ended 3/31/2011 Sales	Difference	Change
Non-Exclusive Franchise Stores	195	$3,057,228	$2,221,900	$835,328	38%
Exclusive Franchise Stores	205	$5,532,007	$4,338,037	$1,193,970	28%
Company-Owned Stores	1	$126,645	$193,575	$(66,930)	(35)%
Total	401	$8,715,880	$6,753,512	$1,962,368	29%

The primary reason for the increase in Same Stores Sales for the three months ended March 31, 2012 compared to March 31, 2011 was the increase in sales from non-exclusive stores (“Same Non-Exclusive Franchise Stores”) and from exclusive franchise stores (Same Exclusive Franchise Stores) offset by the decrease in sales from same company owned stores (“Same Company Owned Stores”). The increase in our sales in Same Non-Exclusive Franchise stores and Same Exclusive Franchise stores is as a result of the company’s many efforts in assisting such stores to increase their sales of Company supplied products. For example, the Company continually increased promotion and marketing for its brands in media with broader coverage, providing more support to such stores. The decrease in our sales in Same Company owned Stores is due to decreased sales average prices caused by more competitive market.

The average sales per-store of Same Stores and its trend up or down are as follows:

Average Per-Store Same Store Sales	Quarterly-Ended 3/31/2012 Sales	Quarterly-Ended 3/31/2011 Sales	Difference	Change
Non-Exclusive Franchise Stores	$15,678	$11,394	$4,284	38%
Exclusive Franchise Stores	$26,985	$21,161	$5,824	28%
Company-Owned Stores	$126,645	$193,575	$(66,930)	(35)%

Sales and Average Per Store Sales of New Stores

New Stores are defined as stores that were newly opened in either 2012 or 2011 and were operating under normal conditions as of March 31, 2012 and excluding stores that closed in 2012 or 2011 (New Stores).  New Store Sales are defined as sales from New Stores.  New Store Sales for the first quarter of 2011 refer to the sales generated in the first quarter of 2011 from New Stores opened in the first quarter of 2011 that maintain open as of March 31, 2012. New Store Sales for the first quarter of 2012 refer to the sales generated in the first quarter of 2012 from both New Stores opened in 2011 and New Stores opened in the first quarter of 2012 that are not closed.

New Stores Sales operating in both the three months ended March 31, 2012 and 2011, and the increase experiences at a percentage are as follows:

New Store Sales	Number of Stores as of 3/31/2012	Quarterly-Ended 3/31/2012 Sales	Number of Stores as of 3/31/2012	Quarterly Ended 3/31/2011 Sales	Difference	Change
Non-Exclusive Franchise Stores	0	$-	0	$-	$-	-%
Exclusive Franchise Stores	73	$4,173,537	44	$2,050,516	$2,123,021	104%
Company-Owned Stores	1	$533,583	0	$-	$533,653	100%
Total	74	$4,707,120		$2,050,516	$2,656,674	130%

The primary reason for the increase in New Stores Sales for the three months ended March 31, 2012 compared to March 31, 2011was the increase of sales from new exclusive stores (the “New Exclusive Franchise Stores”) and from new company-owned stores (the “New Company-Owned Stores”). The increase of sales from exclusive stores is due to the fact there are more new exclusive stores in the three months ended March 31, 2012 compared to the three months ended March 31, 2011. The increase in sales for the New Company Owned Stores for the three months ended March 31, 2012 is because the Company opened one headquarters company owned store located in Guangcai Big Market in the second quarter of 2011.

The average sales per-store of New Stores and its trend as a percentage of New Store Sales are as follows:

Average Per-Store New Store Sales	Quarter-Ended 3/31/2012 Sales	Quarter-Ended 03/31/2011 Sales	Difference	Change
Non-Exclusive Franchise Stores	$-	$-	$-	-%
Exclusive Franchise Stores	$57,172	$46,603	$10,569	23%
Company-Owned Stores	$533,653	$-	$533,653	100%

Sales and Average Per Store Sales of Terminated Stores

Terminated Stores are stores which the Company terminated its agreement in either 2012 or 2011 (the Terminated Stores). Terminated Store Sales are defined as sales from the Terminated Stores. 2011 1Q Terminated Store Sales refer to sales generated in the first quarter of 2011 from stores whose franchise agreements were terminated in 2011 and in the first quarter of 2012. 2012 1Q Terminated Store Sales refer to sales generated in the first quarter of 2012 from stores whose franchise agreements were terminated in the first quarter of 2012.

Terminated Store Sales in the three months ended March 31, 2011 and the three months ended March 31, 2012, and the change experienced as a percentage is as follows:

Terminated Store Sales	Number of Stores as of 3/31/2012	Quarter-Ended 03/31/2012 Sales	Number of Stores as of 3/31/2011	Quarter-Ended 03/31/2011 Sales	Difference	Change
Non-Exclusive Franchise Stores	158	$-	520	$5,566,413	$(5,566,413)	(100)%
Exclusive Franchise Stores	75	$75,426	308	$5,417,837	$(5,342,411)	(99)%
Company-Owned Stores	0	$-	2	$1,064,774	$(1,064,774)	(100)%
Total	233	$75,426	830	$12,049,024	$(11,973,598)	(99)%

The decrease in Terminated Store Sales results from the fact that stores whose franchise agreements were terminated or which closed in 2011 generated no sales for the Company in the three months ended March 31, 2012. The Company resolved to close (i) exclusive franchise stores that sold merchandise supplied by other wholesalers in breach of the exclusive franchise agreement; (ii) exclusive and non-exclusive franchise stores that failed to obey the Company’s pricing strategies, resulting in lower profit margins; (iii) stores located remotely from Lu An City that resulted in higher transportation and logistics expenses to us; and (iv) stores that sold brands of merchandise not supplied by us. The Company closed two Company-owned stores during the three months ended March 31, 2012 to concentrate its resources in managing Company-owned stores.

The 520 terminated non-exclusive franchise stores and 308 terminated exclusive franchise stores in the quarterly-ended 3/31/2011 refer to the total number of stores closed from January 1, 2011 to March 31, 2012 that generated revenue to the Company in the first quarter of 2011.

The average per-store sales of Terminated Stores and its trend of increase or decrease are as follows:

Average Per-Store Terminated Store Sales	Quarter-Ended 3/31/2012 Sales	Quarter-Ended 3/31/2011 Sales	Difference	Change
Non-Exclusive Franchise Stores	$-	$10,705	$(10,705)	(100)%
Exclusive Franchise Stores	$1,005	$17,590	$(16,585)	(94)%
Company-Owned Stores	$-	$532,387	$(532,387)	(100)%

Other information

The following is a summary of revenue by product line for the three months ended March 31, 2012 and 2012:

	2012 Sales	2011 Sales
Solar Power Products	$6,045,658	$11,757,833
Air Conditioner	$2,198,022	$1,042,317
Refrigerator	$1,745,284	$1,593,408
TV	$2,601,700	$6,096,555
Washer	$765,257	$330,875
Others	$142,575	$32,064
Total	$13,498,496	$20,853,052

The increased revenue from new product lines carried in the three months ended March 31, 2012 was $2,906,622, of this amount our exclusive franchise stores, non-exclusive stores and company-owned stores increased revenue from new product lines by $2,217,996, $547,607 and $141,019, respectively.

The increased revenue in the three months ended March 31, 2012 from new exclusive franchise stores whose franchise agreements were executed or which opened in the three months ended 2012 was $274,626. The increased revenue in the three months ended March 31, 2012 from new non-exclusive stores was $0 as we did not enter into franchise agreements with new non-exclusive stores in the first quarter of 2012. The increased revenue in the three months ended March 31, 2012 from new company-owned stores was $0 as we did not open new company-owned stores in the first quarter of 2012.

Solar-powered products sales decreased by $5,712,175, or 48.6%, from $11,757,833 in the three months ended March 31, 2011 to $6,045,658 in the same period 2012. The decrease is mainly due to decreased solar-powered products sales of Huayang Brand. Increased market competition of solar-powered products and Huayang’s failure to increase its sales in the market share.

Television products sales decreased by $3,494,855, or 57.3%, from $6,096,555 in the three months ended March 31, 2011 to $2,601,700 in the same period in 2012. The decrease is mainly due to the Company sold fewer brands of TV products in the three months ended March 31, 2012 and also due to increased market competition.

Cost of Goods Sold

Our cost of goods sold for the three months ended March 31, 2012 was $12,590,318, a decrease of $4,945,981, or 28.2%, compared to $17,536,299 for the three months ended March 31, 2011. The decrease was mainly due to the decrease in sales.

	Quarter-Ended 03/31/2012	Quarter-Ended 03/31/2011

Cost of goods sold from non-exclusive stores	$2,854,158	$6,549,382
Cost of goods sold from exclusive franchise stores	9,130,330	9,934,301
Cost of goods sold from company-owned stores	605,830	1,052,616
Cost of goods sold	$12,590,318	$17,536,299

For the three months ended March 31, 2012, cost of goods sold from non-exclusive stores was $2,854,158, a decrease of 56.4%, or $3,695,224, from $6,549,382 for the three months ended March 31, 2011. The decrease was mainly due to the decrease in sales.

For the three months ended March 31, 2012, cost of goods sold from company-owned stores was $9,130,330, a decrease of 8.1%, or $803,971, from $9,934,301 for the three months ended March 31, 2011. The decrease was in line with the decrease in sales from company-owned stores.

For the three months ended March 31, 2012, cost of goods sold from exclusive franchise stores was $605,830, a decrease of 42.5%, or $446,786, from $1,052,616 for the three months ended March 31, 2011. The decrease was in line with the decrease in revenue.

The cost of goods sold resulting from new product lines carried in 2012 was $2,710,490. For the three months ended March 31, 2012, the increased cost of goods sold from new product lines carried by exclusive franchise stores, non-exclusive stores and company-owned stores was $2,068,241, $512,481 and $129,768, respectively.

The cost of goods sold resulting from new exclusive franchise stores opened in 2012 was $256,156. The cost of goods sold resulting from new non-exclusive stores and new company-owned stores opened in 2012 was $0 as we did not open new company-owned or non-exclusive stores in the first quarter of 2012.

Gross Profit

Gross profit for the three months ended March 31, 2012 was $908,178, a decrease of $2,408,575, or approximately 72.6%, compared to $3,316,753 for the three months ended March 31, 2011.

For the three months ended March 31, 2012, gross profit for non-exclusive stores was $203,070, a decrease of 83.6%, or $1,035,861, from $1,238,931 for the three months ended March 31, 2011. The decrease was due to decreased selling price caused by market competition and as a strategy of the company to promote its products.

For the three months ended March 31, 2012, gross profit for exclusive franchise stores was $650,640, a decrease of 65.2%, or $1,221,449, from $1,872,089 for the three months ended March 31, 2011. The decrease was due to decreased selling price caused by market competition and as a strategy of the company to promote its products.

For the three months ended March 31, 2012, gross profit for company-owned stores was $54,468, a decrease of 73.5%, or $151,265, from $205,733 for the three months ended March 31, 2011. The decrease was due to decreased selling price caused by market competition and as a strategy of the company to promote its products.

The gross profit from new product lines carried in 2012 was $196,132. For the three months ended March 31, 2012, the increased gross profit from new product lines carried by exclusive franchise stores, non-exclusive stores and company-owned stores was$149,755, $35,126 and $11,251, respectively.

The gross profit for the three months ended March 31, 2012 from products sold by new exclusive franchise stores opened or with which we entered into agreements in 2012 was $18,470. The gross profit for the three months ended March 31, 2012 from products sold by new non-exclusive stores and company-owned stores opened or with which we entered into an agreement in 2012was $0 as we did not open new non-exclusive franchise stores or company-owned stores in the first quarter of 2012

Gross Profit Rate

Gross profit rate for three months ended March 31, 2012 was 6.7%, a decrease of approximately 57.7%, compared to 15.9% for the three months ended March 31, 2011. The decrease was mainly due to the fact that in 2012, we decreased our average selling prices in order to promote our products and as a response to market competition.

For the three months ended March 31, 2012, gross profit rate for exclusive franchise stores was 6.7%, a decrease of 57.9% compared to 15.9% for the three months ended March 31, 2011. The decrease was mainly due to the fact that in 2012, we decreased our average selling prices in order to promote our products and as a response to market competition.

For the three months ended March 31, 2012, gross profit rate for non-exclusive stores was 6.6%, a decrease of 58.5%, compared to 15.9% for the three months ended March 31, 2011. The decrease was mainly due to the fact that in 2012, we decreased our average selling prices in order to promote our products and as a response to market competition.

For the three months ended March 31, 2012, gross profit rate for company-owned stores was 8.2%, a decrease of 49.7%, compared to 16.3% for the three months ended March 31, 2011. The decrease was mainly due to the fact that in 2012, we decreased our average selling prices in order to promote our products and as a response to market competition.

Gross profit rate for the three months ended March 31, 2012 from new product lines carried in 2012 was 6.7%. Gross profit rate for the three months ended March 31, 2012 from new product lines carried in 2012 sold by exclusive franchise stores was 6.7%. Gross profit rate for the three months ended March 31, 2012 from new product lines carried in 2012 sold by non-exclusive stores was approximately 6.4%. Gross profit rate for the three months ended March 31, 2012 from new product lines carried in 2012 sold by company-owned stores was 8.0%.

Gross profit rate for the three months ended March 31, 2012 from new stores opened in 2012 was 6.7%. Gross profit rate for the three months ended March 31, 2012 from new exclusive franchise stores opened in 2012 was 6.7%. Gross profit rate for the three months ended March 31, 2012 from new non-exclusive stores and company-owned stores opened in 2012 was 0% because we did not open new non-exclusive franchise stores or company-owned stores in the first quarter of 2012.

Operating Expenses

Operating expenses for the three months ended March 31, 2012 were $1,001,266, an increase of $496,396, or 98.3%, from $504,870 for the three months ended March 31, 2011.

Selling expenses for the three months ended March 31, 2012 were $483,774, an increase of $367,228, or 315.1%, from $116,546 for the three months ended March 31, 2011. The increase of selling expenses relates primarily to increases in shipping and handling expenses because more of our franchise stores requested shipping and delivery by the Company rather than self-pick up during the three months ended March 31, 2012 compared to the same period last year.

General and administrative expenses for the three months ended March 31, 2012were $517,492, an increase of $129,168, or 33.3%, from $388,324 for the three months ended March 31, 2011. The increase is mainly due to increased $157,951 amortization expenses for intangible assets.

Net Operating Income

Our net operating loss for the three months ended March 31, 2012 was $93,088, a decrease of $2,904,971, or 103.3%, from net operating income of $2,811,883 for the same period in 2011. The decrease was mainly due to decreased sales and increased operating expenses.

Net Income/Loss

Our net loss for the three months ended March 31, 2012 was $93,903, a decrease of $2,905,287, or 103.3%, from $2,811,384 for the same period in 2011. The decrease was mainly due to the decrease in sales and increased operating expenses for the reason set forth above.

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

Revenues

Our net revenue for the year ended December 31, 2011 was $104,215,403, a decrease of 8.7%, or $9,956,043, from $114,171,446 for the year ended December 31, 2010.

For the 2011 year, net revenue from exclusive franchise stores was $47,221,802, an increase of 14.9%, or $6,114,923, from $41,106,879 for the year 2010. There were 346 exclusive franchise stores as of December 31, 2011, 140 or 28%, fewer than the  486 exclusive franchise stores as of December 31, 2010. The Company entered into franchise agreements with 93 exclusive stores and terminated its agreement with 233 exclusive stores in 2011.

For the 2011 year, net revenue from non-exclusive stores was $47,172,272, a decrease of 2.9%, or $1,404,050, from $48,576,322 for the year 2010. There were 354 non-exclusive stores as of December 31, 2011, 361 or 50% fewer than the 715 non-exclusive stores as of December 31, 2010. The Company entered into a non-exclusive franchise agreement with 1 non-exclusive store and terminated its agreement with 362 non-exclusive stores in 2011.

For the 2011 year, net revenue from company owned stores was $9,821,329, a decrease of 59.9%, or $14,666,916, from $24,488,245 for the year, 2010. The decreased revenue from company-owned stores was mainly because the Company opened one but closed two stores in the year ended December 31, 2011. The two company owned stores closed were operating at approximately 0% gross profit rate in 2010.

Revenue Classified by Store Type

Our disaggregation of revenue and cost of sales by each store type in the past two years as of December 31, 2011 and 2010 are as follows:

2010 Presentation	Non-Exclusive Franchise Stores	Exclusive Franchise Stores	Company-Owned Stores	Total
Revenue	$48,576,322	$41,106,879	$24,488,245	$114,171,446
Cost of Sales	$37,053,955	$33,182,505	$15,356,620	$85,593,080
Gross Profit	$11,522,367	$7,924,374	$9,131,625	$28,578,366

2011 Presentation	Non-Exclusive Franchise Stores	Exclusive Franchise Stores	Company-Owned Stores	Total
Revenue	$47,172,272	$47,221,802	$9,821,329	$104,215,403
Cost of Sales	$40,051,142	$40,356,299	$8,115,988	$88,523,429
Gross Profit	$7,121,130	$6,865,503	$1,705,341	$15,691,974

Sales and Average Per Store Sales of Same Stores

Same Stores are defined as stores that we opened or entered into franchise agreements with prior to 2010 and that have been in continuous operation as of December 31, 2011 and excludes stores that were newly opened or closed or with which we entered into or terminated franchise agreements in 2010 or 2011. Same Store Sales are defined as sales from the Same Stores.

The number of Same Stores included in the calculation of average sales of per-store Same Stores is as follows:

Same Stores	2011	2010
Non-Exclusive Franchise Stores	139	139
Exclusive Franchise Stores	267	267
Company-Owned Stores	-	-

Same Stores Sales in 2010 and 2011, and the increase or decrease experienced as a percentage of Same Store Sales are as follows:

Same Store Sales	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$10,151,417	$7,558,146	$2,593,271	34%
Exclusive Franchise Stores	$20,909,908	$22,029,697	$(1,119,789)	(5)%
Company-Owned Stores	$-	$-	$-	-%
Total	$31,061,325	$29,587,843	$1,473,482	5%

	2011	2010
Cost of goods sold to Same Non-Exclusive Stores	$8,583,087	$6,282,690
Cost of goods sold to Same Exclusive Franchise Stores	17,729,972	18,312,130
Cost of goods sold to Same Company-Owned Stores	0	0

The primary reason for the increase in Same Stores Sales was the increase in sales from non-exclusive stores (“Same Non-Exclusive Franchise Stores”) offset by the decrease in sales from exclusive franchise stores (“Same Exclusive Franchise Stores”). The increase in our sales in Same Non-Exclusive Franchise stores is a result of the company’s many efforts in assisting such stores to increase their sales of Company supplied products. For example, the Company increased promotion and marketing for its brands in media with broader coverage, providing more support to such stores. The decrease in our sales in Same Exclusive Franchise Stores is because he decreased per store sales for Same Exclusive Franchise Stores due to the reason that the Company did not have sufficient experienced staff to manage the same exclusive stores.

The average sales per-store of Same Stores and its trend up or down are as follows:

Average Per-Store Same Store Sales	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$73,032	$54,375	$18,657	(34)%
Exclusive Franchise Stores	$78,314	$82,508	$(4,194)	(5)%
Company-Owned Stores	$-	$-	$-	-%

Average Per-Store Same Store Gross Profit	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$11,283	9,176	$2,107	23%
Exclusive Franchise Stores	$11,910	13,923	$(2,014)	-14%
Company-Owned Stores	$0	0	$0	0%

Sales and Average Per Store Sales of New Stores

New Stores are defined as stores that were newly opened or with which we entered into a franchise agreement in either 2011 or 2010 that are in existence under normal business operations as of December 31, 2011 and excluding stores that closed in 2011 or 2010 (“New Stores”). New Store Sales are defined as sales from the New Stores. 2010 New Store Sales refer to the sales from New Stores opened or with which we entered into a franchise agreement in 2010 and not closed in 2011. 2011 New Store Sales refer to the sales generated in 2011 from both New Stores opened or with which we entered into a franchise agreement in 2010 and 2011 that have not closed as of the end of 2011. New Stores Sales operating in both 2010 and 2011, and the change experienced as a percentage of New Store Sales are as follows:

The number of new stores included in the calculation of average per store sales of New Stores is as follows:

New Stores	2011	2010
Non-Exclusive Franchise Stores	215	214
Exclusive Franchise Stores	81	13
Company-Owned Stores	2	1

New Stores Sales operating in both 2010 and 2011, and the increase experiences at a percentage are as follows:

New Store Sales	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$19,616,953	$9,127,089	$10,489,864	115%
Exclusive Franchise Stores	$11,797,481	$-	$11,797,481	100%
Company-Owned Stores	$7,473,583	$9,282,032	$(1,808,449)	(19)%
Total	$38,888,017	$18,409,121	$20,478,896	111%

	2011	2010
Cost of goods sold to New Non-Exclusive Stores	$16,751,685	$7,586,870
Cost of goods sold to New Exclusive Franchise Stores	10,366,509	0
Cost of goods sold to New Company-Owned Stores	6,197,079	7,715,666

The primary reason for the increase in New Stores Sales was the increase of sales from new non-exclusive franchise stores (the “New Non-Exclusive Franchise Stores”) and from new exclusive stores (the “New Exclusive Franchise Stores”), offset by the decrease of sales from new company-owned stores (the “New Company-Owned Stores”). The increase of sales from New Non-Exclusive Stores is due to the fact that the Company entered into franchise agreements with 214 New Non-Exclusive Stores in 2010 and 1 in 2011. The average sales of the New Non-Exclusive Stores sales increased in 2011 compared to 2010 because most of the New Non Exclusive Stores were opened or entered into agreements with the Company in the 2nd half of 2010 and were not fully operational until 2011. The increase of sales from exclusive stores is due to the fact that the new exclusive stores opened in 2010 did not operate for all of 2010 as compared to 2011 when they were open for the complete year. The decrease in sales for the New Company Owned Stores is because the Company opened two new Company-Owned Stores, Hao Men and Guangcai stores, in 2010, and had more discounted promotions in 2010 to attract customers, thus the sales in 2010 were higher than n 2011. Further, the Company closed two Company-Owned Stores, Longhe and Guangcai, in 2011.

The average sales per-store of New Stores and its trend as a percentage of New Store Sales are as follows:

Average Per-Store New Store Sales	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$91,242	$42,650	$48,592	114%
Exclusive Franchise Stores	$145,648	$-	$145,648	100%
Company-Owned Stores	$3,736,791	$9,282,032	$(5,545,241)	(60)%

Average Per-Store New Store Gross Profit	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$13,327	7,197	$6,130	85%
Exclusive Franchise Stores	$17,666	0	$17,666	100%
Company-Owned Stores	$638,252	1,566,366	$(928,114)	-59%

Sales and Average Per Store Sales of Terminated Stores

Terminated Stores are defined as stores which the Company terminated its agreement in either 2011 or 2010 (the “Terminated Stores”). Terminated Store Sales are defined as sales from the Closed Stores. 2010 Terminated Store Sales refer to sales generated in 2010 from stores whose franchise agreements were terminated in 2010 and 2011.  2011 Terminated Store Sales refer to sales generated in 2011 from stores whose franchise agreements were terminated in 2011.

The number of Terminated Stores included in the calculation of average per-store sales of Terminated Stores is as follows:

Closed Stores	2011	2010
Non-Exclusive Franchise Stores	362	362
Exclusive Franchise Stores	233	206
Company-Owned Stores	2	2

Terminated Store Sales in 2010 and 2011, and the change experienced as a percentage are as follows:

Terminated Store Sales	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$17,403,902	$31,891,087	$(14,487,185)	(45)%
Exclusive Franchise Stores	$14,514,413	$19,077,182	$(4,562,769)	(24)%
Company-Owned Stores	$2,347,746	$15,206,213	$(12,858,466)	(85)%
Total	$34,266,061	$66,174,482	$(31,908,421)	(48)%

	2011	2010
Cost of goods sold to Terminated Non-Exclusive Stores	$14,716,370	$23,184,395
Cost of goods sold to Terminated Exclusive Franchise Stores	12,259,818	14,870,375
Cost of goods sold to Terminated Company-Owned Stores	1,918,909	7,640,954

The decrease in Terminated Store Sales results from the fact that Stores whose franchise agreements were terminated or which closed in 2010 generated no sales for the Company in 2011. The Company resolved to close (i) exclusive franchise stores that sold merchandise supplied by other wholesalers in breach of the exclusive franchise agreement; (ii) exclusive and non-exclusive franchise stores that failed to obey the Company’s pricing strategies, resulting in lower profit margins; (iii) stores located remotely from Lu An City that resulted in higher transportation and logistics expenses to us; and (iv) stores that sold brands of merchandise not supplied by us. The Company closed two Company-owned stores to concentrate its resources in managing Company-owned stores.

The average per-store sales of Terminated Stores and its trend of increase or decrease are as follows:

Average Per-Store Terminated Store Sales	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$48,077	$88,097	$(40,020)	(45)%
Exclusive Franchise Stores	$62,294	$92,608	$(30,314)	(33)%
Company-Owned Stores	$1,173,873	$7,603,106	$(6,429,233)	(85)%

Average Per-Store Terminated Store Gross Profit	2011 Sales	2010 Sales	Difference	Change
Non-Exclusive Franchise Stores	$7,424	24,052	$(16,628)	-69%
Exclusive Franchise Stores	$9,676	20,421	$(10,745)	-53%
Company-Owned Stores	$214,419	3,782,629	$(3,568,211)	-94%

Although 2010 average per-store sales of terminated stores  is greater than the 2010 average per-store sales of same store for non-exclusive stores and exclusive stores, the 2010 average per-store gross profit of terminated stores is less than the 2010 average per-store gross profit of same stores for non-exclusive store and exclusive stores, as the Company has decided to terminate contracts with exclusive and non-exclusive franchise stores that failed to obey the Company’s pricing strategies, resulting in lower profit margins, and stores located remotely from Lu An City that resulted in higher transportation and logistics expenses to the Company.

Other information

The following is a summary of revenue by product line for the years ended December 31, 2011 and 2010:

	2011 Sales	2010 Sales
Solar Power Products	$52,819,154	$70,163,637
Air Conditioner	$9,885,963	$6,736,700
Refrigerator	$12,942,196	$11,729,480
TV	$24,613,695	$21,789,429
DVD	$58,207	$302,245
Washer	$2,981,337	$3,114,900
Others	$914,851	$335,055
Total	$104,215,403	$114,171,446

The increased revenue from new product lines carried in 2011 was $17,109,142, of this amount our exclusive franchise stores, non-exclusive stores and company-owned stores increased revenue from new product lines by $8,881,859, $5,502,104 and $2,725,179, respectively.

The increased revenue in 2011 from new exclusive franchise stores whose franchise agreements were executed or which opened in 2011 was $10,040,717. The increased revenue in 2011from new non-exclusive stores whose franchise agreements were executed or which opened in 2011 was $114,215. The increased revenue from new company-owned stores opened in 2011 was $5,386,411 for the year ended December 31, 2011.

The increase in sales of televisions is due to increased sales of Qinghuatongfang TVs (approximately $6.01 million), LG TVs (approximately $2.88 million), Haier Tongshuai TVs (approximately $1.95 million) and Sanyang TVs offset by the decrease in sales of Sony TVs in 2011 as compared to 2010. The increase in sales of refrigerators, approximately $3,27 millioin, was primarily due to a new brand, Haier, that we started to carry in 2011. Our sales of solar power products decreased in 2011 because of increased market competition and decreased market demands for solar power products.

Solar-powered products sales decreased from $17,344,483, or 24.72%, from $70,163,637 in 2010 to $52,819,154 in 2011. The decrease is mainly due to decreased solar-powered products sales of Huayang Brand. The decrease is due to increased market competition of solar-powered products and Huayang’s failure to increase its sales in the market.

Cost of Goods Sold

Our cost of goods sold for the year ended December 31, 2011 was $88,523,429, an increase of $2,930,349, or 3.4%, compared to $85,593,080 for the year ended December 31, 2010. The decrease was mainly due to the decrease in sales.

	2011	2010

Cost of goods sold from non-exclusive stores	$40,051,142	$37,053,955
Cost of goods sold from exclusive franchise stores	40,356,299	33,182,505
Cost of goods sold from company-owned stores	8,115,988	15,356,620
Cost of goods sold	$88,523,429	$85,593,080

For the year  2011, cost of goods sold from non-exclusive stores was $40,051,142, an increase of 8.1%, or $2,997,187, from $37,053,955 for the year  2010. The increase was because in 2011 the non-exclusive stores carried  higher cost brands.

For the year  2011, cost of goods sold from company-owned stores was $8,115,988, a decrease of 47.2%, or $7,240,632, from $15,356,620 for the year , 2010. The decrease was in line with the decrease in sales from company-owned stores.

For the year  2011, cost of goods sold from exclusive franchise stores was $40,356,299, an increase of 21.6%, or $7,173,794, from $33,182,505 for the year  2010. The increase was in line with the increase in revenue.

The increased cost of goods sold resulting from new product lines carried in 2011 was $14,739,295. For the year  2011, the increased cost of goods sold from new product lines carried by exclusive franchise stores, non-exclusive stores and company-owned stores was $7,762,951, $4,748,337 and $2,228,008, respectively.

The increased cost of goods sold resulting from new exclusive franchise stores opened in 2011 was $8,794,902. The increased cost of goods sold resulting from new non-exclusive stores opened in 2011 was $96,584. The increased cost of goods sold resulting from new company-owned stores opened in 2011 was $4,489,268.

Gross Profit

Gross profit for the year 2011 was $15,691,974, a decrease of $12,886,292, or approximately 45.1%, compared to $28,578,366 for the year  2010.

For the year 2011, gross profit for non-exclusive stores was $7,121,131, a decrease of 38.20%, or $4,401,236, from $11,522,367 for the year 2010. The decrease was due to the increased cost of goods sold from non-exclusive stores.

For the year 2011, gross profit for exclusive franchise stores was $6,865,502, a decrease of 13.36%, or $1,058,872, from $7,924,374 for the year ended December 31, 2010. The decrease was mainly because the increase in cost of goods sold was more than the increased revenue generated from exclusive stores in 2011.

For the year 2011, gross profit for company-owned stores was $1,705,341, a decrease of 81.3%, or $7,426,284, from $9,131,625 for the year 2010. The decrease was due to decreased sales for company-owned stores in 2011 than 2010 and we closed two company-owned stores in each of the second and fourth quarters of 2011.

The increased gross profit from new product lines carried in 2011 was $2,369,847. For the year 2011, the increased gross profit from new product lines carried by exclusive franchise stores, non-exclusive stores and company-owned stores was$1,118,908, $753,768 and $497,171, respectively.

The increased gross profit for 2011 from products sold by new exclusive franchise stores opened or with which we entered into agreements in 2011 was $1,245,815. The increased gross profit for 2011 from products sold by new non-exclusive stores opened or with which we entered into an agreement in 2011 was $17,631. The increased gross profit for 2011 from products sold by new company-owned stores opened in 2011 was $897, 144.

Gross Profit Rate

Gross profit rate for 2011 was 15.06%, a decrease of approximately 39.85%, compared to 25.03% for the year 2010. The decrease was mainly due to to the fact that in 2011, we sold more products with higher cost and lower markups compared to 2010.

For the year 2011, gross profit rate for exclusive franchise stores was 14.54%, a decrease of 24.58% compared to 19.28% for the year  2010. The decrease in gross profit rates was mainly due to the fact that in 2011, we sold more products with higher cost and lower markups compared to 2010. The Company continues to expand its sales network as well as products offered, which continuously requires us to review pricing on existing products and existing sales channels. We expect that our pricing strategies will continue to evolve to market conditions and expect improvements to have a marginalizing effect on the noted increase in gross profit rates at exclusive franchise stores as changes in product offerings mature along with their related pricing strategies.
For the year ended December 31, 2011, gross profit rate for non-exclusive stores was 15.10%, a decrease of 36.36%, compared to 23.72% for the year ended December 31, 2010. The decrease in gross profit rates was mainly due to the fact that in 2011, we sold more products with higher cost and lower markups compared to 2010.

For the year ended December 31, 2011, gross profit rate for company-owned stores was 17.36%, a decrease of 19.93%, compared to 37.29% for the year ended December 31, 2010. The decrease was due to the fact that in 2011, we sold more products with higher cost and lower markups compared to 2010.

Gross profit rate in 2011from new product lines carried in 2011 was 13.85%. Gross profit rate in 2011 from new product lines carried in 2011 sold by exclusive franchise stores was 12.60%. Gross profit rate in 2011 from new product lines carried in 2011 sold by non-exclusive stores was approximately 13.70%. Gross profit rate in 2011 from new product lines carried in 2011 sold by company-owned stores was 18.24%.

Gross profit rate in 2011 from new stores opened in 2011 was 13.90%. Gross profit rate in 2011 from new exclusive franchise stores opened in 2011 was 12.41%. Gross profit rate in 2011from new non-exclusive stores opened in 2011 was 15.44% for the year ended December 31, 2011. Gross profit rate from new company-owned stores opened in 2011 was 16.66%.

Operating Expenses

Operating expenses for the year ended December 31, 2011 were $(2,509,344), a decrease of $8,486,919, or 142.0%, from $5,977,575 for the year ended December 31, 2010.

Selling expenses for the year ended December 31, 2011 were $3,625,882, a decrease of $415,317, or 10.3%, from $4,041,199 for the year ended December 31, 2010. The decrease of selling expenses relates primarily to decreases in shipping and handling expenses (55% of the year-over-year increase).

General and administrative expenses for the year ended December 31, 2011were $2,523,208, an increase of $818,670, or 48.0%, from $1,704,538 for the year ended December 31, 2010. The increase is due to increased expenses in PRC such as increased $1.15 million amortization expenses for intangible assets, increased $153,000 salary expense, $318,000 maintenance expenses, and $229,000 consulting expenses, offset by decreased professional fees in US of approximately $850,000 as a result of becoming a public company in 2010

During the year ended December 31, 2011, recovery of debt expenses of $6,603,000 was recorded as a reduction of operating expenses in 2011.  During 2011, we received $6,603,000 from the collection of a past due receivable that was written off in 2009 as we determined that the receivable was not collectible at that time.  Bad debt expenses amounted to $11,383,383 for the year ended December 31, 2010.

Forgiveness of employee bonuses for the year ended December 31, 2011 was $0 compared to a reduction of operating expenses of $1,834,144 for the year ended December 31, 2010.  On December 31, 2008, Guoying’s board approved a resolution granting RMB 12,401,245 ($1,834,144) as bonus payable to certain employees. However, in May 2010, the Guoying board passed a resolution canceling the bonus. The reversal of the bonus payable to employees has been recorded as a reduction of operating expenses in 2010. There is no such recovery in 2011.

Net Operating Income

Our net operating income for the year ended December 31, 2011 was $16,145,884, an increase of $2,862,793, or 21.6%, from $13,283,092 for the same period in 2010. The increase in net operating income is attributed to the recovery of bad debt expense in 2011 ( a $6,603,000 recovery in 2011 compared to bad debt expense of $11,383,383 in 2011) offset by a  decrease in sales and increase in costs of goods sold.

Net Income

Our net income for the year ended December 31, 2011 was $16,130,370, an increase of $2,894,954, or 21.9%, from $13,235,416 for the same period in 2010. The increase resulted from recovery of the bad debt in 2011.

Income Taxes Expense

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. The State Tax Bureau of Lu’An City, Anhui province issued an income tax benefit approval to Guoying on December 10, 2011 providing that Guoying is subject to income tax and VAT benefit treatment out of a reduced rate of RMB 7,500 tax payment per year (including income tax and VAT) valid from December 1, 2011 until December 31, 2013 subject to Guoying's option to pay more in taxes should it elect to do so. Therefore, currently, Guoying is charged at a fixed annual reduced tax rate no less than RMB7, 500 per year that changes every year to cover all types of taxes including income taxes. The three months ended March 31, 2012 and 2011 are $0 and $172, respectively, and the income tax expenses for the years ended December 31, 2011 and 2010 are $1,255 and $4,073, respectively. There were no significant book and tax basis differences.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the year ended December 31, 2011 or during the year ended December 31, 2010 that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Liquidity and Capital Resources

We have historically funded our working capital needs with amounts from operations, advance payments from customers, bank borrowings, and capital from shareholders. Our working capital requirements are influenced by the level of our operations, and the timing of accounts receivable collections.

The following table sets forth a summary of our cash flows for the periods indicated:

	March 31, 2012	December 31, 2011	December 31, 2010
Net cash provided by operating activities	$245,850	$1,353,575	$17,875,958
Net cash used in investing activities	(379,304)	(5,388,620)	(20,858,995)
Net cash provided by financing activities	-	2,902,172	4,091,803
Effect of rate changes on cash	1,235	78,610	52,599
Increase in cash and cash equivalents	(132,219)	(1,054,263)	1,161,365
Cash and cash equivalents, beginning of period	171,838	1,226,101	64,736
Cash and cash equivalents, end of period	$39,619	$171,838	$1,226,101

Net cash provided by operating activities was $245,850 for the three months ended March 31, 2012, compared to net cash provided by operating activities was $527,510 for the three months ended March 31, 2011, a decrease of $281,660. The decrease of net cash provided by operating activities was primarily due to our decreased net income, increase in our account receivables and inventory and a decrease in other payables, partially offset by a reduction for advances in the three months ended March 31, 2012 compared to the same period 2011.

As of March 31, 2012, we had cash and cash equivalents of $39,619, decreased from $171,838 as of December 31, 2011. The decrease in cash was mainly due to the reason that, in February 2012, the Board resolved to return a portion of franchise fees collected in 2009 from exclusive franchise stores. The Company has returned approximately $926,500 franchise fees to the operators of exclusive franchise stores during the three months ended March 31, 2012. The Company has returned franchise fees in amount of approximately $461,100 to the operators of exclusive stores by reducing their purchase prices of certain products sold by us during the three months ended March 31, 2012.

Net cash provided by operating activities was $1,353,575 for the year ended December 31, 2011, compared to net cash provided by operating activities was $17,875,958 for the year ended December 31, 2010, a decrease of $16,522,383. The decrease of net cash provided by operating activities was primarily due to increased recovery of bad debt expenses, increased accrued expenses and increased advances, offset by decreased other receivable and zero cancellation of bonus payable in 2011 compared to 2010.   The decrease in accrued expenses from 2010 to 2011 which resulted in decreased cash flows from operating was related to the timing of the payment of these liabilities.  The decrease in cash due to the payment of advances in 2011 relates prepayments to vendors to secure inventory and other assets.  The increase in cash from other receivables in 2011 were principally due to the collection of these receivable balances some of which had been deem to be uncollectible in prior years.

The Company received a land use right certificate issued by Pingqiao Industrial Park on April 16, 2012 with a validation term of 50 years until 2062 for 38,449 square meters, including 19,200 square meters where the four warehouses are built on. We are obligated to pay to Pingqiao Committee approximately $3.7 million upon obtaining the land use right certificate of the whole land. As the net cash provided by operating activities and decrease of its trade and other account receivables in following quarters of 2012, the Company believes that it will obtain cash necessary to obtain the land use right certificate by end of 2012.

Growth Strategies

We funded our growth strategy from our working capital and below are a summary of approximately how much we have spent in year 2011 to achieve our growth strategies:

Growth Strategies	Expenditures	Timing

Develop new exclusive franchise stores in Anhui Province	$355,123	2011

Develop new company-owned stores in Anhui Province	$391,538	2011

Develop new non-exclusive stores in Anhui Province	$3,738	2011

Constructions for logistics centers	$4,615,384	2011

Below are a summary of approximately how much we expect to spend in year 2012 to achieve our growth strategies:

Growth Strategies	Approximate Expenditures	Timing

Develop new company-owned stores in Anhui Province	$900,000	2012

Develop new exclusive franchise stores in Anhui, Hunan and Hubei Provinces	$6,349,206	2012

Develop new non-exclusive stores in Anhui, Hunan and Hubei Provinces	$1,587,302	2012

Constructions for logistics centers	$3,575,018	2012

We purchased 164,983 square meters (approximately 300 Chinese acres) land with Pingqiao Industrial Park, portion of which (38,449 square meters) will be used to build our logistics centers located in Lu An City to establish distribution channels and logistics transportation services to deliver merchandise and Guoying branded products to counties, townships and villages in Hubei, Henan and Anhui provinces. We have started construction of four warehouses located on Pingqiao land since October 2011. Each logistics center is 4,800 square meters and total is 19,200 square meters. We anticipate the phase I construction of four logistics centers to be completed by December 2012.

We have reserved a company name Lu An Guoying Opto-Electronics Technology Co., Ltd. with the Lu An Administration of Industry and Commerce on September 5, 2011 which is valid until September 5, 2012. We filed a proposal to seek approval to enter into the LED manufacturing business with the Reform and Development Commission of Yu An District, Lu An City on May 13, 2011 and we obtained planning permit for the project and land construction issued by Housing and Urban-Rural Development Bureau of Yu An District, Lu An City on October 28, 2011. We currently do not have working capital to build LED manufactures except that we have obtained permits to build LED manufactures on Pingqiao land. We are seeking business partners and financing to enter into the LED manufacturing and wholesale business.

Investing Activities

Net cash used in investing activities was $379,304 for the three months ended March 31, 2012, compared to $50,616 provided by investing activities for the three months ended March 31, 2011, a decrease of $429,920, or 849.4%. The cash used in investing activities was mainly because approximately $0.35 million was used to construction in progress in 2012 and no comparable use of cash occurred in 2011.

Net cash used in investing activities was $5,388,620 for the year ended December 31, 2011, compared $20,858,995 used in investing activities for the year ended December 31, 2010, a decrease of $15,470,375, or 74.17%. The decrease of cash used in investing activities was mainly because approximately $20 million was used to acquire intangible rights in 2010 and no comparable use of cash occurred in 2011, though the Company did advance to acquire land use right during 2011.

Financing Activities

Net cash provided by financing activities was $0 for the three months ended March 31, 2012, compared to $64,076 for the three months ended March 31, 2011. We paid $64,076 to a related party first quarter of March 31, 2011 and no comparable payment was made in the first quarter of 2012.

Net cash provided by financing activities was $2,902,172 for the year ended December 31, 2011, compared to $4,091,803 for the year ended December 31, 2010. The decrease was mainly due to the $4,154,069 in cash that was received through share issuance during the year ended December 31, 2010.

Inflation and Changing Prices

While inflation has increased in China over the past two years, such inflation has not had a material effect on the Company’s net revenues because the Rural Consumer Electronics Plan grants a government sponsored rebate to our rural customers. Pursuant to the terms of the policy, our prices are competitive with the prices of the same goods in urban areas, however our customers are not required to pay a market driven price. As a result of this rebate, the actual cost incurred by our customers has not materially increased despite inflation.

Contractual Obligations

Our significant contractual obligations as of March 31, 2012 are as follows:

The Company incurred rent expenses of $40,087 and $17,072 for the three months ended March 31, 2012 and 2011 respectively.

Our significant contractual obligations as of December 31, 2011 are as follows:

	Payments due by Period
	Less than	One to	Three to	More Than
	One Year	Three Years	Five Years	Five Years	Total
Lease obligations	$156,808	$173,791	$24,552	$8,184	$363,335
Total	$156,808	$173,791	$24,552	$8,184	$363,335

The lease expenses for the next five years are estimated to be as follows:

2013	$160,093
2014	128,470
2015	12,553
2016	12,553
2017	12,553
Thereafter	5,231
Total	$331,453

Obligations for Land Use Rights

The Company entered into a Land Use Right Purchase Agreement on October 28, 2010 and a supplemental Deposit Agreement on December 28, 2010 with the management committee of Pingqiao Industrial Park (the “Pingqiao Committee”), under which the Pingqiao Committee granted the Company a land use right for 164,983 square meters (approximately 300 Chinese acres) where our LED manufacturing facility will be built.  120 Chinese acres of this land is for commercial use and 180 Chinese acres of this land is for industrial use. The Company paid RMB 100 million (approximately $15.74 million) of the purchase price as of December 31, 2010. The Company is not obligated to pay the remaining $3.7 million until it receive the land use right certificate issued by relevant PRC government pursuant to the Land Use Right Purchase Agreement. The Company received a land use right certificate issued by Pingqiao Industrial Park on April 16, 2012 with a validation term of 50 years until 2062 for 3, 8449 square meters, including 19,200 square meters where the four warehouses are built on.  The Company believes that if the land use right certificate is not granted to the Company by the local government, the Company will get a refund of the retainer from Pingqiao Committee pursuant to its contractual rights as set forth in Section 8 of Investment Agreement between Ping Bridge Industrial Park and Lu’an Guoying Electronics Sales Co.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, contingencies, income taxes, and stock-based compensation.

See Note 2, Summary of Significant Accounting Policies, to the Notes to Consolidated Financial Statements for a complete discussion of related accounting policies.

Revenue Recognition – Product Sales

The Company receives revenue from sale of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). The Company recognizes all product sales revenue at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes product sales revenue from exclusive franchise stores and non-exclusive franchise stores when the products are delivered to the respective store. Product sales to all franchise stores are recorded at the gross amount billed to the store as we have determined that we are principal to the transaction because we are the primary obligor in the arrangement.

No return rights are granted to franchise stores if they are unable to sell purchased inventories to end users. Additionally, our product sales from company-owned stores are covered by the respective manufacturers’ return and warranty policies and we receive full reimbursement for any costs associated with returns and warranty payments. As such, we do not estimate deductions or allowance for sales returns.

Our sales are covered by the manufacturers’ return and warranty policies and we receive a full reimbursement for costs associated with returns and warranty payments. Therefore, we do not estimate deductions or allowance for sales returns. The Company’s revenue from sales is presented as gross revenue. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposit.

Our products delivered to customers are checked on site by the customers and, once the products are accepted by customers, they sign the acceptance notice. Rewards or incentives given to our customers are an adjustment of the selling prices of our products; therefore, the consideration is characterized as a reduction of revenue in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”).

Revenue Recognition – Franchise Fees

Franchise fees, including area development and initial franchise fees, continuing fees, and royalties (collectively referred to as “franchise fees”) received from exclusive franchise stores and non-exclusive franchise stores for the right to establish new stores and royalties are charged to franchisees based on a percentage of a franchised store’s sales.

Franchise fees are accrued as unearned franchise revenue when received and are recognized as revenue when the respective franchised store opens, which is generally when we have fulfilled all significant obligations to the franchisee. Continuing fees and royalties are recognized in the period earned.

Currently, in connection with promotional efforts aimed at network growth, the Company has ceased charging franchise fees, continuing fees and royalties to our franchisees.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial statements.

Income Taxes

The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Accounting literature also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact our financial statements.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. Determining the fair value of stock-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be impacted.

Recent Accounting Pronouncements

In December 2011, the FASB issued guidance on offsetting (netting) assets and liabilities. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The new guidance is effective for annual periods beginning after January 1, 2013.

In September 2011, the FASB issued guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is less than its carrying amount, the two-step goodwill impairment test is not required. The new guidance will be effective for us beginning July 1, 2012.

In June 2011, the FASB issued guidance on presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements. The new   guidance will be effective for us beginning July 1, 2012 and will have financial statement presentation changes only.

In May 2011, the FASB issued guidance to amend the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. The new guidance will be effective for us beginning January 1, 2012. Other than requiring additional disclosures, we do not anticipate material impacts on our financial statements upon adoption.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an "emerging growth company" or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an "emerging growth company" or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

ORGANIZATIONAL HISTORY OF THE COMPANY AND ITS SUBSIDIARIES

China Electronics Holdings, Inc (the “Company”, “We”, “Our”, “Us”), Formerly named Buyonate, Inc., was incorporated in the State of Nevada on July 9, 2007 to engage in developing user-friendly/child friendly interactive digital software for children between the ages of 5 to 12 years old. The Company was in the development stage through December 31, 2008. The year 2009 is the first year during which the Company is considered an operating company and is no longer in the development stage.

China Electronic Holdings, Inc. (“CEH Delaware”) was organized on November 15, 2007, as a Delaware corporation. Prior to February 10, 2010, CEHD Delaware was a development stage company attempting to manufacture and sell carbon and graphite electrodes and planning to manufacture and sell electronic products in the People’s Republic of China through its own stores and franchise stores.

Lu’an Guoying Electronic Sales Co., Ltd., a PRC corporation, (“Guoying”) was established on January 4, 2002 with share capital of RMB 1,000,000 (approximately $137,100). Guoying sells electronic products in the PRC through its company-owned stores, exclusive franchise stores and non-exclusive stores.

Pursuant to a Share Transfer Agreement between Mr. Hailong Liu (the “Guoying Shareholder”) and CEH Delaware on May 30, 2009, Mr. Hailong Liu (the “Guoying Shareholder”) transferred 100% of shares of Guoying Electronic Group Co, Ltd. to CEH Delaware in exchange for an aggregate of 11,566,288 CEH Delaware Shares held by Mr. Liu, constituting 84.6% of issued and outstanding shares of CEH Delaware and for a consideration of RMB 1,000,000 (the “Purchase Price”). . The Guoying Shareholders contributed the cash portion of the price for their shares to Guoying for working capital and general corporate purpose and as a result of the 2008 and 2010 Share Transfers, Guoying became a wholly foreign-owned subsidiary (“WFOE”) of CEH Delaware.

On July 9, 2010 we consummated the Share Exchange Agreement with certain Selling Stockholders. Pursuant to the Share Exchange Agreement, 10 former stockholders of our subsidiary, CEH Delaware, transferred to us 100% of the outstanding shares of common stock and preferred stock of CEH Delaware and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,570 shares of our Common Stock.  CEH Delaware’s outstanding Series A warrants were exchanged on a one-for-one basis for Series A warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.19 per share.  CEH Delaware’s outstanding Series B warrants were exchanged on a one-for-one basis for Series B warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.63 per share.  CEH Delaware’s outstanding $1.00 warrants were exchanged on a one-for-one basis for Series E warrants of the Company to purchase an aggregate of 1,000,000 shares of Common Stock, with an exercise price of $0.25 per share.  In connection with the Share Exchange and pursuant to the Articles of Merger filed with the Nevada Secretary of State, Buyonate, Inc. changed its name to China Electronics Holdings, Inc. The merger and name change were approved by the Financial Industry Regulatory Authority (“FINRA”) and the Common Stock began trading under the symbol “CEHD.OB” on August 23, 2010.

During the period from July 15, 2010 to August 17, 2010 we consummated a series of Private Placements of our Common Stock and warrants to purchase our Common Stock pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”). Pursuant to the Purchase Agreement we sold to 105 investors for an aggregate gross purchase price of $5,251,548 an aggregate of (a) 1,989,211 shares of our Common Stock, (b) three year Series C Warrants to purchase an aggregate of 497,303 shares of our Common Stock for $3.70 per share and (c) three year Series D Warrants to purchase an aggregate of 497,303 shares of our Common Stock for $4.75 per share.

Our Corporate Structure

As set forth in the following diagram, following our acquisition of CEH Delaware, CEH Delaware became and currently is our direct, wholly-owned subsidiary.

BUSINESS

Overview

Through our subsidiary, Guoying, we are engaged in the wholesale and retail sale of consumer electronics and appliances in the People’s Republic of China (the “PRC”), such as solar heaters, refrigerators, air conditioners, televisions, and similar items. We sell such products in certain rural markets in Anhui province.

We started selling home appliances and electronics in 2002. As of June 30, 2012, approximately 44.76% of our revenue was due to the sale of solar energy products, approximately 17.77% of our revenue was due to the sale of refrigerators, approximately 19% of our revenue was due to the sale of televisions and approximately 15.36% of our revenue was due to the sale of air conditioners.

We distribute merchandise through our company-owned stores and to the exclusive franchise stores, and non-exclusive franchise stores. Company owned stores are stores directly owned and operated by us under Guoying brand that only sell merchandise that we provide. Exclusive franchise stores are stores that sell merchandise we provide to them as their exclusive wholesaler pursuant to cooperation franchise agreements and such merchandise includes Guoying branded products as well as products from major wholesalers such as Sony, Samsung and LG. Non-exclusive franchise stores are stores that we provide Guoying branded merchandise as a wholesaler or distributor to other stores to which we are a non-exclusive wholesaler of consumer electronics and appliances. As of March 31, 2012, approximately 4.9% of our revenue was from the sales by company-owned stores, approximately 72.5% of our 2011 revenue was from the sales to exclusive franchise stores and approximately 22.6% of our 2011 revenue was from sales to the non-exclusive stores.

As of June 30, 2012, we operate 2 company-owned stores, both of which are located in Lu’an City, Anhui Province. During 2011, we closed two of our company-owned stores, Longhe and Guangcai, and opened our new headquarter store located in G-8 Guangcai Big Market in 2011. As of June 30, 2012, we had 276 exclusive franchise stores that operate under the Guoying brand name pursuant to cooperation agreements with us.  We entered into franchise agreements with 247, 61, 93 and 5 new exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012. We terminated our exclusive franchise agreement with 47, 0 and 233, 75 exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012, respectively. As of June 30, 2012, we have non-exclusive franchise agreements with 196 stores (the “Non-Exclusive Franchise Stores”) to which we provide Guoying branded merchandise on a non-exclusive wholesale basis. We entered into franchise agreements with 111, 557, 1, and 0 non-exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012. We terminated our non-exclusive franchise agreements with 15, 18, 362 and 158 non-exclusive franchise stores in 2009, 2010, 2011 and first quarter of 2012, respectively.

In August, 2011, our Board decided to terminate our exclusive and non-exclusive franchise agreements with a number of carriers in order to strengthen and grow the Company’s business in the long term after concluding that the rapid growth of the company’s number of stores and aggressive business expansion had caused deficiencies in the company’s internal control and management.  The following criteria has been used to determine which stores (“Disqualified Exclusive Stores” and “Disqualified Non-Exclusive Stores”) to close (i) exclusive franchise stores that sold merchandise supplied by other wholesalers in breach of the exclusive franchise agreement; (ii) exclusive and non-exclusive franchise stores that failed to obey the Company’s pricing and resulting in lower profit margins; (iii) stores located remotely Lu An City that result in higher transportation and  logistics expenses to us; (iv) stores that sold brand of merchandise that not supplied by us and therefore terminate its franchise agreement with us. During the quarter ended December 31, 2011 and March 31, 2012, we have closed 1 company-owned store, terminated our contracts with 288 exclusive franchise stores, and terminated our contracts with 490 non-exclusive franchise stores. We do not expect to terminate our franchise contracts with more significant number of exclusive or non-exclusive stores in 2012.

Our sales market currently mainly targets customers in county, township and villages (the third, fourth and fifth tiers of markets) in Anhui Province of China. Our distribution and sales network currently covers twelve districts and counties in Anhui province, namely Shou County, Shu City, Jin An, Yu An, Huo Shan, Jinn Sai, Huo Qiu, Gu Shi , Ye Ji, Fei West, Fei East, and Huai Nan Districts.

We purchase consumer electronics and appliances from well-known manufacturers or large distributors and sell them to the company-owned stores, the exclusive franchise stores and the non-exclusive stores.  Guoying is a wholesaler in the Lu’an area for products under the brand names, Sony, LG, Samsung, Shanghai Shangling, Tsinghua Tongfng, Chigo, Huayang, Huangming and Oulin.  Guoying is a general sales agency of Sino-Japan Sanyo electronic products, such as Sanyo televisions, air conditioners, washing machines and micro-wave ovens.  Guoying has teamed up with Huangming and Huayang, the two largest manufacturers of solar thermal products in China, to be their large retail outlet in Lu’an. Some of their energy efficient, “green” products include solar thermal water heaters, solar panels (photovoltaic) and energy saving glass.

In addition to providing wholesale merchandise purchased from manufacturers or distributors, we provide refrigerators that are manufactured by one original equipment manufacturer (“OEM”), Shanghai Pengbai Electronic Co., Ltd. (“Pengbai”), under the Company’s trademark “Guoying”. Guoying refrigerators have “3C” quality national authentication certificates, which are mandatory in PRC for the sale of refrigerators. We entered into an OEM agreement with Pengbai in August 2007, pursuant to which Pengbai agreed to manufacture our private label brand refrigerators and Guoying agreed to provide loan to Pengbai in amount of RMB 80 million (approximately $12.12 million) in four installments of RMB 20 million each from 2006 to 2010. Pengbai agreed to repay the loan by October 2017, with payments in four equal installments of RMB 20 million (approximately $2.9 million) beginning in October 2013. The loan is secured by all the assets of Pengbai and is interest free. Guoying actually loaned Pengbai RMB63 million (approximately $9.8million) as of December 2009 and the loan in amount of RMB42.6 million (approximately $6.63 million) has been received from Pengbai as of December 2011. We terminated our OEM agreement with Pengbai and stopped manufacturing “Guoying” brand refrigerators in 2011.

We purchased 164,983 square meters (approximately 300 Chinese acres) land with Pingqiao Industrial Park, portion of which will be used to build our logistics centers located in Lu An City to establish distribution channels and logistics transportation services to deliver merchandise and Guoying branded products to counties, townships and villages in Hubei, Henan and Anhui provinces. We have started construction of four warehouses located on Pingqiao land since October 2011. Each logistics center is 4,800 square meters and total is 19,200 square meters. We anticipate the phase I construction of four logistics centers to be completed by December 2012.

We have reserved a company name Lu An Guoying Opto-Electronics Technology Co., Ltd. with the Lu An Administration of Industry and Commerce on September 5, 2011 which is valid until September 5, 2012. We filed a proposal to seek approval to enter into the LED manufacturing business with the Reform and Development Commission of Yu An District, Lu An City on May 13, 2011 and we obtained planning permit for the project and land construction issued by Housing and Urban-Rural Development Bureau of Yu An District, Lu An City on October 28, 2011. The Company will continue focusing on becoming a significant retailer and wholesaler of consumer electronics and appliances to rural markets with a goal of having a national distribution network throughout China. The Company’s working capital will continue to be used to develop wholesale and retail business and we currently do not have working capital to build LED manufactures except that we have obtained permits to build LED manufactures on Pingqiao land. We are seeking business partners and financing to enter into the LED manufacturing and wholesale business.

We entered into a lease agreement with Yumin Village Committee in January 2011 to rent 387 Chinese acres land and 116 Chinese acres slope land located in Yumin Village, Sun Gang County, Jin An District for 20 years, and 5,006 Chinese acres land located in Yumin Village, Sun Gang County, Jin An District, for 30 years to grow Guoying agricultural and forestry business, mainly oil-tea camellia plants. We have purchased saplings and young plants and employed local farmers to grow the plants. It generally took seven to eight years to grow oil-tea camellia plants and we expect return of our investment within 7-8 years.

When we use the terms "open" or "opened" in referring to an exclusive or non exclusive franchise store, we mean that we had entered into a franchise agreement with such store and that it was in operation.  When we use the terms "close," "closed" or "terminated" in reference to an exclusive or non-exclusive franchise store we mean that we had terminated our agreement with such store.

Retail Operations

The various types of stores are described below:

Company-owned stores

We now own and operate 2 company-owned stores, which sell Guoying branded products as well as other merchandise that we provide as the exclusive wholesaler. We owned and operated 3 company-owned stores as of December 2010 and closed two of our company-owned stores, Longhe and Guangcai, and opened our new headquarter store in 2011 located in G-08 Guangcai Market, Foziling West Road, Lu’An City, Anhui Province. Our company-owned stores focus on the sale of solar thermal products, refrigerators, air conditioners, televisions and other products. Our administrative offices are located on the second floor of our new headquarter store. We renewed our lease agreement of Haomen Store and entered into a new lease agreement of Guangcai Market Store with Mr. Haibo Liu, a director of our company in 2011 for a three years term of lease renewable subject to both parties’ consent.  Our tabular rollfoward of company-owned stores for every quarter from 2009 to the first quarter of 2012 is presented as follows:

Number of Stores	Total Company-Owned Stores	New Company Owned Stores	Terminated Company Owned Stores
End 12/31/2008	1

Quarter-Ended 3/31/2009	1	0	0
Quarter-Ended 6/30/2009	1	0	0
Quarter-Ended 9/30/2009	1	0	0
Quarter-Ended 12/31/2009	1	0	0
Total 12/31/2009	1	0	0

Quarter-Ended 3/31/2010	1	0	0
Quarter-Ended 6/30/2010	1	0	0
Quarter-Ended 9/30/2010	1	0	0
Quarter-Ended 12/31/2010	3	2	0
Total 12/31/2010	3
Quarter-Ended 3/31/2011	3	0	0
Quarter-Ended 6/30/2011	3	1	1
Quarter-Ended 9/30/2011	0	0	0
Quarter-Ended 12/31/2011	2	0	1
Total 12/31/2011	2	0	1

Quarter-Ended 3/31/2012	2	0	0

Exclusive Franchise Stores

As of June 30, 2012, we had 276 exclusive franchise stores that operate under the Guoying brand name pursuant to cooperation agreements with us.  The exclusive franchise stores are owned and operated by third parties under our brand name pursuant to cooperation agreements with the Company.  Such stores sell both Guoying branded products and other products that we provide as the exclusive wholesaler.  Guoying is the only wholesaler providing products to our exclusive franchise stores. The exclusive franchise stores are located in rural areas around Lu’an City, Anhui Province, and the primary customers of these stores are residents of the local towns and villages. The store owners own or lease the operating space for the exclusive franchise stores. Guoying makes deliveries to each store and upon delivery, the stores pay in cash the wholesale price of the products provided.  After receiving orders from such stores we are generally able to deliver the merchandise within two to three hours to stores located in or near Lu’an City or within three days to stores that are further away.   Due to the PRC “Rural consumer electronics and appliances” plan, which is available to some of our stores, Guoying is able to offer the exclusive franchise stores certain discounts based on the quantity of their purchases.

We have signed cooperation agreements with each exclusive franchise store with a term ranging from 1 year to 3 years, subject to renewals.  The average remaining term under most of the cooperation agreements is 1 year, and most of the agreements were renewed in November 2010.  Pursuant to the cooperation agreements, we provide loans to store owners to facilitate the establishment of the exclusive franchise stores. The loans are interest free, unsecured loans, which are payable in a single installment no later than three years from the date of the loan. Each loan is made in the form of cash and products, in an amount of up to 40% of the cost of establishing the store. The average amount of each loan is approximately RMB 58,286 (approximately $8,967). However, the specific amount of each loan varies depending on factors including location of the store and the economy of the area, the consumption capacity of the store and the size of the store.  The average value of products provided to the store owners in connection with the loans ranges from RMB 201,744 to RMB 341,548 (approximately $20,000 to $50,000) and varies based on the factors discussed above and the total amount of the loan.  As of June 30, 2012, the total outstanding amount of such loans was RMB 52,108,260.62 (approximately $8,271,152). In consideration of the loans, the exclusive franchise stores exclusively purchase products from Guoying.

Our tabular rollfoward of exclusive franchise stores for every quarter from 2009 to the first quarter of 2012 is presented as follows:

Number of Stores	Total Exclusive Franchise Stores	New Exclusive Franchise Stores	Terminated Exclusive Franchise Stores
End 12/31/2008	225

Quarter-Ended 3/31/2009	178	0	47
Quarter-Ended 6/30/2009	208	30	0
Quarter-Ended 9/30/2009	288	80	0
Quarter-Ended 12/31/2009	425	137	0
Total 12/31/2009	425	247	47

Quarter-Ended 3/31/2010	425	0	0
Quarter-Ended 6/30/2010	425	0	0
Quarter-Ended 9/30/2010	425	0	0
Quarter-Ended 12/31/2010	486	61	0
Total 12/31/2010	486	61	0

Quarter-Ended 3/31/2011	557	71	0
Quarter-Ended 6/20/2011	559	2	0
Quarter-Ended 9/30/2011	552	13	20
Quarter-Ended 12/31/2011	346	7	213
Total 12/31/2011	346	93	233

Quarter-Ended 03/31/2012	276	5	75

Non-exclusive stores

As of June 30, 2012, we provided merchandise to 196 non-exclusive stores as a wholesaler.  Such stores are owned and operated by third parties and are located in the rural areas around Lu’an City, Anhui province. These stores are retailers and sell both Guoying branded merchandise and other merchandise manufactured by other companies and sold to the stores by the Company pursuant to franchise agreements and sales agreements with the Company.  These stores also buy merchandise from other wholesalers, including Guoying’s competitors.  The non-exclusive stores pay the Company cash upon the Company’s delivery of products, or Guoying extends unsecured credit to such stores in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  Under the franchise agreements, each non-exclusive store pays Guoying an annual fee of RMB 5,000 (approximately $735). We stopped collecting annual fees since 2009.

Our tabular rollfoward of non-exclusive franchise stores for every quarter from 2009 to 2011 is presented as follows:

Number of Stores	Total Non-Exclusive Franchise Stores	New Non-Exclusive Franchise Stores	Terminated Non-Exclusive Franchise Stores
End 12/31/2008	80

Quarter-Ended 3/31/2009	104	27	3
Quarter-Ended 6/30/2009	98	2	8
Quarter-Ended 9/30/2009	131	36	3
Quarter-Ended 12/31/2009	176	46	1
Total 12/31/2009	176	111	15

Quarter-Ended 3/31/2010	265	91	2
Quarter-Ended 6/30/2010	362	100	3
Quarter-Ended 9/30/2010	553	199	8
Quarter-Ended 12/31/2010	715	167	5
Total 12/31/2010	715	557	18

Quarter-Ended 3/31/2011	715	0	0
Quarter-Ended 6/30/2010	716	1	0
Quarter-Ended 9/30/2011	686	0	30
Quarter-Ended 12/31/2011	354	0	332
Total 12/31/2011	354	1	362

Quarter-Ended 03/31/2012	196	0	158

Our Leases

Warehouse Leases

We currently distribute products to company-owned stores, exclusive franchise stores and non-exclusive stores from two warehouses located within Lu’an city, which are leased by Guoying.  We engage third parties to transport the products from our warehouses to the stores.  We entered into a lease agreement with Youbang Pharmaceuticals Co., Ltd. on April 1, 2010 to lease the warehouse located in the development zone of east road of Jing Er, Foziling Road for one year and renewed the lease for another two years valid from April 1, 2011 to 2013. The rent for the lease is RMB138,000 per year. We entered into a lease agreement with Mr. Haibo Liu on January 1, 2008 to rent Wangpai warehouse of 808 square meters located in Liu Fo Road to storage Huangming solar products. The term of the lease is from 2008 to 2012 and the rent is RMB 6, 464 per year (RMB 8 per square meters). We are currently constructing four warehouses (Phase I), 4,800 square meters each, to build our logistic centers on Pingqiao land since October 2011\ and we expect Phase I construction to be completed by December 2012.

Company-Owned Stores Leases

We currently lease for our two company-owned stores. We entered into a lease agreement for our Guangcai Big Market Store on October 30, 2008 for 3 years until 2011 at a rent of RMB20, 882 per year and renewed the lease on April 1, 2011 for another 3 years until 2014 subject to renewal at a rent of RMB 720,000 per year.  We entered into a lease agreement with Mr. Haibo Liu in 2010 for our Hao Men store for one year and renewed our lease on March 15, 2011 for another 3 years until 2014 subject to renewal at a rent of RMB 68,000 per year.

For additional information concerning the location, area and terms of each of the Company’s self-owned stores and warehouse see “Description of Property” herein.

Land Use Right

Pingqiao Industrial Park Land

We entered into a Land Use Right Purchase Agreement on October 28, 2010 and a supplemental Deposit Agreement on December 28, 2010 with the management committee of Pingqiao Industrial Park (the “Pingqiao Committee”), under which the Pingqiao Committee granted us a land use right for 164,983 square meters (approximately 300 Chinese acres).  120 Chinese acres of this land is for commercial use and 180 Chinese acres of this land is for industrial use. We paid RMB 100 million (approximately $15.74 million) of the purchase price as of December 31, 2010.

We are not obligated to pay the remaining $3.7 million until we receive the land use right certificate issued by relevant PRC government pursuant to the Land Use Right Purchase Agreement.  The Company received a land use right certificate issued by Pingqiao Industrial Park on April 16, 2012 with a validation term of 50 years until 2062 for 38,449 square meters, including 19,200 square meters where the four warehouses are built on. The Company believes that if the land use right certificate is not granted to the Company by the local government, the Company will get a refund of the retainer from Pingqiao Committee its contractual rights as set forth in Section 8 of Investment Agreement between Ping Bridge Industrial Park and Lu’an Guoying Electronics Sales Co.

Youbang Warehouse Land

We entered into a Land Use Right Purchase Agreement in 2010 with Youbang Pharmaceuticals Co., Ltd., under which Youbang Pharmaceuticals granted us a land use right for 200 Chinese acres for commercial use where Guoying department building and logistics center will be built. We paid RMB40 million (approximately $6,296,000) of the purchase price as of December 2010 and Youbang is obligated to deliver the land use right certificate and real estate property certificate by December 31, 2011 or no later than December 31, 2012, the latest. As it is expected that the land use right certificate of this parcel of land could not be transferred in 2011 due to change of local zoning regulations, the agreement was canceled and RMB10 million (approximately $1,574,000) was returned to the Company by September 2011. Both parties agreed that the remaining RMB30 million (approximately $4,722,000) will be returned to the Company in December 2012.

Guoying Agricultural and Forestry Land

We entered into a lease agreement with Yumin Village Committee in January 2011 to rent 387 Chinese acres land at RMB 1,200 per Chinese acre and 116 Chinese acres slope land at RMB 1,600 per Chinese acre located in Yumin Village, Sun Gang County, Jin An District, to grow Guoying agricultural and forestry business, mainly oil-tea camellia plants. The term of the lease is 20 years. We have advanced approximately $189, 000 for leasing the land as of January 2011. We have purchased saplings and young plants and employed local farmers to grow the plants. It generally took seven to eight years to grow oil-tea camellia plants and we expect return of our investment within 7-8 years.

We entered into another lease agreement with Yumin Village Committee in August 2011 to rent 5,006 Chinese acres land located in Yumin Village, Sun Gang County, Jin An District, to grow Guoying agricultural and forestry business, mainly oil-tea camellia plants. The term of the lease is 30 years and the rent is RMB 1, 200 per Chinese acre. We have advanced approximately $961,000 as of December 2011.

For additional information concerning the location, area and terms of our lease agreement for agricultural and forestry business,see “Description of Property” below.

Our Private Label Brands

We entered into an OEM agreement with Pengbai in August 2007, pursuant to which Pengbai agreed to manufacture our private label brand refrigerators. These refrigerators are labeled with the Company’s trademark “Guoying”, and we distribute such refrigerators to our company-owned stores, exclusive franchise stores and non-exclusive stores. Guoying branded refrigerators have “3C” quality national authentication certificates, which are mandatory in PRC for the sale of refrigerators.

Pursuant to the OEM agreement, Guoying agreed to provide loan to Pengbai in amount of RMB 80 million (approximately $12.12 million) in four installments of RMB 20 million each from 2006 to 2010, and in consideration for the loan, Pengbai sells “Guoying” brand refrigerators to Guoying. Pengbai agreed to repay the loan by October 2017, with payments in four equal installments of RMB 20 million (approximately $2.9 million) beginning in October 2013. The loan is secured by all the assets of Pengbai and is interest free. Guoying actually loaned Pengbai RMB63 million (approximately $9.8 million) as of December 2009 and the loan in amount of RMB42.6 million (approximately $6.63 million) has been received from Pengbai as of December 2011. We have terminated our OEM agreement with Pengbai and stopped manufacturing “Guoying” brand refrigerators in 2011.

Industry Background

According to the 2010 PRC Census, more than 50% of China’s population resides in rural areas of China and they comprise the largest consumer group in China. After many years of economic reforms, the average income of people living in China’s rural areas has gradually increased, and according to the National Bureau of Statistics of China, the per capita net income of rural residents increased 10.9% in 2010. Based on this increase in average income, we believe that such area has significant growth potential, and it does not appear that many of the urban chains have expanded into the rural communities.

We believe that there are several reasons for the potential development of rural consumer electronics and appliances markets.

According to information published by China Economic News dated December 9, 2010, the central government has increased the income of the rural population by reducing the amount of tax paid by farmers. We believe that the increased income of consumers living in rural areas combined with continuing improvements in the rural power network, rural transportation, and rural communication make the rural market extremely favorable for home appliances and electronics.

  Second, the Chinese government has initiated a rural home appliance and electronics rebate program, called the “Rural Consumer Electronics” plan. The plan provides that the maximum sales price of electronics is fixed at a price which is usually equal to the market price of the same products in urban areas, but allows rural consumers to receive a 13% rebate from the government on their purchases of electronics.

Third, the current consumer electronics and appliances markets in big PRC cities like Beijing, Shanghai, and Shenzhen are already saturated by electronics stores, which results in limited margins. While we have some competitors in the rural markets, we believe that the retail chains that exist in larger cities have not established any significant name recognition in the rural markets.  Therefore, we believe that such stores’ success in larger cities will not necessarily result in success in the rural areas where we operate.  We believe that significant opportunity remains due to the increased per capita income of rural residents.

Our Growth Strategies

☐
Partnering with well-known electric appliance manufacturers. We will negotiate with well-known brands in order to act as a wholesaler of these brands. We currently sell Samsung washing machines and Sony LCD televisions. We are negotiating with other well-known brands to sell their consumer electronics and appliances.

☐
Exclusive Franchise Stores and Non-Exclusive Stores. Close disqualified Exclusive and Non-Exclusive Franchise Stores in Anhui province; open new Exclusive and Non-Exclusive Franchise Stores in Anhui, Hunan and Hubei provinces; maintain and grow business with existing profitable Exclusive Franchise Stores;

☐
Company-Owned Stores. We closed two of our company-owned stores, Longhe and Guangcai, in 2010 and opened our new headquarter store in the centre business district of Lu’an City in 2011 that focuses on the sale of solar thermal products, refrigerators, air conditioners, televisions and other products.

☐	Establishing Logistic Center Construct warehouses and establish logistic centers in Lu An City to provide transportation and delivery services of merchandises to Anhui , Hubei and Henan provinces;

☐	LED Wholesale and Manufacturing Business Currently seeking business partner and financing to develop LED wholesale and manufacturing business

Growth Strategies

We funded our growth strategy from our working capital and below are a summary of approximately how much we have spent in year 2011 to achieve our growth strategies:
Growth Strategies	Expenditures	Timing

Develop new exclusive franchise stores in Anhui Province	$355,123	2011

Develop new company-owned stores in Anhui Province	$391,538	2011

Develop new non-exclusive stores in Anhui Province	$3,738	2011

Constructions for logistics centers	$4,615,384	2011

Below are a summary of approximately how much we expect to spend in year 2012 to achieve our growth strategies:

Growth Strategies	Approximate Expenditures	Timing

Develop new company-owned stores in Anhui Province	$900,000	2012

Develop new exclusive franchise stores in Anhui, Hunan and Hubei Provinces	$6,349,206	2012

Develop new non-exclusive stores in Anhui, Hunan and Hubei Provinces	$1,587,302	2012

Constructions for logistics centers	$3,575,018	2012

We purchased 300 Chinese acres land with Pingqiao Industrial Park, portion of which will be used to build our logistics centers located in Lu An City to establish distribution channels and logistics transportation services to deliver merchandise and Guoying branded products to counties, townships and villages in Hubei, Henan and Anhui provinces. We have started construction of four warehouses located on Pingqiao land since October 2011. Each logistics center is 4,800 square meters and total is 19,200 square meters. We anticipate the phase I construction of four logistics centers to be completed by December 2012.

We have reserved a company name Lu An Guoying Opto-Electronics Technology Co., Ltd. with the Lu An Administration of Industry and Commerce on September 5, 2011 which is valid until September 5, 2012. We filed a proposal to seek approval to enter into the LED manufacturing business with the Reform and Development Commission of Yu An District, Lu An City on May 13, 2011 and we obtained planning permit for the project and land construction issued by Housing and Urban-Rural Development Bureau of Yu An District, Lu An City on October 28, 2011. We currently do not have working capital to build LED manufactures except that we have obtained permits to build LED manufactures on Pingqiao land. We are seeking business partners and financing to enter into the LED manufacturing and wholesale business.

Raw Materials and Suppliers

Approximately 95% of the cost of sales is the purchase price of products.

Our principal suppliers of merchandise in the first quarter of 2012, in terms of cost to us, were:

Name of Supplier	Type of Products
Huangming Solar Power Sales Co.	Solar Heaters
Haier Hefei Ririshun Sales Co.	Televisions, refrigerators, air conditioners
Shenzhen Tongfang Multimedia Technology Company	LCD Televisions
Jiangshu Huayang Solar Power Sales Co.	Solar Heaters

Our principal suppliers of merchandise in 2011, in terms of cost to us, were:

Name of Supplier	Type of Products
Shangdong Huangming Solar Power Sales Co.	Solar Heaters
Haier Hefei Ririshun Sales Co. Shanghai Shangling Electric Appliance Manufacturing Co., Ltd.	Televisions, refrigerators, washing machines, air conditioners Shangling Refrigerator and washing machines
Shenzhen Tongfang Multimedia Technology Company	LCD Televisions
Jiangshu Huayang Solar Power Sales Co.	Solar Heaters

Our principal suppliers of merchandise in 2010, in terms of cost to us, were:

Name of Supplier	Type of Products
Shandong Huangming Solar Power Sales Co.	Huangming Solar Power
Jiangsu Huayang Solar Power Sales Co.	Huayang Solar Power
Yangzhou Huiyin Co.,Ltd.	SONY LCD

We receive all of our merchandise from our suppliers, which are often the manufacturers, through deliveries to our two warehouses located within Lu’an city.

Marketing, Sales, and Distribution

We have a staff of 27 employees who take orders and provide customer service to each exclusive franchise store and non-exclusive store in assigned geographical areas. We advertise in many ways, including using television advertisements, advertisements on buses and walls, fliers distributed on the streets by our promotion personnel and general promotions, including discounts. We base our advertising on our analysis of the market and our competitors. We are responsible for cost of marketing of our Guoying brand products and Guoying franchise brand. Under contracts we have with our suppliers, our suppliers are responsible for the costs of all discounts and promotions of sales and distribution of products sold from the suppliers to us.

Customers and Pricing

Our customer strategy is to offer products to the rural market where there is less competition.

Our customers pay different prices for our products depending on where they live.

●
In general, most of the products sold in the franchise stores are under the regulation of the national “Rural Consumer Electronics” plan.   The plan provides that the maximum sales price of electronics is fixed at a price which is usually equal to the market price of the same products in urban areas.  The plan allows rural consumers to receive a 13% rebate from the government on their purchases of electronics.

●	Some of the products sold by our company-owned stores to the residents in Lu’an city are sold at the market price for urban areas.

Most customers pay for their purchases in cash.

In recent years, the pricing of our merchandise has changed as the price charged by our vendors has changed. For example, due to inflation in recent years, the market price of consumer electronics and appliances has risen. Due to the Rural Consumer Electronics Plan, our rural customers are not affected by such inflation as greatly as urban customers.  However, the selling prices of some older models of products have decreased since such models are being discontinued.

Employees

As of December 31, 2011, Guoying had 60 full-time employees, including 15 management and supervisory personnel, 27 sales and marketing personnel and 5 after sale support personnel.

Seasonality

Approximately 30% of our sales of products are made in the first quarter, because the Chinese Spring Festival, the traditional shopping time, is during the first quarter. The fourth quarter is our second busiest season.

Competition

We believe our main competitor is Guosheng Electronic (“Guosheng”), which is a state-owned enterprise in Anhui Province.  Guosheng is the third biggest retailer of consumer electronics and appliances in Anhui Province and runs several franchise stores in small cities and towns.  Guosheng also has stores in Lu’an city.

Compared to Guosheng, our competitive disadvantages are:

●	Funding. We need more capital than larger wholesalers in order to expand. As a state-owned enterprise, it is easier for Guosheng to obtain bank loans.

●	Exclusive Representative Rights. Currently we are smaller than Guosheng and it is easier for Guosheng to be the exclusive representative of certain major brands because it is larger.

●	Brand Recognition. As a smaller wholesaler, we need to invest more in advertising in order to make our brand as competitive as larger wholesalers such as Guosheng.

Compared to Guosheng, our competitive advantages are:

●
Rural Market.  We have relationships with hundreds of exclusive franchise stores and non-exclusive stores in rural markets, which are markets that have a high potential volume of sales, but which markets are ignored by the big retail chain stores.

●
Flexibility. We make deliveries quickly and consistently. After receiving an order, we are able to deliver products within 2 hours to stores within or close to Lu’an city. Large state-owned retail stores, such as Guosheng, typically take 2-3 days to deliver products after the receipt of orders.

●	Sales Networking. We have 27 sales persons visiting the exclusive franchise stores and non-exclusive stores each week, which allows us to maintain good relationships with the stores.

Intellectual Property

Mr. Hailong Liu, our CEO, owns the following trademarks:

(i)	Trademark Registration No:	5307764
	Owned Trademark:	GUOYING(国鹰)
	Clarification No:	11
	Term:	May 7, 2009 to May 6, 2019
	Issued by:	Trademark Office, State Administration for Industry and Commerce

(ii)	Trademark Registration No:	5307765
	Owned Trademark:	GUOYING(国鹰)
	Clarification No:	7
	Term:	April 28, 2009 to April 27 2019
	Issued by:	Trademark Office, State Administration for Industry and Commerce

By written agreement, Mr. Liu has granted Guoying the right to use the trademarks from January 1, 2008 to December 31, 2012 at no cost to us and renewed the licensing agreement on July 13, 2012 from January 1, 2013 to December 31, 2014

Regulation

We are subject to a wide range of regulations covering every aspect of our business. The most significant of these regulations are set forth below.  Management believes it is in material compliance with applicable regulations.

Chain Stores Management

In March 1997, the Domestic Trade Ministry issued and enforced the Standard Opinions on the Operation and Management of Chain Stores  (the “Opinions”), to regulate and administrate the forms, management models, composition, business area and other requirements of chain stores. The Opinions discuss three forms of chain stores: regular chain, franchise chain and voluntary chain. The Opinions stipulate that franchise chain and voluntary chain stores must execute relevant cooperation contracts including certain clauses including but not limited to licensed use of trademarks, product quality management, centralized purchase and sales promotion policies.

In May 1997, the State Administration of Industry and Commerce issued the Circular of the Relevant Issues for the Administration of Registration of Chain Stores , which provides the conditions for the establishment of chain stores and branches, the procedures and documents for application for registration with the administration of industry and commerce, and the names of chain stores, to regulate registration issues relating to chain stores.

Regulations relating to consumer protection

On October 31, 1993, the Standing Committee of the National People’s Congress issued and enforced the Law on the Protection of the Rights and Interests of Consumers, or the Consumer Protection Law, revised in 2009. The State Administration of Industry and Commerce also issued the notice regarding Handling of Acts of Infringement of Rights of Consumers or the Notice in March 2004. Under the Consumer Protection Law and the Notice, a business operator providing a commodity or service to a consumer shall first undertake certain responsibilities of the manufacturers relating to products. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

Regulations on commercial franchising

On May 1, 2007, the State Council issued and enforced the Regulations for Administration of Commercial Franchising, to supervise and administrate the Franchise activities. The Regulations for Administration of Commercial Franchising were later supplemented by the Administrative Measures for Archival Filing of Commercial Franchise and the Administrative Measures for Information Disclosure of Commercial Franchise, both of which were issued by the Ministry of Commerce. Under these regulations, Franchisors are required to file franchise contracts with the Ministry of Commerce or its local counterparts; and franchise contracts shall include certain required provisions, such as terms, termination rights and payments. Franchisors are also required to satisfy certain requirements including, without limitation, having mature business models and the capacity to provide operation guidance, technical support and training to franchisees. Franchisors engaged in franchising activities without satisfying the above requirements may be subject to administrative penalties.

Regulations on trademarks

The State Council issued the PRC Trademark Law in 1982, revised in 2001, and the Implementation Regulation of the PRC Trademark Law  in 2002, to protect the owners of registered trademarks and trade names. The Trademark Office handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office or its regional counterpart.

Home appliance sales on the rural market

On April 16, 2009, the Ministry of Commerce, the Ministry Of Finance, the Industry and Information Technology, National Development and Reform Committee, the Ministry of Environmental Protection, State Administration of Industry and Commerce and State Administration of Quality Supervision promulgated the  Implementation Rules of Home Appliance Sales on the Rural Market,  or the   Implementation Rules   to stimulate domestic demand and promote economic development. According to the Implementation Rules, the local government authority would make its decision concerning the qualification of home appliance selling enterprises based on the process of public bidding and tendering. Such enterprises shall satisfy certain requirements, including having measures on dispatching, price management, after-sale service and sales channels. Such enterprises are also required to file with the local commerce bureau for sale of home appliances and shall provide good service. The qualification of sales enterprises to sell home appliances in rural areas may be cancelled in the event of any serious violation of commitments or duties as set forth in the  Implementation Rules.

 PRC M&A Rule

On August 8, 2006, six Chinese government agencies, namely, the Ministry of Commerce, or MOFCOM, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, the State Administration of Foreign Exchange, or SAFE, the State Assets Supervision and Administration Commission, or SASAC, and the State Administration for Taxation, or SAT, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, referred to as the “New M&A Rules”, which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles,” that are (1) formed for the purpose of overseas listing of the equity interests of Chinese companies via acquisition and (2) are controlled directly or indirectly by Chinese companies and/or Chinese individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.

DESCRIPTION OF PROPERTY

Set forth below is a table containing certain information concerning the location and area of our company-owned stores and warehouses and the terms under which such properties are leased.

Name	Area (Square Meters)	Location	Landlord	Lease Commencement Date	Term (years)	Rent per Year ($)
Guangcai Big Market Lease (Guangcai Big Market Store)	528 1,166	Foziling West Road, Lu’an City, Anhui Province	Haibo Liu	October 30, 2008 Renewed April 1, 2011	3 years 3 years	$3,315 $114,286
Haomen Garden Lease (Hao Men Store)		Hao Men Garden road, Lu’an city, Anhui province	Haibo Liu	June 2010 Renewed March 15, 2011	1 year 3 years subject to renewal	$10,794
Development Zone Warehouse Lease	1437.50	Development Zone, East of Jing Er Road, North of Foziling Road, Lu’An City, Anhui Province	Benjun Zhang Youbang Pharmaceuticals Co., Ltd.	April 1, 2010 Renewed April 1 2011	1 year 2 years	$3,221 $21,905
Wangpai Warehouse	808	Liu Fo Road, Lu’An City, Anhui province	Haibo Liu	Jan 2008 to December 2012	3 years	$1,026

Set forth below is a table containing certain information concerning the use right of land we acquired and the terms of the land use right agreement we entered into.

Land	Area (Chinese Acres)	Location	Owner	Term	Total Purchase Price	Advances for Land
Pingqio Industrial Park (Commercial Use)	120	Pingqiao Road South, Yu An District	Pingqiao Management Committee	40 years	$ 19.35 million	$15.74 million
Guoying Agricultural and Forestry Land	5006 (barren mountain)	Yumin Village, Sun Gang County, Jin An District	Yumin Village Committee	30 years	RMB 1,200/ Chinese Acre	$961,000
	387 (barren mountain) 116(slope land)			20 years	RMB1,200/ Chinese Acre RMB1,600/ Chinese Acre	$189,000

We believe that the foregoing properties are adequate for our present needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Hailong Liu	41	Chairman, President, CEO and CFO

Haibo Liu	38	Director and Vice President

Hailong Liu became our Chairman, President, CEO and CFO on July 15, 2010. Mr. Liu has been the CEO of Lu’an Guoying Electronic Sales Co., Ltd. since May 2007. From 2004 to 2007, Mr. Liu was the general manager of Guoying (Formerly named as Lu’an Dongshen Electronic Sales Co., Ltd.). From 2001 to 2003, Mr. Liu was the general manager of Lu’an Xianglong Electronic Sales Co., Ltd. From 1997 to 2001, Mr. Liu was the associate manager of Operation Department of Lu’an Xianglong Electronic Sales. From 1994 to 1996, Mr.Liu was the manager of Nanjing Branch of Shanghai Kaili Company. From 1990 to 1994, Mr. Liu was the manager of Shenzhen Branch of Shanghai Kaili Company.  Mr. Liu got his Executive MBA Degree on Marketing and Sales from Beijing University in 2005.  He is currently studying for his Ph.D. degree in economics at Tsinghua University in China. We believe his knowledge of our company and years of experience in our industry give him the ability to guide our company as a director and executive officer.

Haibo Liu became our Director and Vice President on July 15, 2010. Mr.Liu has been the general manager of sales of Lu’an Guoying Electronic Sales Co., Ltd. since September 2007. From January 2004 to September 2007, Mr. Liu was the shareholder and general manager of Guoying. From 2000 to 2003, Mr. Liu was the general manager of Lu’an Shengtang Sales Co., Ltd. From 1992 to 1999, Mr. Liu established Lu’an Haifeng Sales Operation Department.  Haibo Liu and Hailong Liu are brothers. Mr. Liu has been enrolled as a part-time student in Shenzhen Jucheng Business School since October 2007, majoring in marketing and sales. We believe we can benefit from his intimate knowledge of the business and operations of Guoying and his leadership skills.

Family Relationships

Hailong Liu and Haibo Liu are brothers

Employment Agreements

We have not entered into employment agreements with any of our officers or other key employees.

Compensation of Officers and Directors

Our former executive officers did not receive any compensation.  Our current executive officers do not receive any compensation for serving as executive officers for China Electronics; however, they are compensated by and through Guoying.  The following table sets forth information concerning cash and non-cash compensation paid by Guoying to our named executive officers for 2011 and 2010, respectively.  None of our executive officers received compensation in excess of $100,000 for either of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hailong Liu,	12/31/2011	$48,530							$48,530
Chairman, President, CEO and CFO	12/31/2010	$48,530	—	—	—	—	—	—	$48,530
Haibo Liu,	12/31/2011	$32,835							$32,835
Vice President	12/31/2010	$32,835	—	—	—	—	—	—	$32,835

The Company does not have any equity compensation plans.  The Company does not currently pay any compensation to its non-officer directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS;
CORPORATE GOVERNANCE

Transactions with related persons

On July 9, 2010, Hailong Liu (“Mr. Liu”), our Chairman, President, Chief Executive Officer and Chief Financial Officer, entered into a Call Option Agreement with Sherry Li (the “Ms. Li”), the holder of 11,556,288 shares of our Common Stock (the “Option Shares”).  Under the Call Option Agreement, the Mr. Liu shall have right and option to acquire 50% of Option Shares upon first filing of a quarterly report on Form 10-Q with the SEC on August 23, 2010 following the execution of the Share Exchange Agreement and 50% of the remaining Option Shares 2 years after such filing by August 23, 2012. Pursuant to the terms of the Call Option Agreement, Sherry Li transferred to Mr. Liu 5,778,144 Option Shares in August 2010.

We entered into a lease agreement with Mr. Haibo Liu on January 1, 2008 to rent Wangpai warehouse of 808 square meters located in Liu Fo Road to storage Huangming solar products. The term of the lease is from 2008 to 2011 and the rent is RMB 6, 464 per year (RMB 8 per square meters).

We currently lease for our two company-owned stores. We entered into a lease agreement with Mr. Haibo Liu to rent first floor for our Guangcai Big Market Store on October 30, 2008 for 3 years until 2011 at a rent of RMB 20, 882 per year. We renewed the lease to rent all four floors for our Guangcai Big Market Store on April 1, 2011 for another 3 years until 2014 subject to renewal at a rent of RMB 720,000 per year.  We entered into a lease agreement with Mr. Haibo Liu in 2010 for our Hao Men store for one year and renewed our lease on March 15, 2011 for another 3 years until 2014 subject to renewal at a rent of RMB 68,000 per year.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market.

Board Composition and Committees

Our board of directors is currently composed of two members, Hailong Liu and Haibo Liu.

We currently do not have standing audit, nominating or compensation committees.  Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board of directors is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

Our board of directors will adopt a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The new code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such material legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of April 16, 2012 (i) by each person who is known by us to beneficially own more than 5% of our Common Stock; (ii) by each of the officers and directors of the Company and (iii) by all of officers and directors of the Company as a group.

Address of Beneficial Owner (1)	Positions with the Company	Title of Class	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)
Officers and Directors
Hailong Liu (3)(4)(5)	Chairman, CEO, President and CFO	Common Stock, $0.0001 par value	11,556,288	68.9%
Haibo Liu	Director and Vice President	Common Stock, $0.0001 par value	0	0
All officers and directors as a group (2 persons named above)		Common Stock, $0.0001 par value	11,556,288	68.9%
5% Securities Holders
Sherry Li (3)(4) 87 Dennis Street, Garden City Park NY 11040		Common Stock, $0.0001 par value	5,778,144	34.45%

Professional Capital Partners, Ltd. (6) 1400 Old Country Road Suite 206, Westbury NY 11590		Common Stock, $0.0001 par value	1,463,750	8.7%

(1)   Unless otherwise provided, the address of each person is G-8, Guangcai Big Market, Foziling West Road, Lu’An City, Anhui Provice, 237001.

(2)   Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC” or the “Commission”) and generally includes voting or investment power with respect to securities. The percent of class has also been determined in accordance with rules of the Commission. For purposes of computing such percentage, as of April 16, 2012, there were 16,775,113 shares of our Common Stock outstanding.

(3)   Hailong Liu is the Voting Trustee under a Voting Trust Agreement dated as of July 9, 2010 between Sherry Li and Hailong Liu pursuant to which Hailong has the right to vote an aggregate of 11,556,288 shares of Common Stock which were issued to Sherry Li.

(4)   Ms. Sherry Li is the nominee shareholder on behalf of Mr. Hailong Liu. Pursuant to that certain Call Option Agreement between Ms. Sherry Li and Hailong Liu, Hailong Liu has been granted an option, subject to the satisfaction of certain conditions, to purchase from Ms. Li over the course of approximately 2 years for $0.0001 per share, up to 11,556,288 shares of our Common Stock held by Ms. Li. The conditions and the percentage of the total number of shares subject to the option that would vest upon satisfaction of the condition are as follows:

☐	Filing of a Quarterly Report on Form 10-Q with SEC following the execution of the Share Exchange Agreement – 50%

2 years after the filing of Form 10-Q – 50%

The first condition was satisfied on August 23, 2010 and 5,778,144 Option Shares have been assigned to Mr. Liu from Sherry Li. The second condition will be satisfied on August 23, 2012.

(5)  Under a Stock Option Agreement dated as of July 9, 2010, Hailong Liu has granted to American Capital Partners, LLC an option to purchase an aggregate of  757,576 shares of Common Stock at an exercise price of $2.64 per share. The option becomes exercisable in two installments of 378,788 shares each, the first installment of which is exercisable from October 9, 2010 to April 8, 2011 and the second installment of which is exercisable from April 9, 2011 to October 8, 2011.  To date, no options have been exercised under the Stock Option Agreement.

(6)  Includes 1,000,000 shares issuable upon exercise of currently exercisable warrants.

Changes in Control

Except for the Call Option Agreement described in footnote (4) to the table contained in the section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management,” there are currently no arrangements that may result in a change in control of the Company.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the Selling Stockholders of shares of our Common Stock held by and/or issuable to the Selling Stockholders identified in the table below.

During the period from July 15, 2010 to August 17, 2010 we entered into and consummated the Purchase Agreement with certain of the Selling Stockholders, pursuant to which we issued to certain of the Selling Stockholders for aggregate gross proceeds of $5,251,548  (a) an aggregate of 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 497,303 shares of Common Stock for $3.70 per share and (c) Series D Warrants to purchase an aggregate of 497,303 shares of Common Stock for $4.75 per share.

At the time they acquired the securities pursuant to the Purchase Agreement, all of the Selling Stockholders were “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The table set forth below lists the names of the Selling Stockholders as well as the number of shares of Common Stock which are being offered by the Selling Stockholders hereby.  None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.  None of the Selling Stockholders has or has had within the past three years any position, office, or other material relationship with the Company or any of its predecessors or affiliates.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of its shares at any time.

Name of Selling Stockholder	Total Number and Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)			Maximum Number of Shares to be Sold	Total Number and Percentage of Shares Beneficially Owned After the Offering (2)(3)
Chestnut Ridge Partners, LP (4)	170,454	(5)	1.0%	170,454	0	0
Silver Rock II Limited (6)	428,571	(7)	2.7%	428,571	0	0
The Bosphorous Group, Inc. (8)	85,731	(9)	*	85,731	0	0
Jayhawk Private Equity Fund II, L.P. (10)	342,858	(11)	2.0%	342,858	0	0
Professional Capital Partners, Ltd. (12)	1,463,750	(13)	8.7%	1,643,750	0	0
John Baldwin	28,410	(14)	*	28,410	0	0
DNST Properties, LLC (15)	56,820	(16)	*	56,820	0	0
The Burke Family Trust (17)	143,533	(18)	*	143,533	0	0
SEL Private Trust Co. FAO JM Smucker Co. Master Trust (19)	284,094	(20)	1.7%	284,094	0	0
Coronado Capital Partners LP (21)	85,230	(22)	*	85,230	0	0
Lazy Bear, LLC (23)	22,728	(24)	*	22,728	0	0
Lazy Bear I, LLC (25)	71,022	(26)	*	71,022	0	0
Joseph R. Lee	198,864	(27)	1.2	198,864	0	0
Chris Clayton	34,092	(28)	*	34,092	0	0
Bear Marsh, LLC (29)	14,202	(30)	*	14,202	0	0
Harry Unger Jr.	12,000	(31)	*	12,000	0	0
Denise Scarpelli	12,000	(32)	*	12,000	0	0
Thomas H. Burke	60,000	(33)	*	60,000	0	0
RBC Capital Markets, Custodian for Bruce R. Schafer IRA (34)	16,800	(35)	*	16,800	0	0
Randall M. Toig Family Posterity Trust (36)	90,000	(37)	*	90,000	0	0
Arthur A. Mitchell, Jr.	12,000	(38)	*	12,000	0	0
Scott Sammis	30,000	(39)	*	30,000	0	0
Craig Sherlock	60,000	(40)	*	60,000	0	0
Frank P. Cutrone	30,000	(41)	*	30,000	0	0
John W. Trone	60,000	(42)	*	60,000	0	0
Gregory T. Jones	24,000	(43)	*	24,000	0	0
Randy Hyland	15,000	(44)	*	15,000	0	0
John J. DiLorenzo	12,000	(45)	*	12,000	0	0
Norman J. Ferenz	6,000	(46)	*	6,000	0	0

Barry A. Morguelan	30,000	(47)	*	30,000	0	0
William M. Rogers	6,000	(48)	*	6,000	0	0
Mark L. Bumler	30,000	(49)	*	30,000	0	0
Stanley & Suzanne Dorf	12,000	(50)	*	12,000	0	0
Susan Hardesty	6,000	(51)	*	6,000	0	0
Lawrence R. Clarke, M.D.	15,000	(52)	*	15,000	0	0
Thomas Scott Deal	24,000	(53)	*	24,000	0	0
George Eilers Living Trust (54)	30,000	(55)	*	30,000	0	0
Joseph Tolliver	18,000	(56)	*	18,000	0	0
Jan Dauer	6,000	(57)	*	6,000	0	0
Dean N. Browning	18,000	(58)	*	18,000	0	0
Larry & Diane Zimmerman	12,000	(59)	*	12,000	0	0
Steven Hribar	60,000	(60)	*	60,000	0	0
Frank Krawiecki Profit Sharing Plan (61)	60,000	(62)	*	60,000	0	0
A. Sam Coury	15,000	(63)	*	15,000	0	0
Miles Blacksberg	30,000	(64)	*	30,000	0	0
Henry & Trisha Ihnfeldt	12,000	(65)	*	12,000	0	0
John M. Grenfell	15,000	(66)	*	15,000	0	0
David Sutherlan	6,000	(67)	*	6,000	0	0
Matt Kinchen	12,000	(68)	*	12,000	0	0
Arthur Goldstein	15,000	(69)	*	15,000	0	0
Barney Evangelista	6,000	(70)	*	6,000	0	0
Ron Dilks	30,000	(71)	*	30,000	0	0
Anthony R. Bartolo	12,000	(72)	*	12,000	0	0
Phil & Denise Fortuna	15,000	(73)	*	15,000	0	0
John Hubbard (74)	30,000	(75)	*	30,000	0	0
Jeffrey Webster	6,000	(76)	*	6,000	0	0
Wade M. Harris and Tracy L. Harris JTWROS	60,000	(77)	*	60,000	0	0
Daniel W. Gottlieb	60,000	(78)	*	60,000	0	0
David L. Erickson	6,000	(79)	*	6,000	0	0
Bill Campbell and Edda Campbell JTWROS	18,000	(80)	*	18,000	0	0
Daniel & Deborah Gibson	30,000	(81)	*	30,000	0	0
James J. Roberts	12,000	(82)	*	12,000	0	0
Walter French	6,000	(83)	*	6,000	0	0
LJW Partnership (84)	18,000	(85)	*	18,000	0	0
John S. Harris	18,000	(86)	*	18,000	0	0
William Lurie	25,200	(87)	*	25,200	0	0
David J. Beyer	18,000	(88)	*	18,000	0	0
James E. Mattutat	6,000	(89)	*	6,000	0	0
Neil T. Gutekunst	21,600	(90)	*	21,600	0	0
Dale Cripps	30,000	(91)	*	30,000	0	0
Troy Stubbs	144,000	(92)	*	144,000	0	0
Steven Stubbs	31,800	(93)	*	31,800	0	0
Vincent Cafici	6,000	(94)	*	6,000	0	0
Paul Sipple	6,000	(95)	*	6,000	0	0
Andrew Pace	6,000	(96)	*	6,000	0	0
Bhajan Singh	6,000	(97)	*	6,000	0	0
Byron D. Winans	6,000	(98)	*	6,000	0	0
Charles Landrum	6,000	(99)	*	6,000	0	0
Dean Krutty and Marion Krutty, JTWROS	6,000	(100)	*	6,000	0	0
Derek Polk	18,000	(101)	*	18,000	0	0
Garry Blandford	18,000	(102)	*	18,000	0	0
Gary L. Olshansky and Jeanie H. Olshansky JTWROS	6,000	(103)	*	6,000	0	0
Giuseppe Surace	6,000	(104)	*	6,000	0	0
Greg Kromminga	30,000	(105)	*	30,000	0	0
Howard R. Adrian and Debora J. Adrian JTWROS	6,000	(106)	*	6,000	0	0
Howard Reinsch	12,000	(107)	*	12,000	0	0
ISSC Management (108)	9,000	(109)	*	9,000	0	0
James A. Quesenberry	12,000	(110)	*	12,000	0	0
Jeffrey & Tessa Fitzgerald	18,000	(111)	*	18,000	0	0
Jeffrey Jutras	5,682	(112)	*	5,682	0	0
Jerry D. Daugherty	6,000	(113)	*	6,000	0	0
Jonathan Belding	12,000	(114)	*	12,000	0	0
Kevin Bell	6,000	(115)	*	6,000	0	0
Larry V. Coleman	6,000	(116)	*	6,000	0	0
Mark G. Mann	60,000	(117)	*	60,000	0	0
Mark Timmerman	18,000	(118)	*	18,000	0	0
Michael E. Miner	15,000	(119)	*	15,000	0	0
Michael Kearns	12,000	(120)	*	12,000	0	0
Patrick O’Keefe	6,000	(121)	*	6,000	0	0

Phillip Gendelman	6,000	(122)	*	6,000	0	0
Phillip Larue	6,000	(123)	*	6,000	0	0
Raymond Oakley	6,000	(124)	*	6,000	0	0
Richmond Capital LP (125)	60,000	(126)	*	60,000	0	0
Robert Oetter	18,000	(127)	*	18,000	0	0
Robert S. & Diana Moskowitz	30,000	(128)	*	30,000	0	0
Stephen Bircher	12,000	(129)	*	12,000	0	0
Thomas Leslie	6,000	(130)	*	6,000	0	0
Todd Guest	6,000	(131)	*	6,000	0	0
Troy Palmer	12,000	(132)	*	12,000	0	0

* Less than 1%

(1) As of October 12, 2010 there were 16,775,113 shares of our Common Stock outstanding. Under applicable Commission rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the beneficial owner of a security with regard to which he directly or indirectly has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person’s economic interest in the security. Each Selling Stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in the table.

(2) In determining the percent of Common Stock beneficially owned by a Selling Stockholder on October 12, 2010, (a) the numerator is the number of shares of Common Stock beneficially owned by such Selling Stockholder, including shares the beneficial ownership of which may be acquired within 60 days through the conversion of convertible securities and the exercise of warrants, if any, held by that Selling Stockholder, and (b) the denominator is the sum of (i) the 16,775,113 shares of Common Stock outstanding on October 12, 2010, and (ii) the aggregate number of shares of Common Stock that may be acquired by such Selling Stockholder within 60 days upon the conversion of convertible securities and the exercise of warrants held by the Selling Stockholder.

(3) Assumes the sale of all shares offered by the Selling Stockholders.

(4) Kenneth Pasternak has the voting and investment power as the managing member of Chestnut Ridge Capital, LLC, the General Partner of Chestnut Ridge Partners, LP.

(5) Includes 28,409 shares of Common Stock which may be issued upon exercise of Class C Warrants and 28,409 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(6) Ezzat Jalladhas the voting and investment power over Silver Rock II Limited.

(7)  Includes 142,857 shares of Common Stock which may be issued upon exercise of Class A Warrants and 142,857 shares of Common Stock which may be issued upon exercise of Class B Warrants.

(8)  Daniel J. McCloryhas the voting and investment power over all of the shares held by The Bosphorous Group, Inc.

(9)  Includes 28,571 shares of Common Stock which may be issued upon exercise of Class A Warrants and 28,571 shares of Common Stock which may be issued upon exercise of Class B Warrants.

(10) Kent McCarthy controls Jayhawk Private Equity, LLC, the general partner of Jayhawk Private Equity GP II, LP, which has the voting and investment power as the general partner of Jayhawk Private Equity Fund II, L.P.

(11)  Includes 114,286 shares of Common Stock which may be issued upon exercise of Class A Warrants and 114,286 shares of Common Stock which may be issued upon exercise of Class B Warrants.

(12) Greg Goldberg has the voting and investment power over Professional Capital Partners, Ltd.

(13)  Includes 1,000,000 shares of Common Stock which may be issued upon exercise of Class E Warrants.

(14)  Includes 4,735 shares of Common Stock which may be issued upon exercise of Class C Warrants and 4,735 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(15)  David Aufrecht has the voting and investment power as President of Directional Managing Co., which is the manger of DNST Properties, LLC.

(16)  Includes 9,470 shares of Common Stock which may be issued upon exercise of Class C Warrants and 9,470 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(17)  Peter Burke, as the settlor and trustee, has the voting and investment power over Burke Family Trust.

(18)  Includes 28,571 shares of Common Stock which may be issued upon exercise of Class A Warrants, 28,571 shares of Common Stock which may be issued upon exercise of Class B Warrants, 9,470 shares of Common Stock which may be issued upon exercise of Class C Warrants and 9,470 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(19)  Zach Easton has the voting and investment power over SEL Private Trust Co. FAO JM Smucker Co. Master Trust.

(20)  Includes 47,349 shares of Common Stock which may be issued upon exercise of Class C Warrants and 47,349 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(21)  Zach Easton has the voting and investment power over Coronado Capital Partners LP.

(22)  Includes 14,205 shares of Common Stock which may be issued upon exercise of Class C Warrants and 14,205 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(23) Scott B. Gann controls Oso Capital, which has the voting and investment power over Lazy Bear, LLC.

(24)  Includes 3,788 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,788 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(25)  Scott B. Gann controls Oso Capital, member of Lazy Bear, LLC, which has the voting and investment power over Lazy Bear I, LLC.

(26)  Includes 11,837 shares of Common Stock which may be issued upon exercise of Class C Warrants and 11,837 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(27)  Includes 33,144 shares of Common Stock which may be issued upon exercise of Class C Warrants and 33,144 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(28)  Includes 5,682 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,682 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(29) Kevin Marsh has the voting and investment power over Bear Marsh, LLC.

(30)  Includes 2,367 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,367 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(31)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(32)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(33)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(34)  Bruce R. Schafer has the voting and investment power over all of the shares held by RBC Capital Markets as Custodian for Bruce R. Schafer IRA.

(35)  Includes 2,800 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,800 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(36)  Randall M Toig has the voting and investment power over Randall M Toig Family Posterity Trust.

(37)  Includes 15,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 15,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(38)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(39)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(40)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(41)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(42)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(43)  Includes 4,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 4,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(44)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(45)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(46)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(47)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(48)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(49)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(50)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(51)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(52)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(53)  Includes 4,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 4,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(54)  George C. Eilers Sr has the voting and investment power over George Eilers Living Trust.

(55)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(56)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(57)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(58)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(59)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(60)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(61)  Frank Krawiecki has the voting and investment power over Frank Krawiecki Profit Sharing Plan.

(62)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(63)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(64)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(65)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(66)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(67)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(68)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(69)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(70)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(71)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(72)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(73)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(74)  John J Hubbard has the voting and investment power over all of the shares held by Atlas Tubular LP.

(75)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(76)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(77)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(78)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(79)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(80)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(81)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(82)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(83)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(84)  Bob Lucas has the voting and investment power over  LJW Partnership.

(85)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(86)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(87)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(88)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(89)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(90)  Includes 3,600 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,600 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(91)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(92)  Includes 24,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 24,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(93)  Includes 10,600 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,600 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(94)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(95)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(96)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(97)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(98)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(99)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(100)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(101)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(102)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(103)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(104)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(105)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.
(106)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(107)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(108) Carl Nelson has the voting and investment power as the President, Chairman and CEO of ISSC Management.

(109)  Includes 1,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(110)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(111)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(112)  Includes 947 shares of Common Stock which may be issued upon exercise of Class C Warrants and 947 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(113)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(114)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(115)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(116)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(117)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(118)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(119)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(120)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(121)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(122)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(123)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(124)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(125)  David Kass has the voting and investment power as the Managing Member of DBK LLC , the General Partner of Richmond Capital LP.

(126)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(127)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(128)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(129)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(130)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(131)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

(132)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Class C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Class D Warrants.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share, and 50,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of April 18, 2012, there were 16,775,113 shares of our Common Stock issued and outstanding and no shares of our Preferred Stock outstanding.  As of today, our shares of Common Stock are held by 118 stockholders of record.

Common Stock

Our Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our Common Stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is authorized by our Articles of Incorporation to issue the authorized shares of our preferred stock in one or more series. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series;

2.	The dividend rate on the shares of that series, the conditions and time upon which such dividends shall be payable, and whether dividends will be cumulative or non-cumulative;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a “blank check” preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

 In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of Common Stock. For example, preferred stock issued by us may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Dividend Policy

We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Common Stock Purchase Warrants

During the period from July 15, 2010 to August 17, 2010 we issued three –year warrants to purchase our Common Stock at various exercise prices as set forth below:

Title of Warrant	Exercise Price	Total Number of Shares of Common Stock Subject to Issuance Upon Exercise
Series A	$2.19	314,285(1)
Series B	$2.63	314,285(1)
Series C	$3.70	497,302(2)
Series D	$4.75	497,302(2)
Series E	$0.25	1,000,000(1)
Series F(i)	$1.75	31,429(3)
Series F(ii)	$2.64	94,329(3)
Series F(iii)	$2.64	104,592(3)
Series G	$2.64	50,000(4)

(1)	Series A, B and E Warrants were issued to 5 Selling Stockholders pursuant to or in connection with a Share Exchange Agreement dated as of July 9, 2010.
(2)	Series C and D Warrants were issued to 105 Selling Stockholders in a series of private placements pursuant to Subscription Agreement dated between July 9, 2010 and August 17, 2010.
(3)
Series F Warrants were issued to private placement agents in connection with the private placements dated July 9, 2010 and August 17, 2010, including 31,429 shares of Common Stock issuable to Hunter Wise upon exercise of Series F(i) Warrants at exercise price of $1.75 per share, 94,329 shares of Common Stock issuable to Hunter Wise upon exercise of Series F(ii) Warrants at exercise price of $2.64 per share, and 104,592 shares of Common Stock issuable to American Capital Partners upon exercise of Series F(iii) Warrants at exercise price of $2.64 per share.

(4)
On July 9, 2010, the Company issued Series G warrants to purchase 50,000 shares of Common Stock with an exercise price of $2.64 to Guzov Ofsink, LLC, the Company’s prior counsel.  The Series F warrants were issued pursuant to the terms of advisory agreements between the Company and the placement agents.

All of the above warrants contain the following provisions:

Cashless Exercise.  Subject to certain exceptions, the holders may make a cashless exercise if a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants is not in effect on February 13, 2011.

Maximum Exercise; 9.9% Limitation. The holder is not permitted to exercise the warrant to the extent that on the date of exercise the exercise would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock on such date.

Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The exercise price of the warrants and the number of shares of common stock issuable on exercise of the warrants will be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares.

Adjustment for Reorganization, Consolidation, Merger, Etc. If we merge or consolidate with or into any other person, or are a party to certain other corporate reorganizations, then, in each case, the holder of the warrant (on exercise at any time after the consummation of such transaction) will be entitled to receive, the stock and other securities and property (including cash) which the holder would have been entitled to receive if the holder had exercised the warrant immediately prior to the effectiveness of the transaction.

 Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock.

Convertible Securities

We  have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and By-laws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, Nevada 89014 and its main telephone number is 702-818-5898.

SHARES ELIGIBLE FOR FUTURE SALE

As of April 18, 2012, there were issued and outstanding (i) 16,775,113 shares of our Common Stock and (ii) warrants to purchase an aggregate of 2,907,726 shares of our Common Stock.  We currently have obligation to register for resale by the holders thereof an aggregate of the 2,627,376 shares of our Common Stock issuable upon exercise of warrants.  We are not required to register 280,350 shares of Common Stock issuable upon exercise of the Series F and Series G warrants at this time.

Shares Covered by this Prospectus

All of the 5,394,622 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

Under Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months and at least twelve months from the date the Company filed Form 10 information to cease to be a “shell company” is entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements under the Exchange Act for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least at least six months and at least twelve months from the date the Company filed Form 10 information to cease to be a “shell company”, but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

☐	1% of the total number of securities of the same class then outstanding, which will equal approximately 167,751 shares immediately after this offering; or

☐	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the Common Stock purchased by the investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers to China Electronics Holdings, Inc. This discussion assumes that an investor will hold each share of our Common Stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our Common Stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

☐
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

☐	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

☐
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

☐	fails to provide an accurate taxpayer identification number;

☐	is notified by the IRS that backup withholding is required; or

☐	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our Common Stock following the consummation of this offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

 The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Our management is substantially based in the PRC and expected to be based in the PRC in the future, although two of our executive officers and one of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. However, since it is not anticipated that we would receive dividends or generate other income in the near future, we are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and if we were to have income in the future.

Dividends From PRC Operating Companies

If we are not treated as resident enterprises under the EIT Law, then dividends that we receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, if we are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. As indicated above, however, we are not expected to be paid any dividends in the near future. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, we were to be paid any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

 Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our Common Stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and cannot provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 5,394,622 shares of our Common Stock. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Eaton & Van Winkle LLP, New York, New York.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

  We changed our independent registered public accounting firm effective September 29, 2010 from GBH CPAs, PC (“GBH”) to Kabani & Company, Inc. (“Kabani”). Information regarding the change in the independent registered public accounting firm was disclosed in our Current Report on Form 8-K filed with the Commission on October 4, 2010.  There were no disagreements with GBH, or any reportable events requiring disclosure under Item 304(b) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 (File No. 333-169968) under the Securities Act, as amended, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and any other material we may file with the Commission may be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission such as us.

We file periodic reports (Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) with the Commission. We are not required to file proxy statements or information statements with the Commission or to deliver an annual report to security holders and we do not undertake to voluntarily send annual reports to our security holders.

 You may read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF MARCH 31, 2012 AND DECEMBER 31, 2011
(Unaudited)

	MARCH 31,	DECEMBER 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$39,619	$171,838
T Trade accounts receivable, net of allowance for doubtful accounts of $2,217,921 and $2,198,376, respectively	10,929,198	9,431,556
Other receivable	4,796,078	4,753,480
Advances	3,743,653	6,722,052
Inventories, net	2,318,546	1,804,870
Total current assets	21,827,094	22,883,796

Noncurrent assets
Property and equipment, net	563,223	531,107
Construction in progress	6,103,680	5,704,347
Advances - Long term	13,584,070	13,464,311
Intangible assets	15,693,082	15,711,584
Total noncurrent assets	35,944,055	35,411,349

Total assets	$57,771,149	$58,295,145

Liabilities and Stockholders' Equity
Current liabilities :
Accounts payable and accrued expenses	$96,574	$237,482
Other payable	3,577,890	4,806,278
Unearned revenue	458,397	-
Total current liabilities	4,132,861	5,043,760

Total liabilities	4,132,861	5,043,760

Stockholders' equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2012 and December 31, 2011	-	-
Common stock, $0.0001 par value; 150,000,000 shares authorized; 16,775,113 shares and 16,775,113 issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	1,678	1,678
Additional paid in capital	15,341,710	15,341,710
Retained earnings	30,508,111	30,602,014
Statutory reserve	3,958,981	3,958,981
Accumulated other comprehensive income	3,827,808	3,347,001
Total stockholders' equity	53,638,288	53,251,385

Total liabilities and stockholders' equity	$57,771,149	$58,295,145

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(Unaudited)

	MARCH 31,
	2012	2011

Net revenue from exclusive franchise stores	$9,780,970	$11,806,390
Net revenue from non-exclusive franchise stores	3,057,228	7,788,313
Net revenue from company owned stores	660,298	1,258,349
Net Revenue	13,498,496	20,853,052

Cost of goods sold from exclusive franchise stores	9,130,330	9,934,301
Cost of goods sold from non-exclusive franchise stores	2,854,158	6,549,382
Cost of goods sold from company owned stores	605,830	1,052,616
Cost of goods sold	12,590,318	17,536,299

Gross profit	908,178	3,316,753
Operating expenses:
Selling expense	483,774	116,546
General and administrative expenses	517,492	388,324
Total Operating Expenses	1,001,266	504,870

Net operating income (loss)	(93,088)	2,811,883

Other income (expense):
Financial expense	(815)	779
Other expense	-	(2,039)
Other income	-	761
Total other expense	(815)	(499)

Net income (loss) before income taxes	(93,903)	2,811,384

Income taxes	-	172

Net income (loss)	(93,903)	2,811,212

Foreign currency translation adjustment	480,807	240,628

Comprehensive income	$386,904	$3,051,840

Earnings (loss) per share - basic	$(0.01)	$0.17

Earnings (loss) per share - diluted	$(0.01)	$0.16

Basic weighted average shares outstanding	16,775,113	16,775,113

Diluted weighted average shares outstanding	16,775,113	17,818,335

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(Unaudited)

	MARCH 31,
	2012	2011

Net income (loss)	$(93,903)	$2,811,212
Adjustments to reconcile net income to net cash provided by operations:
Amortization	157,951	24,733
Depreciation	4,026	2,137
Changes in operating liabilities and assets:
Trade accounts receivable	(1,411,082)	(1,249,942)
Advances	3,032,449	(2,498,460)
Inventories	(496,683)	(3,113,835)
Other receivables	5,832	4,139,840
Trade accounts payable	-	429,616
Other payables	(1,411,521)	-
Customer deposit	457,531	(17,046)
Accrued expenses	1,250	(744)
Net cash provided by operating activities	245,850	527,510

Cash flows from investing activities:
Property, plant, and equipment additions	(31,367)	(10,264)
Construction in Progress	(347,937)	-
Restricted cash	-	76,100
Acquisition of intangible assets	-	(15,220)
Advances for land		-
Net cash (used in) provided by investing activities	(379,304)	50,616

Cash flows from financing activities
Related party receivable	-	64,076
Net cash provided by financing activities	-	64,076

Effect of rate changes on cash	1,235	6,283

(Decrease) increase in cash and cash equivalents	(132,219)	648,486
Cash and cash equivalents, beginning of period	171,838	1,226,101
Cash and cash equivalents, end of period	$39,619	$1,874,587

Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$779
Income taxes paid in cash	$-	$172

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
March 31, 2012
(Unaudited)

1.	Nature of Operations

China Electronics Holdings, Inc. (the “Company “or “CEHD Nevada”), formerly named Buyonate, Inc., was a development stage company incorporated in the State of Nevada on July 9, 2007. Upon consummation of Share Transfer and Share Exchange transactions referred to below, the Company began to engage in the wholesale and retail distribution of consumer electronics and appliances in certain rural markets in the People’s Republic of China through its indirectly wholly owned subsidiary Guoying.

2008 and 2010 Share Transfers

China Electronic Holdings, Inc (“CEH Delaware”) was incorporated on November 15, 2007 in Delaware. CEH Delaware has conducted no business activities.

Lu’an Guoying Electronic Sales Co., Ltd., a domestic PRC corporation, (“Guoying”) was established on January 4, 2002 to engage in the wholesale and retail distribution of electronics consumer products to rural areas in An Hui province. Mr. Hailong Liu is the CEO and Chairman of Guoying.  Pursuant to a Share Transfer Agreement dated May 30, 2009, Mr. Hailong Liu (the “Guoying Shareholder”) transferred 100% of outstanding shares of Guoying to CEH Delaware in exchange for an aggregate of 11,566,288 CEH Delaware Shares, constituting 84.6% of issued and outstanding shares of CEH Delaware and also for a consideration of RMB 1,000,000 (the “Purchase Price”). The Guoying Shareholder contributed the cash portion of the price for their shares to Guoying for working capital and general corporate purpose and as a result of the 2009 Share Transfers, Guoying became a wholly foreign-owned subsidiary (“WFOE”) of CEH Delaware. In an effort to comply with regulations of the PRC applicable to the transfer by a resident of the PRC of shares of a PRC company to a company located outside the PRC, Mr. Liu caused Ms. Sherry Li to act as nominee holding record ownership of his shares in CEH Delaware. As a result of the 2009 Share Transfer, Guoying became a wholly owned subsidiary of CEH Delaware with registered capital of RMB 1,000,000.  Subsequently, Guoying increased its paid-in capital to $2,838,653 in 2010. The 2009 Share Transfer  was approved by the Ministry of Commerce of Anhui Province and registered with Administration and Industry of Commerce of Lu An City.

2008 and 2010 Bridge Financings

On January 30, 2008, CEH Delaware consummated a bridge financing for $275,000 pursuant to a Securities Purchase Agreement with an investor, pursuant to which it sold 343,750 Series A Convertible Preferred Shares and a series E Warrant to purchase one million shares of common stock (“CEH Delaware Shares”) at $1 per share. On January 5, 2010, CEH Delaware consummated a second bridge financing of $550,000 pursuant to Securities Purchase Agreements with four investors (together collectively referred to as “Bridge Investors”), pursuant to which it sold 314,285 shares of CEH Delaware Shares, 314,285 Series A Warrants and 314,285 Series B Warrants. Upon consummation of the 2008 and 2010 bridge financings, the Bridge Investors held 8.58% of the issued and outstanding shares of CEH Delaware.

2010 Share Exchange between CEH Delaware and CEHD Nevada

The Company entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with CEH Delaware and the holders of all of the issued and outstanding common and preferred shares, and warrants of CEH Delaware (the “Delaware Shareholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, the Delaware Shareholders transferred 100% of the outstanding shares of common and preferred shares, and 100% of the warrants to purchase common shares of CEH Delaware, in exchange for an aggregate of 13,785,902 newly issued shares of the Company’s Common Stock  (including 13,665,902 shares of common stock issued pursuant to the Share Exchange Agreement dated July 22, 2010, and 120,000 shares of common stock issued to consultants for their services) and warrants to purchase an aggregate of 1,628,570 shares of the Company’s Common Stock. The shares of the Company’s common stock acquired by the Delaware Shareholders in such transactions constituted approximately 82.2% of the Company’s issued and outstanding Common Stock (including 68.9% held of record by Ms. Li as nominee of Mr. Liu) giving effect to the share and warrant exchange and the sale of the Company’s Common Stock pursuant to the Subscription Agreements discussed below (the 2010 Pipe Transaction), but without giving effect to the exercise of any outstanding warrants to purchase shares of the Company’s common stock. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of common stock and then agreed to the cancellation of such shares.  The Share Exchange resulted in (i) a change in our control with a single shareholder of CEH Delaware owning approximately 68.9% of the issued and outstanding shares of the Company’s common stock,, (ii) CEH Delaware becoming our wholly-owned subsidiary, and (iii) appointment of Mr. Liu as the Company’s sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

2010 PIPE Transaction

On July 15, 2010 the Company consummated a Private Placement pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”), pursuant to which we sold units (the “Units”).  Each Unit consisted of four shares of the Company’s Common Stock, a warrant to purchase one share of Common Stock at an exercise price of $3.70 per share (a “Series C Warrant”) and a warrant  to purchase one share of Common Stock at an exercise price of $4.75 per share (a “Series D Warrant”).  Additional Private Placements of Units were consummated on July 26, 2010 and August 17, 2010. The aggregate gross proceeds from the sale of the Units was $5,251,548 and in such Private Placements, an aggregate of (a) 1,989,211 shares of the Company’s Common Stock, (b) Series C Warrants to purchase an aggregate of 499,403 shares of the Company’s Common Stock and (c) Series D Warrants to purchase an aggregate of 499,403 shares of the Company’s Common Stock were sold.

Call Option Agreement and Reverse Acquisition

In connection with the above transactions, Mr. Liu entered into a call option agreement (the “Call Option Agreement”) and voting trust agreement (the “Voting Trust Agreement”) with Ms. Li, dated July 9, 2010. Pursuant to the Call Option Agreement, Mr. Liu has the right for a period of two years to purchase 11,556,288 shares of common stock (the “Option Shares”) from Ms. Li for nominal consideration ($0.001 per share). Of the shares purchasable by Mr. Liu, he shall have the right to acquire 50% of the Option Shares upon filing of a quarterly report on Form 10-Q for the quarter ended June 30, 2010 and the balance two years after such filing. Pursuant to the terms of the Call Option Agreement, Mr. Liu received 5,778,144 shares in August 2010 from Ms. Sherry Liu pursuant to the vesting schedule set forth in the Call Option Agreement. The Call Option Agreement provides that Ms. Li shall not vote or dispose of the shares of common stock without Mr. Liu’s prior written consent. The Voting Trust Agreement further provides that, Ms. Li, the nominee shareholder, has no power to vote or dispose of the Option Shares without Mr. Liu’s consent.

The exchange of shares between the Guoyiing Shareholders and CEH Delaware pursuant to the 2009 Share Transfer was accounted for as a reverse acquisition at historical costs since Guoying Shareholders obtained control of 84.6% of outstanding CEH Delaware Shares and Guoying management, Mr. Hailong Liu, became the management of CEH Delaware, and, prior to the exchange, Mr. Liu was the majority shareholder of both companies. Thus, for accounting purposes, the transaction was treated as a recapitalization of Guoying, with Guoying being treated as the continuing entity.  Thus, the historical financial statements presented are the financial statements of Guoying.

Likewise, the exchange of shares pursuant to the July 10, 2010 Share Exchange between the shareholders of CEH Delaware and the Company was accounted for as a reverse acquisition at historical cost since CEH Delaware Shareholders obtained control of 82.2% of outstanding shares of the Company, including 68.9% of outstanding shares of the Company owned by Guoyoing Shareholders, and the management of CEH Delaware, Mr. Hailong Liu, became the management of the Company. Mr, Liu, who controlled Guoying prior to these transactions, effectively obtained control of the Company upon completion of Share Exchange with the Company. Accordingly, for accounting purposes, the Share exchange was recorded as a recapitalization of CEH Delaware, with CEH Delaware being treated as the continuing entity.  The historical financial statements presented are the financial statements of CEH Delaware, which are in essence the financial statements of Guoying.

2.	Summary of Significant Accounting Policies

Basis of Presentation

In the opinion of management, the accompanying balance sheets and related interim statements of income and comprehensive income, and cash flows include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The functional currency is the Chinese Renminbi (“RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“USD”). Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s 2011 Form 10-K filed on April 16, 2012 with the U.S. Securities and Exchange Commission.

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Principles of Consolidation

The consolidated financial statements include the financial statements of the company, its wholly owned subsidiary CEH Delaware, and its wholly owned subsidiary Guoying. The financial statements of co-operative stores (exclusive franchise stores and non-exclusive franchise stores) are not consolidated as these stores are independently managed and they have no right to return their purchased goods.

All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. Deposits held in financial institutions in the PRC are not insured by any government entity or agency. The Company issues acceptance bills to its suppliers through Chinese banks from time to time. Acceptance bills are in the form of notes payables that are written promises to pay stated sums of money at future dates. Standard practice in China requires Companies to maintain restricted deposits at those banks that issue acceptance bills to suppliers of the Company to ensure sufficient payment on demand.

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s regular assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. These factors continuously change, and can have an impact on collections and the Company’s estimation process. These impacts may be material. Management reviews and maintains an allowance for doubtful accounts that reflects the management’s best estimate of potentially uncollectible trade receivables. Certain accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. Allowance for doubtful debts amounted for accounts receivable to $2,217,921 and $2,198,376 as of March 31, 2012 and December 31, 2011, respectively. We do not set a specific date for payments from customers. The Company reviews the balance periodically and decides the collection time based on the market condition, the Company’s cash position, the potential purpose from the customers, the amount of the sales, and other conditions.

	Beginning balance	Cost charged to expense	Reduction from reverses	Ending balance
December 31, 2011	$2,065,683	$132,693	$-	$2,198,376
March 31, 2012	$2,198,376	$19,545	$-	$2,217,921

Advances

As is customary in the PRC, the Company makes advances to its suppliers for inventory and property and equipment.  Advances are classified as current assets when the advances relates to the purchase of inventory.  The Company also makes advances to suppliers for construction of its property and equipment.  Such advances are classified as long-term since the assets to which the advances relate are long-term assets. If the Company determines that the products for which it prepaid will not be delivered then an impairment charge is taken.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. The cost of the inventory includes that costs of acquiring electronic products sold plus freight in costs incurred acquiring the inventory.  The freight costs are allocated to the individual products purchased.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventories consist of the following:

	March 31, 2012	December 31, 2011
Electronic products	$2,318,546	$1,804,870

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to manufacturing is reported in cost of revenues. Depreciation not related to manufacturing is reported in selling, general and administrative expenses. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Furniture and office equipment	5 years
Motor vehicles	10 years

Impairment of Long-Lived and Intangible Assets

Long-lived assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in FASB Codification (ASC) 360. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of March 31, 2012, the Company expects these assets to be fully recoverable. No impairment of assets was recorded in the periods reported.

Revenue Recognition – Product Sales

The Company receives revenue from sale of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). The Company recognizes all product sales revenue at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes product sales revenue from our sales to exclusive franchise stores and non-exclusive franchise stores when the products are delivered to the respective store. Product sales to all co-operative stores are recorded at the gross amount billed to the store as we have determined that we are principal to the transaction because we are the primary obligor in the arrangement.

No return rights are granted to franchise stores if they are unable to sell their purchased inventories to the end users. Additionally, our product sales from company-owned stores are covered by the respective manufacturers’ return and warranty policies and we receive full reimbursement for any costs associated with returns and warranty payments. As such, we do not estimate deductions or allowance for sales returns. The Company’s revenue from sales is presented as gross revenue. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Unearned revenue amounted to $458,397 and $0 as of March 31, 2012 and December 31, 2011, respectively.

Our products delivered to franchise stores would be checked on site by such stores and, once the products are accepted by such stores , they will sign the acceptance notice. Rewards or incentives given to our retail franchise stores are an adjustment of the selling prices of our products sold to our customers; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”). Currently, the Company is subject to beneficial treatment of income tax and VAT approved by the local Government and hence, a reduced fixed annual tax rate in amount of no more than approximately $1,200 cover income tax and value added taxes.

Revenue Recognition – Franchise Fees

Franchise fees, including area development and initial franchise fees, continuing fees, and royalties (collectively referred to as Franchise fees”) received from co-operative stores (exclusive franchise stores and non-exclusive franchise stores) for the purpose of establishing new stores and royalties are charged to franchisees based on a percentage of a franchised store’s sales.

Franchise fees are accrued as unearned franchise revenue when received and are recognized as revenue when the respective franchised store opens, which is generally when we have fulfilled all significant obligations to the franchisee. Continuing fees and royalties are recognized in the period earned.

Currently, in connection with promotional efforts aimed at network growth, the Company has ceased charging franchise fees, continuing fees and royalties to our exclusive stores.

Cost of Goods Sold

Cost of goods sold consists primarily of the costs of the products sold, including freight in charges on those goods.

Selling Expenses

Selling expenses include costs incurred in connection with performing general selling activities, such as sales commissions, freight-out charges, marketing and advertisement costs, shipping and handling costs, and sales salaries.

General and Administrative Expenses

General and administrative expenses include the costs of non-selling related salaries and related employee benefits, professional service fees, rent and depreciation, warehousing costs, office supplies, bad debts expense, , and amortization of intangible assets (land).

Shipping and Handling Costs

ASC 605-45-20 (formely EITF No. 00-10, “Accounting for Shipping and Handling Fees and Costs”) establishes standards for the classification of shipping and handling costs. Shipping and Handling costs include shipping and handling costs related to shipping and handling our products from our warehouses to buyers’ designated locations at our exclusive or non-exclusive franchise stores, and company owned stores (collectively referred to as the “Stores”). Shipping and handling costs that are billed to Stores are classified as revenue, while those costs not billed to Stores are classified as selling expenses. Shipping and handling costs billed to Stores and included within revenue for the three months ended March 31, 2012 and 2011 were $0 because the Company did not charge any shipping and handling expenses from Stores. Shipping and handling costs not billed to Stores and included within selling expenses for the three months ended March 31, 2012 and 2011 were $189,972 and $68,282, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs of $25,593 and $9,117 are included in selling expenses for the three months ended March 31, 2012 and 2011, respectively.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation. At March 31, 2012 and December 31, 2011, the cumulative translation adjustment of $3,827,808 and $3,347,001, respectively, was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the three months ended March 31, 2012 and 2011, accumulated other comprehensive gain was $480,807 and $240,628, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS 109, “Accounting for Income Taxes.”) Under the asset and liability method as required by ASC 740, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. As of March 31, 2012 and December 31, 2011, the Company did not have any deferred tax assets or liabilities, and as such, no valuation allowances were recorded at March 31, 2012 and December 31, 2011.

ASC 740 clarifies the accounting and disclosure for uncertain tax positions and prescribes a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The Company’s operations are subject to income and transaction taxes in the United States and the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, and as a result the ultimate amount of tax liability may be uncertain. However, the Company does not anticipate any events that would lead to changes to these uncertainties.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

Financial Instruments

ASC 825 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of those instruments. ASC 820 (formerly SFAS 157, “Fair Value Measurements”), adopted July 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables, including short-term loans, qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels are defined as follows:

•	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820.

Stock-Based Compensation

The Company records stock-based compensation expense pursuant to ASC 718 (formerly SFAS 123R, “Share Based Payment.”) The Company uses the Black-Scholes option pricing model which requires the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with ASC 718 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. ASC 718 (formerly SFAS 123R) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

There was no stock based compensation for the three months ended March 31, 2012 and 2011.

Statement of Cash Flows

In accordance with ASC 230 (formerly SFAS No. 95 “Statement of Cash Flows”) cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

ASC 280 (formerly SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”) requires use of the management approach model for segment reporting. The Company uses the management approach model for segment reporting, which is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company has determined that its operations consist of three reportable business segments as all revenue is derived from customers in the People’s Republic of China (PRC) and all of the Company’s assets are located in PRC.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In December 2011, the FASB issued guidance on offsetting (netting) assets and liabilities. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The new guidance is effective for annual periods beginning after January 1, 2013.

In June 2011, the FASB issued guidance on presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements. The new guidance will be effective for us beginning July 1, 2012 and will have financial statement presentation changes only.

3.	Basic and Diluted Earnings (Loss) Per Share

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At March 31, 2012 and March 31, 2011, the Company had 0 and 1,035,222 warrants outstanding that were anti-dilutive.

The following is a reconciliation of the basic and diluted earnings (loss) per share:

	For the three months ended March 31,
	2012	2011
Net income (loss) for earnings per share	$(93,903)	$2,811,212

Weighted average shares used in basic computation	16,775,113	16,775,113

Diluted effect of preferred stock	-	-

Diluted effect of warrants	-	1,035,222

Weighted average shares used in diluted computation	16,775,113	17,818,335

Earnings (loss) per share, basic	$(0.01)	$0.17

Earnings (loss) per share, diluted	$(0.01)	$0.16

4.	Property and Equipment

Property and equipment consisted of the following:

	March 31, 2012	December 31, 2011
Vehicle	$57,976	$57,465
Furniture and office equipment	360,529	353,651
Other assets	172,428	143,458
Total property and equipment	590,933	554,574
Accumulated depreciation	(27,710)	(23,467)
Net property and equipment	$563,223	$531,107

Depreciation expense included in selling, general and administrative expenses for the three months ended March 31, 2012 and 2011 was $4,026 and $2,137, respectively.

5.	Other Receivables

Other receivables consisted of the following:

	March 31, 2012	December 31, 2011
Youbang Pharmaceutical	$4,764,378	$4,722,000
Deposit for office rent	31,700	31,480
	$4,796,078	$4,753,480

An allowance for loans receivable is recorded when circumstances indicate that collection of all or a portion of a specific balance is unrecoverable. The Company provides for allowances on other accounts receivable on a specific identification basis. Certain other loans receivable amounts are charged off against the allowance after a sufficient period of collection efforts. Subsequent cash recoveries are recognized as a reduction in general and administrative expenses in the period when they occur. The Company determined that no allowance was necessary as of March 31, 2012 and December 31, 2011.

6.	Advances

The current advances to suppliers amounted to $3,743,653 and $6,722,052 as of March 31, 2012 and December 31, 2011, respectively.

Long term advances related to construction amounted to $13,584,070 and $13,464,311 as of March 31, 2012 and December 31, 2011, respectively.

7.	Intangible Assets

Intangible assets amounted to $15,693, 082 and $15,711,584 as of March 31, 2012 and December 31, 2011, respectively. Intangible assets consisted of the following:

	March 31, 2012	December 31, 2011
Trade mark	$1,334	$1,322
Land use rights	17,040,383	16,890,153
Less accumulated amortization	(1,348,635)	(1,179,891)
Land use rights, net	$15,693,082	$15,711,584

The Chinese government owns all land in the PRC. However, the government grants "land use rights" for terms ranging from 20 to 50 years. The Company is amortizing the cost of land use rights over the usage terms. Intangible assets are reviewed at least annually and more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of March 31, 2012, the Company determined that there had been no impairment.

Approximately $15,740,000 was paid to an unrelated party - Pingqiao Industrial Park in Luan city, Anhui Province, China - for acquiring land use rights. The Company intends to construct warehouses, research and development center and a commercial center on this land. The Company received a land use right certificate issued by Pingqiao Industrial Park on April 16, 2012 with a validation term of 50 years until 2062 for 38,449 square meters, including 19,200 square meters where four buildings have been constructed on to be used as warehouses of logistic center. We are obligated to pay to Pingqiao Committee approximately $3.7 million upon obtaining the land use right certificate of the whole land.

Approximately $6,296,000 was paid to Youbang Pharmaceuticals Co., Ltd., an unrelated party for acquiring land use rights as of December 31, 2010. The Company intended to build a warehouse and distribution center on this land. The $0 and $1,574,000 of this $6,296,000 was returned to the Company during the three months ended March 31, 2012 and fiscal year ended December 31 2011 respectively. As of March 31, 2012, the balance of $4,764,378 is booked in other receivable and the company expects to receive such receivables by December 2012. The agreement was canceled due to the seller’s failure to provide land use right certificate.

As of March 31, 2012, the Company leased a land use right of 503 Chinese acres of land with a twenty years term for the company’s agricultural and forestry business with a cost of approximately $189,000, and the Company leased another 5,006 Chinese acres of land located in Yumin Village, Sun Gang County, Jin An District with a thirty years term with a cost of approximately $961, 000, as Guoying agricultural and forestry land to grow oil-tea camellia plants.

Amortization expenses amounted $157,951 and $0 for the three months ended March 31, 2012 and 2011, respectively.

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	March 31, 2012	December 31, 2011
Accounts payable	$-	$-
Accrued payroll	96,574	94,482
Accrued litigation	-	143,000
	$96,574	$237,482

9.	Other Payable

Other payables at March 31, 2012 and December 31, 2011consisted of the following:

	March 31,	December 31,
	2012	2011
Advance from unrelated third party	$1,790,816	$3,219,333
Customer deposit	1,411,756	1,403,730
Other	375,318	183,215
	$3,577,890	$4,806,278

10.	Stockholders’ Equity

Pursuant to a Share Transfer Agreement dated May 30, 2009,  Mr. Hailong Liu (the “Guoying Shareholder”) transferred 100% of shares of Guoying Electronic Group Co, Ltd. to CEH Delaware in exchange for an aggregate of 11,566,288 CEH Delaware Shares held by Mr. Liu, constituting 84.6% of issued and outstanding shares of CEH Delaware and for a consideration of RMB 1,000,000 (the “Purchase Price”).  Guoying Shareholder contributed the Purchase Price to Guoying for working capital and general corporate purpose and as a result of the 2009 Transfer, Guoying became a wholly foreign-owned subsidiary (“WFOE”) of CEH Delaware.

The Company entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with CEH Delaware and certain stockholders and warrant holders of CEH Delaware (the “CEH Delaware Stockholders”). Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Delaware Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of the Company’s Common Stock  (including 13,665,902 shares of common stock issued pursuant to the Share Exchange Agreement dated July 22, 2010, and 120,000 shares of common stock issued to consultants related to their professional services) and warrants to purchase an aggregate of 1,628,570 shares of our Common Stock. The shares of the Company’s common stock acquired by the CEH Delaware Stockholders in such transactions constitute approximately 82.2% of the Company’s issued and outstanding Common Stock giving effect to the share and warrant exchange and the sale of the Company’s Common Stock pursuant to the Subscription Agreement, but not including any outstanding purchase warrants to purchase shares of the Company’s common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of our common stock and then agreed to the cancellation of such shares.

The Share Exchange resulted in (i) a change in our control with a shareholder of CEH Delaware owning approximately 82.2%of issued and outstanding shares of the Company’s common stock, including the shares of common stock sold to PIPE investors pursuant to the Subscription Agreement, (ii) CEH Delaware becoming our wholly-owned subsidiary, and (iii) appointment of Mr. Hailong Liuas as the Company’s sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

The exchange of shares pursuant to the July 10, 2010 Share Exchange was accounted for as a reverse acquisition at historical cost since the controlling stockholder and beneficial owner of CEH Delaware obtained control of the Company and the management of CEH Delaware became the management of the Company. Mr, Liu, who maintained control of Guoying prior to the mergers and subsequently, obtained control of CEH Delaware pursuant to 2009 Share Transfer, effectively obtained control of the Company upon completion of Share Exchange subject to the Voting Trust Agreement and Call Option Agreement.

Shares issued for cash

There were no stock issuances during the three months ended March 31, 2012.

Warrants

On July 9, 2010, in connection with the Share Exchange Agreement between the Company and CEH Delaware, the Company issued 314,285 series A warrants to CEH Delaware shareholders. The series A warrants carry an exercise price of $2.19 and a 3-year term. The Company also issued 314,285 series B warrants to CEH Delaware shareholders. The series B warrants carry an exercise price of $2.63 and a 3-year term. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Subscription, the Company issued 497,303 series C warrants with an exercise price of $3.70 and a 3-year term to investors. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Purchase Agreement, the Company issued 497,303 series D warrants with an exercise price of $4.75 and a 3-year term to a professional who held warrants with CEH Delaware. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Exchange Agreement between the Company and CEH Delaware, the Company issued 1,000,000 series E warrants with an exercise price of $0.25. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 13, 2010, in connection with the Share Subscription Agreement, the Company issued to Hunter Wise, a placement agent series F(i) warrants to purchase 31,429 shares of Common Stock exercisable for a period of five years at an exercise price of $1.75 per share and series F(ii) warrants to purchase 94,329 shares of Common Stock exercisable for a period of five years at an exercise price of $2.64 per share. In connection with the subscription, the Company issued to American Capital Partners, a placement agent series F(iii) warrants to purchase 104,592 shares of Common Stock exercisable for a period of five years at an exercise price $2.64 per share.

On July 9, 2010, in connection with share issuance, the Company issued 50,000 series G warrants with an exercise price of $2.64 and a 3-year term to a professional firm. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

We are not required to register the shares of Common Stock issuable upon exercise of our Series F and Series G warrants at this time and we cannot estimate when or whether we will be required to register such shares.

The fair value of the Series C and Series D warrants that were issued as part of the Company’s July 2010 private placements were $393,592 and $113,680, respectively. The fair value of the Series E and Series F warrants that were issued to the placement agent in July 2010 were $4,119,275 and $435,901, respectively. The fair value of the Series G warrants that were issued to a professional firm in July 2010 was $87,538. The total fair value of the warrant issued was $5,149,986, however, all of these warrants were issued to investors in the private placement, the placement agent or a professional firm that performed services directly related to the private placement. The recording of the value of these warrants had no impact in the financial statements as the entry was to debit and credit additional paid in capital for the value of the warrants of $5,149,986.

Warrants consisted of the following:

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life	Intrinsic Value
Outstanding, December 31, 2010	2,903,526	$2,903,526	$2.30	$3.41	$-
Granted	-	-	-	-	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Outstanding, December 31, 2011	2,903,526	2,903,526	2.30	2.41	-
Granted	-	-	-	-	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Outstanding, March 31, 2012	2,903,526	2,903,526	$2.30	2.16	$-

Warrants referred to in the preceding paragraphs do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	March 31, 2012	December 31, 2011
Series A, B, C, D, G
Annual dividend yield	-	-
Expected life (years)	1.75	2.00
Risk-free interest rate	0.30%	0.30%
Expected volatility	12%	12%

	March 31, 2012	December 31, 2011
Series E, F
Annual dividend yield	-	-
Expected life (years)	3.75	4.00
Risk-free interest rate	0.30%	0.30%
Expected volatility	12%	12%

11.	Statutory Reserve Fund

The laws and regulations of the PRC require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund. These statutory reserves represent restricted retained earnings.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the three months ended March 31, 2012 and 2011, the Company transferred $0 and $296,184, respectively, to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expand production and operations of the Company. No minimum contribution is required and the Company has not made any contribution to this fund. For the three months ended March 31, 2012 and 2011, the Company transferred $0 and $0, respectively, to this reserve.

12.	Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes contributions to an employee welfare plan. The total expense for the above plan was $31,809 and $5,277 for the three months ended March 31, 2012 and 2011, respectively.

13.	Other Expense

Other expense for the three months ended March 31, 2012 and 2011 are as follows:

	For the three months ended March 31,
	2012	2011
Other expense:
Financial (expense) income	$(815)	$779
Other income	-	761
Other expense	-	(2,039)
Total other expense	$(815)	$(499)

Other expense for the three months ended March 31, 2012 amounted to $815. It consisted of financial expenses.

Other expense for the three months ended March 31, 2011 amounted to $499. It consisted of donation to charities of $2,039.

14.	Income Tax

Our effective tax rates were approximately 0% and 0% for the three months ended March 31, 2012 and   2011, respectively. Currently the local government and central government tax benefit will expire on December 31, 2012 and December 31, 2013 respectively. Our effective tax rate was lower than the U.S. federal statutory rate due to the fact that our operations are carried out in foreign jurisdictions, which are subject to lower income tax rates.

15.	Concentration of Credit Risks and Uncertainties and Commitments and Contingencies

Credit Risk

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

For the three months ended March 31, 2012 and 2011, there is no major customer that individually comprised more than 10% of the Company’s total sales.

There are two major vendors accounting for over 10% of the Company’s total purchases for the three months ended March 31, 2012, with Shangdong Huangming Solar Power Sales Co. accounting for 44%, Guangdong Zhigao air conditioners Co. accounting for 10%. The accounts payable balance as of March 31, 2012 for this two vendor was $0. There are two major vendors each accounting for over 10% of the Company’s total purchases for the three months ended March 31, 2011, with Shangdong Huangming Solar Power Sales Co. accounting for 52%, and Shenzhen Tongfang Multi Media Technology Company accounting for 12%. The accounts payable balance as of March 31, 2011 for these two vendors was $0.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

Contingency

The Company is in litigation with its prior attorney, who commenced an action against the company in the Supreme Court of the State of New York County of New York for approximately $145,308 plus accrued interest for legal services provided to China Financial Services, a financial advisory firm, on behalf of the Company. The Company intends to contest this action. According to the litigation time schedule, we do not expect a judgment to be entered as to the outcome of this litigation by December 2012 as possibly the earliest. The Company believes that there are defenses available to the Company. This amount has been accrued as of March 31, 2012 and is included in accrued expenses.

In connection with our private placement in July and August 2010, we entered into a Subscription Agreement with the investors which sets forth the rights of the investors to have the registrable shares registered with the SEC for public resale.  Pursuant to the registration rights provisions, we agreed to file the registration statement pursuant to the Subscription Agreement to be declared effective by the Securities and Exchange Commission (the “Commission”) by the date (the “Required Effectiveness Date”)  which is not later than the earlier of (x) one hundred eighty (180) calendar days after the final closing date of the Offerings dated July 9, 2010, or (y) ten (10) business days after oral or written notice to the Company or its counsel from the Commission that it may be declared effective.  The registration statement has not been declared effective before the Required Effectiveness Date (the “Required Effectiveness Failure”). As liquidated damages (“Liquidated Damages”), the Company shall deliver to the Subscribers, as on a pro-rata basis an amount equal to one-half percent (0.5%) of the aggregate Issue Price of the Purchased Securities owned of record by such Subscribers on the first business day after the Non-Registration Event and for each subsequent thirty (30) day period. The maximum aggregate Liquidated Damages payable to the Subscriber under this Agreement shall be five percent (5%) of the aggregate Issue Price paid by the Subscribers. The registration statement was not declared effective by Required Effectiveness Date, as such an Effectiveness Failure occurred and the Company made an estimate of the probable amount it would pay in damages and accrued $262,500.

As of June 30, 2012, The Company has made payment of Liquidated Damages in amount of $131,250 in four installments. The Company entered into an Amended and Restated Settlement Agreement with investor representatives and certain investors dated July 18, 2012, wherein it agrees to pay additional $131,250 by August 31, 2012. In consideration of full payment of liquidated damages, the investors forever releases and discharges the Company, its shareholders, subsidiaries, affiliates, successors, and assigns (collectively, the "Releasees") from any and all claims, demands, causes of action, and liabilities of any kind whatsoever arising out of or in connection with the Subscription Agreements and Share Exchange Agreement, and the failure of the Company to perform any of its obligations thereunder up to the execution date of the Amended Settlement Agreement. In particular, the investors agreed to waive their rights to claim any more liquidated damages and declare any future Event of Default under Section 7(o) “Further Registration Statements”, Section 7(r) “Uplisting” and Section 9(d) “Non-Registration Events” of their Subscription Agreements.

Operating Leases

The Company leases various facilities under operating leases that terminate on various dates.

The Company incurred rent expenses of $40,087 and $17,072 for the three months ended March 31, 2012 and 2011 respectively.

The lease expenses for the next five years are estimated to be as follows:

2013	$160,093
2014	128,470
2015	12,553
2016	12,553
2017	12,553
Thereafter	5,231
Total	$331,453

 Obligations for Land Use Rights

The Company entered into a Land Use Right Purchase Agreement on October 28, 2010 and a supplemental Deposit Agreement on December 28, 2010 with the management committee of Pingqiao Industrial Park (the “Pingqiao Committee”), under which the Pingqiao Committee granted the Company a land use right for 164,983 square meters (approximately 300 Chinese acres) where our LED manufacturing facility will be built.  120 Chinese acres of this land is for commercial use and 180 Chinese acres of this land is for industrial use. The Company paid RMB 100 million (approximately $15.74 million) of the purchase price as of December 31, 2010. The Company is not obligated to pay the remaining $3.7 million until it receives the land use right certificate issued by relevant PRC government pursuant to the Land Use Right Purchase Agreement. The Company believes that if the land use right certificate is not granted to the Company by the local government, the Company will get a refund of the retainer from Pingqiao Committee pursuant to its contractual rights.

16.	China Electronics Holdings, Inc (Parent Company)

Under PRC regulations, the Company’s operating subsidiary, Guoying, may pay dividends only out of its accumulated profits, if any, determined in accordance with the accounting standards and regulations prevailing in the PRC (“PRC GAAP”). In addition, Guoying is required to set aside at least 10% of its accumulated profits each year, if any, to fund the statutory general reserve until the balance of the reserve reaches 50% of its registered capital. The amount in excess of 10% of income tax to be contributed to the statutory general reserve is at Guoying’s discretion. The statutory general reserve is not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses, if any, and may be converted into share capital by the issue of new shares to shareholders in proportion to their existing shareholdings, or by increasing the par value of the shares currently held by them, provided that the reserve balance after such issue is not less than 25% of the registered capital. Further, Guoying is also required to allocate 5% of the profit after tax, determined in accordance with PRC GAAP, to the statutory public welfare fund which is restricted to be used for capital expenditures for staff welfare facilities owned by the Company. The statutory public welfare fund is not available for distribution to equity owners (except in liquidation) and may not be transferred in the form of loans, advances, or cash dividends. As of March 31, 2012, an aggregate amount of $3,958,981 has been appropriated from retained earnings and set aside for statutory general reserve and public welfare fund, by Guoying.

As of March 31, 2012, the amount of restricted net assets of Guoying, which may not be transferred to the Company in the form of loans, advances or cash dividends by the subsidiaries without the consent of a third party, was approximately 7.43% of the Company’s consolidated net assets as discussed above. In addition, the current foreign exchange control policies applicable in the PRC also restrict the transfer of assets or dividends outside the PRC.

The following presents condensed unaudited unconsolidated financial information of the Parent Company only.

Condensed unaudited Balance Sheet as of March 31, 2012 and December 31, 2011

	March 31, 2012	December 31, 2011
Current assets	$3,333,144	$3,339,253

Current liabilities	$143,000	$143,000
Total stockholders' equity	3,190,144	3,196,253
Total liabilities and shareholders’ equity	$3,333,144	$3,339,253

Condensed unaudited Statements of Operations (For the three months ended March 31, 2012 and 2011)

	2012	2011
Revenues	$-	$-
General and administrative expenses	6,109	150,758
Loss before equity in undistributed earnings of subsidiaries	(6,109)	(150,758)
Equity in earnings of subsidiaries	(87,794)	2,961,970
Net income (loss)	$(93,903)	$2,811,212

Condensed unaudited Statement of Cash Flows (For the three months ended March 31, 2012 and 2011)

	2012	2011
Net Income	$(93,903)	$2,811,212
Adjustments to reconcile net income to net cash provided by operations:
Equity in earnings of subsidiaries	87,794	(2,961,970)
Changes in operating liabilities and assets:
Trade accounts payable	-	-
Other receivable	6,109	150,758
Other payable	-	-
Net cash provided by operating activities	-	-

Cash flows from financing activities
Share issued for cash	-	-
Net cash provided by financing activities	-	-

Effect of rate changes on cash	-	-

Increase in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$-	$-

17.	Segment information

ASC 280 requires use of the “Management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During 2012 and 2011, the Company was organized into three main business segments: (1) Exclusive franchise stores, (2) Non-exclusive franchise stores, and (3) Company owned stores. The following table presents a summary of operating information and certain year-end balance sheet information as of March 31, 2012 and December 31, 2011, respectively.

	For the three month ended March 31
	2012	2011
Revenues from unaffiliated customers:
Exclusive franchise stores	$9,780,970	$11,806,390
Non-exclusive stores	3,057,228	7,788,313
Company owned stores	660,298	1,258,349
Consolidated	$13,498,496	$20,853,052
Gross Profit:
Exclusive franchise stores	$650,640	$1,872,089
Non-exclusive stores	203,070	1,238,931
Company owned stores	54,468	205,733
Consolidated	$908,178	$3,316,753

Depreciation and amortization:
Exclusive franchise stores	$-	$-
Non-exclusive stores	-	-
Company owned stores	-	-
Corporate	161,976	26,870
Consolidated	$161,976	$26,870
Capital expenditures:
Exclusive franchise stores	$-	$-
Non-exclusive stores	-	-
Company owned stores	-	-
Corporate	7,056,124	7,056,124
Consolidated	$7,056,124	$7,056,124

Identifiable assets:	As of March 31, 2012	As of December 31, 2011
Exclusive franchise stores	$-	$-
Non-exclusive stores	-	-
Company owned stores	-	-
Corporate	57,771,149	58,295,145
Consolidated	$57,771,149	$58,295,145

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-

Consolidated Balance Sheets as of December 31, 2011 and 2010 (Audited)	F-

Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2011 and 2010 (Audited)	F-

Consolidated Statements of Changes in Stockholders’ Equity and Compensation Income for the Years Ended December 31, 2011 and 2010 (Audited)	F-

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010 (Audited)	F-

Notes to Consolidated Financial Statements	F-

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
China Electronics Holdings, Inc. and Subsidiaries

We have audited the accompanying balance sheets of China Electronics Holdings, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related statements of income and comprehensive income, stockholders' equity, and cash flows for the two years period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Electronics Holdings, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the two years period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note #18, the company has restated its earnings per share calculations for the year ended December 31, 2010.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California
April 16, 2012

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

	DECEMBER 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$171,838	$1,226,101
Restricted Cash	-	75,850
Trade accounts receivable, net of allowance for doubtful accounts of $2,198,376 and $2,065,683, respectively	9,431,556	8,365,389
Other receivable	4,753,480	4,126,240
Due from Related Parties	-	63,866
Advances	6,722,052	993,941
Inventories, net	1,804,870	1,396,585
Total current assets	22,883,796	16,247,972

Noncurrent assets
Property and equipment, net	531,107	42,709

Construction in progress	5,704,347	-
Advances - Long term	13,464,311	-
Intangible assets	15,711,584	21,459,193
Total noncurrent assets	35,411,349	21,501,902

Total assets	$58,295,145	$37,749,874

Liabilities and Stockholders' Equity
Current liabilities :
Accounts payable and accrued expenses	$237,482	$208,191
Other payable	4,806,278	75,194
Unearned revenue	-	1,926,811
Total current liabilities	5,043,760	2,210,196

Total liabilities	5,043,760	2,210,196

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2011 and 2010	-	-
Common stock, $0.0001 par value; 150,000,000 shares authorized; 16,775,113 shares and 16,775,113 issued and outstanding as of December 31, 2011 and 2010, respectively	1,678	1,678
Additional paid in capital	15,341,710	15,341,710
Retained earnings	30,602,014	15,996,480
Statutory reserve	3,958,981	2,434,146
Accumulated other comprehensive income	3,347,001	1,765,664
Total stockholders' equity	53,251,385	35,539,678

Total liabilities and stockholders' equity	$58,295,145	$37,749,874

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	DECEMBER 31,
	2011	2010

Net revenue from exclusive franchise stores	$47,221,802	$41,106,879
Net revenue from non-exclusive franchise stores	47,172,272	48,576,322
Net revenue from company owned stores	9,821,329	24,488,245
Net Revenue	104,215,403	114,171,446

Cost of goods sold from exclusive franchise stores	40,356,299	33,182,505
Cost of goods sold from non-exclusive franchise stores	40,051,142	37,053,955
Cost of goods sold from company owned stores	8,115,988	15,356,620
Cost of goods sold	88,523,429	85,593,080

Gross profit	15,691,974	28,578,366

Operating expenses:
Selling expense	3,625,882	4,041,199
General and administrative expenses	2,523,208	1,704,538
Bad debt (recovery) expense	(6,603,000)	11,383,383
Forgiveness of employee bonus	-	(1,834,144)
Total operating expenses	(453,909)	15,295,275

Net operating income	16,145,884	13,283,091

Other income (expense):
Financial expense	(12,122)	2,908
Other expense	(2,137)	(46,510)
Other income	-	-
Total other income (expense)	(14,259)	(43,602)

Net income before income taxes	16,131,625	13,239,490

Income taxes	1,255	4,073

Net income	16,130,370	13,235,416

Foreign currency translation adjustment	1,581,337	1,076,580

Comprehensive income	$17,711,707	$14,311,997

Earnings per share – basic (2010- as restated)	$0.96	$0.85

Earnings per share – diluted (2010 – as restated)	$0.92	$0.77

Basic weighted average shares outstanding (2010 – as restated)	16,775,113	15,619,644

Diluted weighted average shares outstanding (2010 –as restated)	17,589,677	17,087,383

The accompanying notes are an integral part of this consolidated

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

						Retained Earnings			Total
	Preferred Stock		Common Stock		Additional Paid		Statutory	Accumulated Other Comprehensive	Stockholders' equity (deficit)
	Number	Amount	Number	Amount	In Capital	Unrestricted	Reserve	Income	Equity (deficit)

Balance: December 31, 2009	-	-	13,785,902	1,379	135,721	4,216,433	978,777	689,084	6,021,393

Allocation to statutory reserve	-	-	-	-	-		0	-	-

Recapitalization due to reverse merger in February 2010	343,750	34	-	-	136,609	-	-	0	136,643

Reclass dividend payable to shareholders	-	-	-	-	10,915,576	-	-	-	10,915,576

Recapitalization due to reverse merger in July 2010	(343,750)	(34)	999,991	100	(66)	-	-	-	-

Share issuance for cash	-	-	1,989,220	199	4,153,870	-	-	0	4,154,069

Net income	-	-	-	-	-	13,235,416	-	-	13,235,416

Allocation to statutory reserve	-	-	-	-	-	(1,323,542)	1,323,542	-	-

Foreign currency translation adjustment	-	-	-	-	-	-	-	1,076,580	1,076,580

Balance: December 31, 2010	-	$-	16,775,113	1,678	15,341,710	16,128,307	2,302,318	1,765,664	35,539,678

Net income	-	-	-	-	-	16,130,370		-	16,130,370

Allocation to statutory reserve	-	-	-	-	-	(1,656,663)	1,656,636	-	-

Foreign currency translation adjustment	-	-	-	-	-	-	-	1,581,337	1,581,337

Balance: December 31, 2011	-	$-	16,775,113	$1,678	$15,341,710	$30,602,014	$3,958,981	$3,347,001	$53,251,385

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	DECEMBER 31,
	2011	2010

Net income	$16,130,370	$13,235,416
Adjustments to reconcile net income to net cash (used in) provided by operations:
Amortization	1,161,901	-
Bad debt (recovery) expenses	(6,603,000)	11,383,383
Depreciation	11,467	10,409
Cancellation of bonus payable	-	(1,834,144)
Changes in operating liabilities and assets:
Trade accounts receivable	(863,925)	691,967
Advances	(15,763,004)	(969,043)
Inventories	(350,384)	(394,398)
Other receivables	11,138,440	(5,367,019)
Trade accounts payable	(628)	397,232
Other payables	992,514	-
Customer deposit	(1,690,319)	(1,995,548)
Accrued expenses	(2,809,857)	2,717,704
Net cash provided by operating activities	1,353,575	17,875,958

Cash flows from investing activities:
Property, plant, and equipment additions	(490,838)	(38,208)
Construction in Progress	(5,617,368)	-
Restricted cash	77,500	(73,950)
Reduction of intangible assets	1,590,004	-
Acquisition of intangible assets	(947,918)	(20,883,480)
Cash received in reverse acquisition	-	136,643
Net cash used in investing activities	(5,388,620)	(20,858,995)

Cash flows from financing activities
Restricted cash	-	-
Share issued for cash	-	4,154,069
Related party receivable	65,255	(62,266)
Related party payable	2,836,917	-
Net cash provided by financing activities	2,902,172	4,091,803

Effect of rate changes on cash	78,610	52,599

Increase in cash and cash equivalents	(1,054,263)	1,161,365
Cash and cash equivalents, beginning of period	1,226,101	64,736
Cash and cash equivalents, end of period	$171,838	$1,226,101
Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$2,908
Income taxes paid in cash	$1,255	$4,073
Non-cash investing activities:	-	-
Cancellation of dividend payable from liability to additional paid in capital	$-	$10,915,576

SUPPLEMENTARY SCHEDULE OF NONCASH INVESTING AND FINANCIAL ACTIVITIES:
Refund due from purchase of land use rights (intangible asset) included in other receivables:	$4,722,000	$-
During the years ended December 31, 2011, and 2010, the Company made advanced construction payment by incurring other payable inthe amount of:	$3,100,000	$-

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONIC HOLDINGS, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011 and 2010

1.	Nature of Operations

China Electronics Holdings, Inc. (the “Company “or “CEHD Nevada”), formerly named Buyonate, Inc., was a development stage company incorporated in the State of Nevada on July 9, 2007. Upon consummation of Share Transfer and Share Exchange transactions referred to below, the Company began to engage in the wholesale and retail distribution of consumer electronics and appliances in certain rural markets in the People’s Republic of China through its indirectly wholly owned subsidiary Guoying.

2008 and 2010 Share Transfers

China Electronic Holdings, Inc (“CEH Delaware”) was incorporated on November 15, 2007 in Delaware. CEH Delaware has conducted no business activities.

Lu’an Guoying Electronic Sales Co., Ltd., a domestic PRC corporation, (“Guoying”) was established on January 4, 2002 to engage in the wholesale and retail distribution of electronics consumer products to rural areas in An Hui province. Mr. Hailong Liu is the CEO and Chairman of Guoying.  Pursuant to a Share Transfer Agreement dated May 30, 2009, Mr. Hailong Liu (the “Guoying Shareholder”) transferred 100% of outstanding shares of Guoying to CEH Delaware in exchange for an aggregate of 11,566,288 CEH Delaware Shares, constituting 84.6% of issued and outstanding shares of CEH Delaware and also for a consideration of RMB 1,000,000 (the “Purchase Price”). The Guoying Shareholder contributed the cash portion of the price for their shares to Guoying for working capital and general corporate purpose and as a result of the 2009 Share Transfers, Guoying became a wholly foreign-owned subsidiary (“WFOE”) of CEH Delaware. In an effort to comply with regulations of the PRC applicable to the transfer by a resident of the PRC of shares of a PRC company to a company located outside the PRC, Mr. Liu caused Ms. Sherry Li to act as nominee holding record ownership of his shares in CEH Delaware. As a result of the 2009 Share Transfer, Guoying became a wholly owned subsidiary of CEH Delaware with registered capital of RMB 1,000,000.  Subsequently, Guoying increased its paid-in capital to $2,838,653 in 2010. The 2009 Share Transfer  was approved by the Ministry of Commerce of Anhui Province and registered with Administration and Industry of Commerce of Lu An City.

2008 and 2010 Bridge Financings

On January 30, 2008, CEH Delaware consummated a bridge financing for $275,000 pursuant to a Securities Purchase Agreement with an investor, pursuant to which it sold 343,750 Series A Convertible Preferred Shares and a series E Warrant to purchase one million shares of common stock (“CEH Delaware Shares”) at $1 per share. On January 5, 2010, CEH Delaware consummated a second bridge financing of $550,000 pursuant to Securities Purchase Agreements with four investors (together collectively referred to as “Bridge Investors”), pursuant to which it sold 314,285 shares of CEH Delaware Shares, 314,285 Series A Warrants and 314,285 Series B Warrants. Upon consummation of the 2008 and 2010 bridge financings, the Bridge Investors held 8.58% of the issued and outstanding shares of CEH Delaware.

2010 Share Exchange between CEH Delaware and CEHD Nevada

The Company entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with CEH Delaware and the holders of all of the issued and outstanding common and preferred shares, and warrants of CEH Delaware (the “Delaware Shareholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, the Delaware Shareholders transferred 100% of the outstanding shares of common and preferred shares, and 100% of the warrants to purchase common shares of CEH Delaware, in exchange for an aggregate of 13,785,902 newly issued shares of the Company’s Common Stock  (including 13,665,902 shares of common stock issued pursuant to the Share Exchange Agreement dated July 22, 2010, and 120,000 shares of common stock issued to consultants for their services) and warrants to purchase an aggregate of 1,628,570 shares of the Company’s Common Stock. The shares of the Company’s common stock acquired by the Delaware Shareholders in such transactions constituted approximately 82.2% of the Company’s issued and outstanding Common Stock (including 68.9% held of record by Ms. Li as nominee of Mr. Liu) giving effect to the share and warrant exchange and the sale of the Company’s Common Stock pursuant to the Subscription Agreements discussed below (the 2010 Pipe Transaction), but without giving effect to the exercise of any outstanding warrants to purchase shares of the Company’s common stock. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of common stock and then agreed to the cancellation of such shares.  The Share Exchange resulted in (i) a change in our control with a single shareholder of CEH Delaware owning approximately 68.9% of the issued and outstanding shares of the Company’s common stock,, (ii) CEH Delaware becoming our wholly-owned subsidiary, and (iii) appointment of Mr. Liu as the Company’s sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

2010 PIPE Transaction

On July 15, 2010 the Company consummated a Private Placement pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”), pursuant to which we sold units (the “Units”).  Each Unit consisted of four shares of the Company’s Common Stock, a warrant to purchase one share of Common Stock at an exercise price of $3.70 per share (a “Series C Warrant”) and a warrant  to purchase one share of Common Stock at an exercise price of $4.75 per share (a “Series D Warrant”).  Additional Private Placements of Units were consummated on July 26, 2010 and August 17, 2010. The aggregate gross proceeds from the sale of the Units was $5,251,548 and in such Private Placements, an aggregate of (a) 1,989,211 shares of the Company’s Common Stock, (b) Series C Warrants to purchase an aggregate of 499,403 shares of the Company’s Common Stock and (c) Series D Warrants to purchase an aggregate of 499,403 shares of the Company’s Common Stock were sold.

Call Option Agreement and Reverse Acquisition

In connection with the above transactions, Mr. Liu entered into a call option agreement (the “Call Option Agreement”) and voting trust agreement (the “Voting Trust Agreement”) with Ms. Li, dated July 9, 2010. Pursuant to the Call Option Agreement, Mr. Liu has the right for a period of two years to purchase 11,556,288 shares of common stock (the “Option Shares”) from Ms. Li for nominal consideration ($0.001 per share). Of the shares purchasable by Mr. Liu, he shall have the right to acquire 50% of the Option Shares upon filing of a quarterly report on Form 10-Q for the quarter ended June 30, 2010 and the balance two years after such filing. Pursuant to the terms of the Call Option Agreement, Mr. Liu received 5,778,144 shares in August 2010 from Ms. Sherry Liu pursuant to the vesting schedule set forth in the Call Option Agreement. The Call Option Agreement provides that Ms. Li shall not vote or dispose of the shares of common stock without Mr. Liu’s prior written consent. The Voting Trust Agreement further provides that, Ms. Li, the nominee shareholder, has no power to vote or dispose of the Option Shares without Mr. Liu’s consent.

The exchange of shares between the Guoyiing Shareholders and CEH Delaware pursuant to the 2009 Share Transfer was accounted for as a reverse acquisition at historical costs since Guoying Shareholders obtained control of 84.6% of outstanding CEH Delaware Shares and Guoying management, Mr. Hailong Liu, became the management of CEH Delaware, and, prior to the exchange, Mr. Liu was the majority shareholder of both companies. Thus, for accounting purposes, the transaction was treated as a recapitalization of Guoying, with Guoying being treated as the continuing entity.  Thus, the historical financial statements presented are the financial statements of Guoying.

Likewise, the exchange of shares pursuant to the July 10, 2010 Share Exchange between the shareholders of CEH Delaware and the Company was accounted for as a reverse acquisition at historical cost since CEH Delaware Shareholders obtained control of 82.2% of outstanding shares of the Company, including 68.9% of outstanding shares of the Company owned by Guoyoing Shareholders, and the management of CEH Delaware, Mr. Hailong Liu, became the management of the Company. Mr, Liu, who controlled Guoying prior to these transactions, effectively obtained control of the Company upon completion of Share Exchange with the Company. Accordingly, for accounting purposes, the Share exchange was recorded as a recapitalization of CEH Delaware, with CEH Delaware being treated as the continuing entity.  The historical financial statements presented are the financial statements of CEH Delaware, which are in essence the financial statements of Guoying.

2.	Summary of Significant Accounting Policies

Basis of Presentation

In the opinion of management, the accompanying balance sheets and related interim statements of income and comprehensive income, and cash flows include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant inter-company transactions and accounts have been eliminated in the consolidation. The functional currency is the Chinese Renminbi (“RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“USD”).

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Principles of Consolidation

The consolidated financial statements include the financial statements of the company, its wholly owned subsidiary CEH Delaware, and its wholly owned subsidiary Guoying. The financial statements of co-operative stores (exclusive franchise stores and non-exclusive franchise stores) are not consolidated as these stores are independently managed and they have no right to return their purchased goods.

All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. Deposits held in financial institutions in the PRC are not insured by any government entity or agency. The restricted cash of $0 represents amount deposited by the company against issuance of acceptance bill to its supplier. The Company issues acceptance bills to its suppliers through Chinese banks from time to time. Acceptance bills are in the form of notes payables that are written promises to pay stated sums of money at future dates. Standard practice in China requires Companies to maintain restricted deposits at those banks that issue acceptance bills to suppliers of the Company to ensure sufficient payment on demand.

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s regular assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. These factors continuously change, and can have an impact on collections and the Company’s estimation process. These impacts may be material. Management reviews and maintains an allowance for doubtful accounts that reflects the management’s best estimate of potentially uncollectible trade receivables. Certain accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. Allowance for doubtful debts amounted for accounts receivable to $2,198,376 and $2,065,683 as of December 31, 2011 and December 31, 2010, respectively. We do not set a specific date for payments from customers. The Company reviews the balance periodically and decides the collection time based on the market condition, the Company’s cash position, the potential purpose from the customers, the amount of the sales, and other conditions.

	Beginning balance	Cost charged to expense	Reduction from reverses	Ending balance
December 31, 2010	$-	$2,065,683	$-	$2,065,683
December 31, 2011	$2,065,683	$132,693	$-	$2,198,376

The follow table shows the composition of trade accounts receivable by exclusive and non-exclusive franchise stores as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Exclusive franchise stores	$8,484,086	$5,393,373
Non-exclusive franchise stores	3,145,846	5,037,699
	11,629,932	10,431,072
Allowance for doubtful accounts	(2,198,376)	(2,065,683)
	$9,431,556	$8,365,389

Advances

As is customary in the PRC, the Company makes advances to its suppliers for inventory and property and equipment.  Advances are classified as current assets when the advances relates to the purchase of inventory.  The Company also makes advances to suppliers for construction of its property and equipment.  Such advances are classified as long-term since the assets to which the advances relate are long-term assets. If the Company determines that the products for which it prepaid will not be delivered then an impairment charge is taken.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. The cost of the inventory includes that costs of acquiring electronic products sold plus freight in costs incurred acquiring the inventory.  The freight costs are allocated to the individual products purchased.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventories consist of the following:

	December 31, 2011	December 31, 2010
Electronic products	$1,804,870	$1,396,585

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to manufacturing is reported in cost of revenues. Depreciation not related to manufacturing is reported in selling, general and administrative expenses. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Furniture and office equipment	5 years
Motor vehicles	10 years

Construction in Progress

Construction in progress at December 31, 2011 amounted to $5,704,347.  During 2011, the Company started construction of four buildings, 4,800 square meters each and 19,200 square meters in total, on Pingqiao land to be used as warehouses to build the Company’s logistic center. The Company has completed infrastructure construction under and above the ground, and the Company anticipates that phase I of the construction of four buildings to be used as warehouses to be completed by December 2012. The Company estimates approximately $5.7 million to be spent for underground infrastructure and approximately $1.6 million to be spent for road and surrounding walls, and approximately $6 million to be spent for four buildings.

Impairment of Long-Lived and Intangible Assets

Long-lived assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in FASB Codification (ASC) 360. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2011, the Company expects these assets to be fully recoverable. No impairment of assets was recorded in the periods reported.

Revenue Recognition – Product Sales

The Company receives revenue from sale of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). The Company recognizes all product sales revenue at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes product sales revenue from our sales to exclusive franchise stores and non-exclusive franchise stores when the products are delivered to the respective store. Product sales to all co-operative stores are recorded at the gross amount billed to the store as we have determined that we are principal to the transaction because we are the primary obligor in the arrangement.

No return rights are granted to co-operative stores if they are unable to sell their purchased inventories to the end users. Additionally, our product sales from company-owned stores are covered by the respective manufacturers’ return and warranty policies and we receive full reimbursement for any costs associated with returns and warranty payments. As such, we do not estimate deductions or allowance for sales returns.

Our sales are covered by the manufacturers’ return and warranty policies and we receive a full reimbursement for costs associated with returns and warranty payments. Therefore, we do not estimate deductions or allowance for sales returns. The Company’s revenue from sales is presented as gross revenue. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned.

Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the acceptance notice. Rewards or incentives given to our retail customers or franchise stores are an adjustment of the selling prices of our products sold to our customers; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”). Currently, the Company is exempt from VAT by the PRC Government and hence, a fixed annual amount of approximately $1,200 cover value added taxes.

Revenue Recognition – Franchise Fees

Franchise fees, including area development and initial franchise fees, continuing fees, and royalties (collectively referred to as “franchise fees”) received from co-operative stores (exclusive franchise stores and non-exclusive franchise stores) for the purpose of establishing new stores and royalties are charged to franchisees based on a percentage of a franchised store’s sales.

Franchise fees are accrued as unearned franchise revenue when received and are recognized as revenue when the respective franchised store opens, which is generally when we have fulfilled all significant obligations to the franchisee. Continuing fees and royalties are recognized in the period earned.

Currently, in connection with promotional efforts aimed at network growth, the Company has ceased charging franchise fees, continuing fees and royalties to our co-operative stores as the Company. As such, total franchise fees for the years-ended December 31, 2011 and 2010 were 0.

Cost of Goods Sold

Cost of goods sold consists primarily of the costs of the products sold, including freight in charges on those goods.

Selling Expenses

Selling expenses include costs incurred in connection with performing general selling activities, such as sales commissions, freight-out charges, marketing and advertisement costs, shipping and handling costs, and sales salaries.

General and Administrative Expenses

General and administrative expenses include the costs of non-selling related salaries and related employee benefits, professional service fees, rent and depreciation, warehousing costs, and office supplies.

 Shipping and Handling Costs

ASC 605-45-20 (formely EITF No. 00-10, “Accounting for Shipping and Handling Fees and Costs”) establishes standards for the classification of shipping and handling costs. Shipping and Handling costs include shipping and handling costs related to shipping and handling our products from our warehouses to buyers’ designated locations at our exclusive or non-exclusive franchise stores, and company owned stores. Shipping and handling costs that are billed to customers are classified as revenue, while those costs not billed to customers are classified as selling expenses. Shipping and handling costs billed to customers and included within revenue for the years ended December 31, 2011 and 2010 were $0 because the Company did not charge any shipping and handling expenses from customers. Shipping and handling costs not billed to customers and included within selling expenses for the years ended December 31, 2011 and 2010 were $849,850 and $1,817,653, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs of $654,410 and $570,917 are included in selling expenses for the years ended December 31, 2011 and 2010, respectively.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation. At December 31, 2011 and 2010, the cumulative translation adjustment of $3,347,001 and $1,765,664, respectively, was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the years ended December 31, 2011 and 2010, accumulated other comprehensive gain was $1,581,337 and $1,076,580, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS 109, “Accounting for Income Taxes.”) Under the asset and liability method as required by ASC 740, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. As of December 31, 2011 and 2010, the Company did not have any deferred tax assets or liabilities, and as such, no valuation allowances were recorded at December 31, 2011 and 2010.

ASC 740 clarifies the accounting and disclosure for uncertain tax positions and prescribes a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The Company’s operations are subject to income and transaction taxes in the United States and the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, and as a result the ultimate amount of tax liability may be uncertain. However, the Company does not anticipate any events that would lead to changes to these uncertainties.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

Financial Instruments

ASC 825 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of those instruments. ASC 820 (formerly SFAS 157, “Fair Value Measurements”), adopted July 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables, including short-term loans, qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels are defined as follows:

•	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820.

Stock-Based Compensation

The Company records stock-based compensation expense pursuant to ASC 718 (formerly SFAS 123R, “Share Based Payment.”) The Company uses the Black-Scholes option pricing model which requires the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with ASC 718 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. ASC 718 (formerly SFAS 123R) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

There was no stock based compensation for the years ended December 31, 2011 and 2010.

Statement of Cash Flows

In accordance with ASC 230 (formerly SFAS No. 95 “Statement of Cash Flows”) cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

ASC 280 (formerly SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”) requires use of the management approach model for segment reporting. The Company uses the management approach model for segment reporting, which is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company has determined that its operations consist of three reportable business segments as all revenue is derived from customers in the People’s Republic of China (PRC) and all of the Company’s assets are located in PRC.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In December 2011, the FASB issued guidance on offsetting (netting) assets and liabilities. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The new guidance is effective for annual periods beginning after January 1, 2013.

In September 2011, the FASB issued guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is less than its carrying amount, the two-step goodwill impairment test is not required. The new guidance will be effective for us beginning July 1, 2012.

In June 2011, the FASB issued guidance on presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements. The new guidance will be effective for us beginning July 1, 2012 and will have financial statement presentation changes only.

In May 2011, the FASB issued guidance to amend the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. The new guidance will be effective for us beginning January 1, 2012. Other than requiring additional disclosures, we do not anticipate material impacts on our financial statements upon adoption.

3.	Basic and Diluted Earnings Per Share

Basic and Diluted Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At December 31, 2011 and 2010, the Company had 1,903,526 and 497,303 warrants outstanding that were anti-dilutive.

The following is a reconciliation of the basic and diluted earnings per share:

	For the year ended December 31,
	2011	2010
Net income for earnings per share	$16,130,370	$13,235,416

Weighted average shares used in basic computation	16,775,113	15,619,644

Diluted effect of preferred stock	-	-

Diluted effect of warrants	814,564	1,467,739

Weighted average shares used in diluted computation	17,589,677	17,087,383

Earnings per share, basic	$0.96	$0.85

Earnings per share, diluted	$0.92	$0.77

4.	Property and Equipment

  Property and equipment consisted of the following:

	December 31, 2011	December 31, 2010
Vehicle	$57,465	$38,426
Furniture and office equipment	353,651	15,677
Other assets	143,458	-
Total property and equipment	554,574	54,103
Accumulated depreciation	(23,467)	(11,394)
Net property and equipment	$531,107	$42,709

Depreciation expense included in selling, general and administrative expenses for the years ended December 31, 2011 and 2010 was $11,467 and $10,409, respectively.

5.	Other Receivables

Other receivables consisted of the following:

	December 31, 2011	December 31, 2010
Youbang Pharmaceutical	$4,722,000	$-
Deposit for office rent	31,480	-
Shanghai Pengbai Electronic Co., Ltd.	-	2,154,140
Anhui JuNeng Investment Security Co,.Ltd.	-	1,972,100
	$4,753,480	$4,126,240

As of December 31, 2011, loans receivable included the followings:

•	The loan receivable from Shanghai Pengbai Electronic Co., Ltd. (“Pengbai”) is secured by assets of Pengbai.

•
The loan receivable from Anhui JuNeng Investment Security Co,.Ltd. (“Anhui Juneng”) is guaranteed by an unrelated party, bearing interest at 9% and is due on December 31, 2011. The loan from Anhui JuNeng has been received in full by December 31, 2011.

An allowance for loans receivable is recorded when circumstances indicate that collection of all or a portion of a specific balance is unrecoverable. The Company provides for allowances on other accounts receivable on a specific identification basis. Certain other loans receivable amounts are charged off against the allowance after a sufficient period of collection efforts. Subsequent cash recoveries are recognized as other income in the period when they occur. The Company determined that no allowance was necessary as of December 31, 2011 and 2010.

6.	Due From Related Parties

Due from related parties amounted $0 and $63,866 as of December 31, 2011 and 2010, respectively. Related party receivables are mainly travel expenses to CEO, interest free, unsecured, due on demand.

7.	Advances

The current advances to suppliers amounted to $6,722,052 and $993,941 as of December 31, 2011 and 2010, respectively.  As is customary in the PRC, the Company makes advances to its suppliers to produce the products sold by the Company.

Long term advances related to construction amounted to $13,464,311 and $0 as of December 31, 2011 and 2010, respectively.

8.	Intangible Assets

Intangible assets amounted to $15,711,584 and $21,459,193 as of December 31, 2011 and December 31, 2010, respectively. Intangible assets consisted of the following:

	December 31, 2011	December 31, 2010
Trade mark	$1,322	$-
Land use rights	16,890,153	21,459,193
Less accumulated amortization	(1,179,891)	-
Land use rights, net	$15,711,584	$21,459,193

The Chinese government owns all land in the PRC. However, the government grants "land use rights" for terms ranging from 20 to 50 years. The Company is amortizing the cost of land use rights over the usage terms of 50 years. Intangible assets are reviewed at least annually and more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2011, the Company determined that there had been no impairment.

Approximately $15,740,000 was paid to an unrelated party - Pingqiao Industrial Park in Luan city, Anhui Province, China - for acquiring land use rights. The Company intends to construct a factory, research and development center and a commercial center on this land.

Approximately $6,296,000 was paid to Youbang Pharmaceuticals Co., Ltd., an unrelated party for acquiring land use rights as of December 31, 2010. The Company intended to build a warehouse and distribution center on this land. Then $1,574,000 of this $6,296,000 was returned to the Company during the year ended December 31, 2011. As of December 31, 2011, the balance of $4,722,000 is booked in other receivable and the company expects to receive such receivables by December 2012. The agreement was canceled due to the seller’s failure to provide land use right certificate.

As of December 31, 2011, the Company leased a land use right of 503 Chinese acres of land with a twenty years term for the company’s agricultural and forestry business with a cost of approximately $189,000, and the Company leased another 5,006 Chinese acres of land located in Yumin Village, Sun Gang County, Jin An District with a thirty years term with a cost of approximately $961, 000, as Guoying agricultural and forestry land to grow oil-tea camellia plants.

Amortization expenses amounted $1,161,901 and $0 for the years ended December 31, 2011 and 2010, respectively. The Company does not have amortization expenses for the year ended December 31, 2010 because in 2010 the land use right are advances for land use right for the year ended December 31, 2010.

9.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	December 31, 2011	December 31, 2010
Accounts payable	$-	$615
Accrued payroll	94,482	64,576
Accrued litigation	143,000	143,000
	$237,482	$208,191

10.	Other Payable

Other payables at December 31, 2011 and 2010 consisted of the following:

	December 31,
	2011	2010
Advance from unrelated third party	$3,219,333	$-
Customer deposit	1,403,730	-
Other	183,215	75,194
	$4,806,278	$75,194

11.	Stockholders’ Equity

Pursuant to a Share Transfer Agreement dated May 30, 2009,  Mr. Hailong Liu (the “Guoying Shareholder”) transferred 100% of shares of Guoying Electronic Group Co, Ltd. to CEH Delaware in exchange for an aggregate of 11,566,288 CEH Delaware Shares held by Mr. Liu, constituting 84.6% of issued and outstanding shares of CEH Delaware and for a consideration of RMB 1,000,000 (the “Purchase Price”).  Guoying Shareholder contributed the Purchase Price to Guoying for working capital and general corporate purpose and as a result of the 2009 Transfer, Guoying became a wholly foreign-owned subsidiary (“WFOE”) of CEH Delaware.

The Company entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with CEH Delaware and certain stockholders and warrant holders of CEH Delaware (the “CEH Delaware Stockholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Delaware Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902   newly issued shares of the Company’s Common Stock  (including 13,665,902 shares of common stock issued pursuant to the Share Exchange Agreement dated July 22, 2010, and 120,000 shares of common stock issued to consultants related to their professional services) and warrants to purchase an aggregate of 1,628,570 shares of our Common Stock. The shares of the Company’s common stock acquired by the CEH Delaware Stockholders in such transactions constitute approximately 82.2% of the Company’s issued and outstanding Common Stock giving effect to the share and warrant exchange and the sale of the Company’s Common Stock pursuant to the Subscription Agreement, but not including any outstanding purchase warrants to purchase shares of the Company’s common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of our common stock and then agreed to the cancellation of such shares.

The Share Exchange resulted in (i) a change in our control with a shareholder of CEH Delaware owning approximately 82.2%of issued and outstanding shares of the Company’s common stock, including the shares of common stock sold to PIPE investors pursuant to the Subscription Agreement, (ii) CEH Delaware becoming our wholly-owned subsidiary, and (iii) appointment of Mr. Hailong Liuas as the Company’s sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

The exchange of shares pursuant to the July 10, 2010 Share Exchange was accounted for as a reverse acquisition at historical cost since the controlling stockholder and beneficial owner of CEH Delaware obtained control of the Company and the management of CEH Delaware became the management of the Company. Mr, Liu, who maintained control of Guoying prior to the mergers and subsequently, obtained control of CEH Delaware pursuant to 2009 Share Transfer, effectively obtained control of the Company upon completion of Share Exchange subject to the Voting Trust Agreement and Call Option Agreement.

Shares issued for cash

There was no issuance of common stock for cash during the year ended December 31, 2011.  During the year ended December 31, 2010, there were 1,989,220 shares of common stock issued for $4,154,069 in cash.

Warrants

On July 9, 2010, in connection with the Share Exchange Agreement between the Company and CEH Delaware, the Company issued 314,285 series A warrants to CEH Delaware shareholders. The series A warrants carry an exercise price of $2.19 and a 3-year term. The Company also issued 314,285 series B warrants to CEH Delaware shareholders. The series B warrants carry an exercise price of $2.63 and a 3-year term. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Subscription, the Company issued 497,303 series C warrants with an exercise price of $3.70 and a 3-year term to investors. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Purchase Agreement, the Company issued 497,303series D warrants with an exercise price of $4.75 and a 3-year term to a professional who held warrants with CEH Delaware. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Exchange Agreement between the Company and CEH Delaware, the Company issued 1,000,000 series E warrants with an exercise price of $0.25. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 13, 2010, in connection with the Share Subscription Agreement, the Company issued to Hunter Wise, a placement agent series F(i) warrants to purchase 31,429 shares of Common Stock exercisable for a period of five years at an exercise price of $1.75 per share and series F(ii) warrants to purchase 94,329 shares of Common Stock exercisable for a period of five years at an exercise price of $2.64 per share. In connection with the subscription, the Company issued to American Capital Partners, a placement agent series F(iii) warrants to purchase 104,592 shares of Common Stock exercisable for a period of five years at an exercise price $2.64 per share.

On July 9, 2010, in connection with share issuance, the Company issued 50,000 series G warrants with an exercise price of $2.64 and a 3-year term to a professional firm. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

The Company is not required to register the shares of Common Stock issuable upon exercise of our Series F and Series G warrants at this time and the Company cannot estimate when or whether it will be required to register such shares.

The fair value of the Series C and Series D warrants that were issued as part of the Company’s July 2010 private placements were $393,592 and $113,680, respectively.  The fair value of the Series E and Series F warrants that were issued to the placement agent in July 2010 were $4,119,275 and $435,901, respectively.  The fair value of the Series G warrants that were issued to a professional firm in July 2010 was $87,538.  The total fair value of the warrant issued was $5,149,986, however, all of these warrants were issued to investors in the private placement, the placement agent or a professional firm that performed services directly related to the private placement.  The recording of the value of these warrants had no impact in the financial statements as the entry was to debit and credit additional paid in capital for the value of the warrants of $5,149,986.

Warrants consisted of the following:

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life	Intrinsic value
Outstanding, December 31, 2009	-	-	$-	-	$-
Granted	2,903,526	2,903,526	2.30	3.85	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Outstanding, December 31, 2010	2,903,526	2,903,526	2.30	3.41	-
Granted	-	-	-	-	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Outstanding, December 31, 2011	2,903,526	2,903,526	$2.30	2.41	$230,000

Warrants referred to in the preceding paragraphs do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	December 31, 2011	December 31, 2010
Series A, B, C, D, G
Annual dividend yield	-	-
Expected life (years)	2.00	3.00
Risk-free interest rate	0.30%	0.30%
Expected volatility	12%	12%

	December 31, 2011	December 31, 2010
Series E, F
Annual dividend yield	-	-
Expected life (years)	4.00	5.00
Risk-free interest rate	0.30%	0.30%
Expected volatility	12%	12%

12.	Statutory Reserve Fund

The laws and regulations of the PRC require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund. These statutory reserves represent restricted retained earnings.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended December 31, 2011 and 2010, the Company transferred $1,656,663 and $1,323,542, respectively, to this reserve. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expand production and operations of the Company. No minimum contribution is required and the Company has not made any contribution to this fund. For the years ended December 31, 2011 and 2010, the Company transferred $0 and $0, respectively, to this reserve.

13.	Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes contributions to an employee welfare plan. The total expense for the above plan was $36,419 and $14,869 for the years ended December 31, 2011 and 2010, respectively.

14.	Other Expense

Other expense for the years ended December 31, 2011 and 2010 are as follows:

	For the years ended December 31,
	2011	2010
Other expense:
Financial expense	$(12,122)	$2,908
Other income	-	-
Other expense	(2,137)	(46,510)
Total other expense	$(14,259)	$(43,602)

Other expense for the year ended December 31, 2010 amounted to $14,259. It was mainly consisted of financial expenses.

Other expense for the year ended December 31, 2010 amounted to $43,602. It was mainly consisted of  donation to charities.

15.	Income Tax

The Company is registered in the State of Nevada and has operations in primarily two tax jurisdictions – the People’s Republic of China and the United States. For operation in the US, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2011. Accordingly, the Company has no net deferred tax assets.

Our effective tax rates were approximately 0% and 0% for the years ended December 31, 2011 and 2010, respectively. Currently the local government and central government tax benefit will expire on December 31, 2012 and December 31, 2013, respectively. Our effective tax rate was lower than the U.S. federal statutory rate due to the fact that our operations are carried out in foreign jurisdictions, which are subject to lower income tax rates.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2011 and 2010:

	2011	2010

U.S. Statutory rates	34.00%	34.00%

Foreign income not recognized in USA	(34.00)	(34.00)

China income taxes	25.00	25.00

China income tax exemption	(25.00)	(25.00)

Total provision for income taxes	0.00%	0.00%

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2011 and 2010:

For the years ended December 31
	2011	2010
US current income tax expense (benefit)
Federal	$—	$—
State	$—	$—
PRC current income tax expense (benefit)	$—	$—
Total provision for income tax	$—	$—

United States of America

As of December 31, 2011, the Company in the United States had approximately $1,754,741 in net operating loss carry forwards available to offset future taxable income. Federal net operating losses can generally be carried forward 20 years. The deferred tax assets for the United States entities at December 31, 2011 consists mainly of net operating loss incurred in 2011 and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in the US as of December 31, 2011 and December 31, 2010.

	As of December 31
	2011	2010
Net operation loss carry forward	$(1,754,741)	$(1,318,276)
Total deferred tax assets	579,065	435,031
Less: valuation allowance	(579,065)	(435,031)
Net deferred tax assets	—	—
Change in valuation allowance	$—	$—

People’s Republic of China (PRC)

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. The State Tax Bureau of Lu’An City, Anhui province issued an income tax benefit approval to Guoying on September 2, 2007 providing that Guoying is subject to income tax and VAT benefit treatment of reduced rate of RMB 7,500 tax payment per year (including income tax and VAT) valid from October 1, 2007 until December 31, 2010. The State Tax Bureau of Lu’An City, Anhui province issued an income tax benefit approval to Guoying on December 10, 2011 providing that Guoying is subject to income tax and VAT benefit treatment of reduced rate of RMB 7,500 tax payment per year (including income tax and VAT) valid from December 1, 2011 until December 31, 2013. However, according to the approval, Guoying has option to pay more tax per year at its discretion. Therefore, currently, Guoying is charged at a fixed annual amount of reduced tax rate of no less than RMB7, 500 per year that changes every year to cover all types of taxes including income taxes. The income tax expenses for the years ended December 31, 2011 and 2010 are $1,255 and $4,073, respectively. There were no significant book and tax basis differences.

16.	Concentration of Credit Risks and Uncertainties and Commitments and Contingencies

Credit Risk

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

For the years ended December 31, 2011 and 2010, there is no major customer that individually comprised more than 10% of the Company’s total sales.

There are two major vendor accounting for over 10% of the Company’s total purchases for the year ended December 31, 2011, with Shangdong Huangming Solar Power Sales Co. accounting for 45%, Hefei Ririshun Sales Co. accounting for 10%. The accounts payable balance as of December 31, 2011 for these two vendors was $0. There are three major vendors each accounting for over 10% of the Company’s total purchases for the year ended December 31, 2010, with Shangdong Huangming Solar Power Sales Co. accounting for 43%, Jiangsu Huayang Solar Power Sales Co. accounting for 17%, and Yangzhou Huiyin Ltd. accounting for12%. The accounts payable balance as of December 31, 2010 for these three vendors was $0.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

Contingency

The Company is in litigation with its prior attorney, who commenced an action against the company in the Supreme Court of the State of New York County of New York on February 2011 for approximately $145,308.14 plus accrued interest for legal services provided to China Financial Services, a financial advisory firm, on behalf of the Company. The Company intends to contest this action and believes that there are defenses available to the Company. This amount has been accrued as of December 31, 2011 and is included in accrued expenses.

In connection with our private placement in July and August 2010, we entered into a Subscription Agreement with the investors which sets forth the rights of the investors to have the registrable shares registered with the SEC for public resale.  Pursuant to the registration rights provisions, we agreed to file the registration statement pursuant to the Subscription Agreement to be declared effective by the Securities and Exchange Commission (the “Commission”) by the date (the “Required Effectiveness Date”)  which is not later than the earlier of (x) one hundred eighty (180) calendar days after the final closing date of the Offerings dated July 9, 2010, or (y) ten (10) business days after oral or written notice to the Company or its counsel from the Commission that it may be declared effective.  The registration statement has not been declared effective before the Required Effectiveness Date (the “Required Effectiveness Failure”). As liquidated damages (“Liquidated Damages”), the Company shall deliver to the Subscribers, as on a pro-rata basis an amount equal to one-half percent (0.5%) of the aggregate Issue Price of the Purchased Securities owned of record by such Subscribers on the first business day after the Non-Registration Event and for each subsequent thirty (30) day period. The maximum aggregate Liquidated Damages payable to the Subscriber under this Agreement shall be five percent (5%) of the aggregate Issue Price paid by the Subscribers. The registration statement was not declared effective by Required Effectiveness Date, as such an Effectiveness Failure occurred and the Company made an estimate of the probable amount it would pay in damages and accrued $262,500.

As of June 30, 2012, The Company has made payment of Liquidated Damages in amount of $131,250 in four installments. The Company entered into an Amended and Restated Settlement Agreement with investor representatives and certain investors dated July 18, 2012, wherein it agrees to pay additional $131,250 by August 31, 2012. In consideration of full payment of liquidated damages, the investors forever releases and discharges the Company, its shareholders, subsidiaries, affiliates, successors, and assigns (collectively, the "Releasees") from any and all claims, demands, causes of action, and liabilities of any kind whatsoever arising out of or in connection with the Subscription Agreements and Share Exchange Agreement, and the failure of the Company to perform any of its obligations thereunder up to the execution date of the Amended Settlement Agreement. In particular, the investors agreed to waive their rights to claim any more liquidated damages and declare any future Event of Default under Section 7(o) “Further Registration Statements”, Section 7(r) “Uplisting” and Section 9(d) “Non-Registration Events” of their Subscription Agreements.

Further, pursuant to Section 7(d) of the Subscription Agreement, the Company has right to terminate or suspend registration statement or its reporting and filing obligations, unless relevant securities laws and regulations provide otherwise, until the later to occur of (i) two (2) years after the Final Closing Date by August 2012, or (ii) the Purchased Securities can be resold or transferred by the Subscribers pursuant to Rule 144(b)(1)(i) since August 2011.

Operating Leases

The Company leases various facilities under operating leases that terminate on various dates.

The Company incurred rent expenses of $143,743 and $55,308 for the years ended December 31, 2011 and 2010 respectively.

The lease expenses for the next five years are estimated to be as follows:

2012	$156,808
2013	133,615
2014	40,176
2015	12,276
2016	12,276
Thereafter	8,184
Total	$363,335

Obligations for Land Use Rights

The Company entered into a Land Use Right Purchase Agreement on October 28, 2010 and a supplemental Deposit Agreement on December 28, 2010 with the management committee of Pingqiao Industrial Park (the “Pingqiao Committee”), under which the Pingqiao Committee granted the Company a land use right for 164,983 square meters (approximately 300 Chinese acres) where our LED manufacturing facility will be built.  120 Chinese acres of this land is for commercial use and 180 Chinese acres of this land is for industrial use. The Company paid RMB 100 million (approximately $15.74 million) of the purchase price as of December 31, 2010. The Company is not obligated to pay the remaining $3.7 million until it receives the land use right certificate issued by relevant PRC government pursuant to the Land Use Right Purchase Agreement. The Company believes that if the land use right certificate is not granted to the Company by the local government, the Company will get a refund of the retainer from Pingqiao Committee pursuant to its contractual rights.

17.	China Electronics Holdings, Inc (Parent Company)

Under PRC regulations, the Company’s operating subsidiary, Guoying, may pay dividends only out of its accumulated profits, if any, determined in accordance with the accounting standards and regulations prevailing in the PRC (“PRC GAAP”). In addition, Guoying is required to set aside at least 10% of its accumulated profits each year, if any, to fund the statutory general reserve until the balance of the reserve reaches 50% of its registered capital. The amount in excess of 10% of income tax to be contributed to the statutory general reserve is at Guoying’s discretion. The statutory general reserve is not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses, if any, and may be converted into share capital by the issue of new shares to shareholders in proportion to their existing shareholdings, or by increasing the par value of the shares currently held by them, provided that the reserve balance after such issue is not less than 25% of the registered capital. Further, Guoying is also required to allocate 5% of the profit after tax, determined in accordance with PRC GAAP, to the statutory public welfare fund which is restricted to be used for capital expenditures for staff welfare facilities owned by the Company. The statutory public welfare fund is not available for distribution to equity owners (except in liquidation) and may not be transferred in the form of loans, advances, or cash dividends. As of December 31, 2011, an aggregate amount of $3,958,981 has been appropriated from retained earnings and set aside for statutory general reserve and public welfare fund, by Guoying.

As of December 31, 2011, the amount of restricted net assets of Guoying, which may not be transferred to the Company in the form of loans, advances or cash dividends by the subsidiaries without the consent of a third party, was approximately 7.43% of the Company’s consolidated net assets as discussed above. In addition, the current foreign exchange control policies applicable in the PRC also restrict the transfer of assets or dividends outside the PRC.

The following presents condensed unaudited unconsolidated financial information of the Parent Company only.

Condensed unaudited Balance Sheet as of December 31, 2011 and 2010

	2011	2010
Current assets	$3,339,253	$3,775,718

Current liabilities	$143,000	$143,000
Total stockholders' equity	3,196,253	3,632,718
Total liabilities and shareholders’ equity	$3,339,253	$3,775,718

Condensed unaudited Statements of Operations (For the years ended December 31, 2011 and 2010)

	2011	2010
Revenues	$-	$-
General and administrative expenses	436,465	521,351
Loss before equity in undistributed earnings of subsidiaries	(436,465)	(521,351)
Equity in earnings of subsidiaries	18,622,270	12,301,398
Net income (loss)	$18,185,805	$11,780,047

Condensed unaudited Statement of Cash Flows (For the year ended December 31, 2011 and 2010)

	2011	2010
Net Income (loss)	$16,130,370	$13,235,416
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Equity in earnings of subsidiaries	(16,566,631)	(13,756,767)
Changes in operating liabilities and assets:
Trade accounts payable	-	(3,638,309)
Other receivable	226,896	-
Other payable	150,758	-
Net cash provided by (used in) operating activities	-	(4,154,069)

Cash flows from financing activities
Share issued for cash	-	4,154,069
Net cash provided by financing activities	-	4,154,069

Effect of rate changes on cash	-	-

Increase in cash and cash equivalents	-	(5,591)
Cash and cash equivalents, beginning of period	-	5,591
Cash and cash equivalents, end of period	$-	$-

18.	Restatement Earnings per Share Computation 2010

The Company concluded that the previously issued financial statements contained in the Company’s annual Report on Form 10-K for the year ended December 31, 2010 should not be relied upon due to a computational error in the weighted average share calculation.  This error resulted in an increase to the weighted averages shares outstanding and a corresponding decrease in earnings per share.

	December 31, 2010 As Reported	December 31, 2010 As Restated
Earnings per share – basic	$1.23	$0.85
Earnings per share – diluted	$1.09	$0.77
Basic weighted average shares outstanding	10,717,191	15,619,644
Diluted weighted average share outstanding	12,184,288	17,087,383

The results of the aforementioned error has no impact on revenues, net income or total cash flows, nor do these revisions have an impact on equity.

19.	Segment information

ASC 280 requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During 2011 and 2010, the Company was organized into three main business segments: (1) Exclusive franchise stores, (2) Non-exclusive franchise stores, and (3) Company owned stores. The following table presents a summary of operating information and certain year-end balance sheet information as of December 31, 2011 and 2010, respectively.

	December 31
	2011	2010
Revenues from unaffiliated customers:
Exclusive franchise stores	$47,221,802 -	$41,106,879
Non-exclusive stores	47,172,272	48,576,322
Company owned stores	9,821,329	24,488,245
Consolidated	$104,215,403	$114,171,446
Gross Profit:
Exclusive franchise stores	$6,865,503	$7,924,374
Non-exclusive stores	7,121,130	11,522,367
Company owned stores	1,705,341	9,131,625
Consolidated	$15,691,974	28,578,366

Identifiable assets:
Exclusive franchise stores	$-	$-
Non-exclusive stores	-	-
Company owned stores	-	-
Corporate	58,295,145	37,749,874
Consolidated	$58,295,145	$37,749,874
Depreciation and amortization:
Exclusive franchise stores	$-	$-
Non-exclusive stores	-	-
Company owned stores	-	-
Corporate	1,173,368	10,409
Consolidated	$1,173,368	$10,409
Capital expenditures:
Exclusive franchise stores	$-	$--
Non-exclusive stores	-	-
Company owned stores	-	-
Corporate	7,056,124	20,921,688
Consolidated	$7,056,124	$20,921,688

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration fee	$1,711
Accountants’ fees and expenses	$10,000
Legal fees and expenses	$363,109
Blue Sky fees and expenses	$5,000
Transfer Agent’s fees and expenses	$1,000
Total Expenses	$380,820

All expenses are estimated except for the Securities and Exchange Commission fee. None of the expenses from the offering will be borne by the selling stockholders.

Item 14.  Indemnification of Directors and Officers.

Nevada law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation.

Our By-laws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred in defending a civil or criminal action, suit or proceeding. The indemnification must be paid by us as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the By-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 Item 15.  Recent Sales of Unregistered Securities.

On July 15, 2010, we consummated a Share Exchange Agreement with 10 stockholders and warrant holders of CEH Delaware (the “CEH Stockholders”) (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, the CEH Stockholders transferred to us 100% of the outstanding shares of common stock of CEH Delaware and 100% of the warrants to purchase shares of common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock (including 13,665,902 shares of common stock issued pursuant to the Share Exchange Agreement dated July 22, 2010, and 120,000 shares of common stock issued to consultants related to their professional services) and warrants to purchase an aggregate of  1,628,572  shares of our Common Stock.  CEH Delaware’s outstanding Series A warrants were exchanged on a one-for-one basis for Series A warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.19 per share.  CEH Delaware’s outstanding Series B warrants were exchanged on a one-for-one basis for Series B warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.63 per share.  CEH Delaware’s outstanding $1.00 warrants were exchanged on a one-for-one basis for Series E warrants of the Company to purchase an aggregate of 1,000,000 shares of Common Stock, with an exercise price of $0.25 per share.

The shares of our Common Stock and warrants to purchase our Common Stock were issued in accordance with a safe harbor from the registration requirements of the Securities Act under Regulation S thereunder because they were issued to investors who were not U.S. Persons and the sale occurred outside of the U.S. or were issued pursuant to an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act because all of the persons acquiring the securities were accredited investors and the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such transaction was filed with the Commission.

On July 15, 2010, July 26, 2010 and August 17, 2010, we also consummated Private Placements made pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”) with 105 of the Selling Stockholders, pursuant to which we sold units (the “Units”) to such Selling Stockholders.  Each Unit consists of four shares of our Common Stock, a warrant to purchase one share of Common Stock at an exercise price of $3.70 per share (a “Series C Warrant”) and a warrant  to purchase one share of Common Stock at an exercise price of $4.75 per share (a “Series D Warrant”).  The aggregate gross proceeds for the sale of the Units was $5,251,548 and in such private placements, an aggregate of (a) 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 497,303shares of our Common Stock and (c) Series D Warrants to purchase an aggregate of 497,303shares of our Common Stock was sold.

The shares of Common Stock, Series C Warrants and Series D Warrants were either issued in accordance with (i) a safe harbor from the registration requirements of the Securities Act under Regulation S because they were purchased by investors who were not U.S. Persons and the sale occurred outside of the U.S. or (ii) an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act.  Such exemption was available because all of the investors were accredited investors, the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such offering was filed with the Commission.

On August 17, 2010, in connection with the Private Placement, we issued to Hunter Wise Financial Group, LLC Series F warrants to purchase 31,429 shares of Common Stock at an exercise price of $1.75 per share and Series F warrants to purchase 94,329 shares of Common Stock at an exercise price of $2.64 per share. On August 17, 2010 in connection with the Private Placement, we issued to American Capital Partners Series F warrants to purchase 104,592 shares of Common Stock at an exercise price of $2.64 per share.  On July 9, 2010, the Company issued Series G warrants to purchase 50,000 shares of Common Stock with an exercise price of $2.64 to Guzov Ofsink, LLC, the Company’s prior counsel.  The Series F warrants were issued pursuant to the terms of advisory agreements between the Company and the placement agents.

 The Series F warrants and Series G warrants were either issued in accordance with (i) a safe harbor from the registration requirements of the Securities Act under Regulation S because they were purchased by investors who were not U.S. Persons and the sale occurred outside of the U.S. or (ii) an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act.  Such exemption was available because all of the investors were accredited investors, the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such offering was filed with the Commission.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial   bona fide   offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue ;

(5)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lu’an, PRC on this 10th day of August 14, 2012.

CHINA ELECTRONICS HOLDINGS, INC.

By:	/s/ Hailong Liu
Hailong Liu
Chief Executive Officer (Principal Executive
Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Hailong Liu	August 14, 2012

Hailong Liu
Chief Executive Officer, Chairman, Chief Financial
Officer and Director
(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)

/s/ Haibo Liu	August 14, 2012

Haibo Liu, Vice President and Director

Exhibit Index

Number	Description

2.1 2.2
Share Exchange Agreement by and among China Electronics Holdings, Inc. (formerly, Buyonate, Inc.), China Electronic Holdings, Inc. and the CEH Stockholders dated as of July 9, 2010. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on July 22, 2010 (the “July 2010 8-K”).

Share Transfer Agreement between Guoying Shareholders and CEH Delaware.

3.1	Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-152535) filed on July 25, 2008 (the “2008 S-1”).

3.2	By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the 2008 S-1.

3.3	Amendment to the Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on August 9, 2010.

4.1
Subscription Agreement between among China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) and certain investors, dated as of July 9, 2010. Incorporated by reference to Exhibit 4.1 to the July 2010 8-K.

4.2	Form of Warrant of China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) issued on July 15, 2010. Incorporated by reference to Exhibit 4.2 to the July 2010 8-K.

4.3	Chairman Lock-up Agreement between China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) and Hailong Liu, dated July 9, 2010. Incorporated by reference to Exhibit 4.3 to the July 2010 8-K.

4.4 4.5 4.6
Specimen of Common Stock certificate.  Incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1 (File No. 333-169968) filed on October 15, 2010.

Securities Purchase Agreement between CEH Delaware and a bridge investor dated January 30, 2008;

Securities Purchase Agreement between CEH Delaware and bridge investors dated January 5, 2010;

5.1	Opinion of Eaton & Van Winkle LLP.*

10.1	Call Option Agreement between Sherry Li and Hailong Liu, dated as July 9, 2010. Incorporated by reference to Exhibit 10.1 to the July 2010 8-K.

10.2	Voting Trust Agreement between Sherry Li and Hailong Liu, dated as July 9, 2010. Incorporated by reference to Exhibit 10.2 to the July 2010 8-K.

10.3	OEM Agreement between Lu’an Guoying Electronic Sales Co., Ltd. and Shanghai Pengbai Electronic Co., Ltd., dated July 2, 2010.

10.4	Loan Agreement between Lu’an Guoying Electronic Sales Co., Ltd. and Shanghai Pengbai Electronic Co., Ltd., dated October 2, 2006.

10.5
Investment Agreement between the Management Committee of Ping Bridge Industrial Park and Lu'an Guoying Electronic Sales Co., Ltd., dated October 28, 2010, and supplemental agreement, dated December 28, 2010.

23.1	Consent of Kabani & Company, Inc. *

23.2	Consent of Eaton & Van Winkle (contained in Exhibit 5.1)

*Filed herewith
**To be filed by subsequent amendment